INFORMATION  STATEMENT



                               DELTA APPAREL, INC.

                                  COMMON STOCK


     This document relates to the distribution (which this document refers to as the Delta Apparel distribution) of 100% of the common stock of Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel), by Delta Woodside Industries, Inc., a South Carolina corporation (which this document refers to as Delta Woodside). Delta Woodside will make the Delta Apparel distribution to record holders of Delta Woodside common stock as of February __, 2000 (which this document refers to as the Delta Apparel record date). In the Delta Apparel distribution, those Delta Woodside stockholders will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that they hold on that date. If you are a record holder of Delta Woodside common stock on February __, 2000, you will receive your Delta Apparel common shares automatically. You do not need to take any further action. Currently, Delta Apparel expects the Delta Apparel distribution to occur on or about March __, 2000.

                            ------------------------

     Before the Delta Apparel distribution, Delta Apparel will apply to The American Stock Exchange to approve shares of Delta Apparel's common stock for listing, subject to official notice of issuance. If this application is not approved, Delta Apparel expects that the Delta Apparel shares will trade in the over-the-counter market.

                            ------------------------

     YOU SHOULD CAREFULLY REVIEW THIS ENTIRE DOCUMENT. IN REVIEWING THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING DELTA APPAREL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF ITS COMMON STOCK THAT THIS DOCUMENT DESCRIBES IN DETAIL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 15.

                            ------------------------

     STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE DELTA APPAREL DISTRIBUTION OR ANY OF THE OTHER TRANSACTIONS THAT THIS DOCUMENT DESCRIBES. DELTA APPAREL IS
NOT  ASKING  YOU  FOR  A  PROXY  AND  REQUESTS  THAT  YOU  NOT  SEND  ONE TO IT.

     This document is not an offer to sell or solicitation of an offer to buy any securities.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this document is February __,2000, and Delta Apparel first mailed this document to stockholders on February __, 2000.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

QUESTIONS  AND  ANSWERS  ABOUT  THE  DELTA  APPAREL  DISTRIBUTION              3

SUMMARY                                                                        8

RISK  FACTORS                                                                 15

THE  DELTA  APPAREL  DISTRIBUTION                                             23

TRADING  MARKET                                                               34

RELATIONSHIPS  AMONG  DELTA  APPAREL,  DELTA  WOODSIDE  AND  DUCK  HEAD       35

CAPITALIZATION                                                                41

UNAUDITED  PRO  FORMA  COMBINED  FINANCIAL  STATEMENTS                        42

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION
 AND  RESULTS  OF  OPERATIONS                                                 48

BUSINESS  OF  DELTA  APPAREL                                                  55

MANAGEMENT  OF  DELTA  APPAREL                                                60

SECURITY  OWNERSHIP  OF  SIGNIFICANT  BENEFICIAL  OWNERS  AND
 MANAGEMENT                                                                   70

INTERESTS  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS  IN  THE
 DELTA  APPAREL  DISTRIBUTION                                                 76

DESCRIPTION  OF  DELTA  APPAREL  CAPITAL  STOCK                               80

2000  ANNUAL  MEETING  OF  DELTA  APPAREL  STOCKHOLDERS                       89

FORWARD-LOOKING  STATEMENTS  MAY  NOT  BE  ACCURATE                           89

INDEPENDENT  AUDITORS                                                         90

ADDITIONAL  INFORMATION                                                       90

INDEX  TO  FINANCIAL  STATEMENTS                                              91

REPORT  OF  INDEPENDENT  AUDITORS                                            F-1

AUDITED COMBINED FINANCIAL STATEMENTS FOR DELTA APPAREL'S THREE MOST
 RECENT  FISCAL  YEARS                                                       F-2

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS FOR DELTA APPAREL'S
 MOST  RECENTLY  ENDED  FISCAL  QUARTER                                     F-16


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
           QUESTIONS AND ANSWERS ABOUT THE DELTA APPAREL DISTRIBUTION

     The following questions and answers highlight important information about the Delta Apparel distribution. For a more complete description of the terms of the Delta Apparel distribution, please read this entire document and the other materials to which it refers.

     Q: WHAT WILL HAPPEN IN THE DELTA APPAREL DISTRIBUTION AND RELATED TRANSACTIONS?

     A: Delta Woodside is separating the two apparel businesses (the Delta Apparel Company division and the Duck Head Apparel Company division) conducted by its wholly-owned subsidiary, Duck Head Apparel Company, Inc., a Tennessee corporation, from each other and from the textile fabric business (which this document refers to as Delta Mills Marketing Company) conducted by its wholly-owned subsidiary, Delta Mills, Inc., a Delaware corporation (which this document refers to as Delta Mills). It will accomplish this as follows:

          - Delta Woodside has created two new wholly-owned corporations, Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel), and Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck Head).

          - The Delta Apparel Company business, and associated assets and liabilities, will be transferred to Delta Apparel, and the Duck Head Apparel Company business, and associated assets and liabilities, will be transferred to Duck Head.

          - Delta Woodside will simultaneously distribute all the common stock of Delta Apparel (which this document refers to as the Delta Apparel distribution) and all the common stock of Duck Head (which this document refers to as the Duck Head distribution) to the Delta Woodside stockholders of record as of February __, 2000. (This document refers to this record date for the Delta Apparel distribution as the Delta Apparel record date, and this record date for the Duck Head distribution as the Duck Head record date).

          Upon completion of these two distributions, you will own shares in three separately traded public companies, Delta Woodside Industries, Inc., Delta Apparel, Inc. and Duck Head Apparel Company, Inc.

     Q:   WHAT WILL I RECEIVE IN THE DELTA APPAREL DISTRIBUTION?

     A: You will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own of record on February __, 2000, the Delta Apparel record date. Simultaneously with the Delta Apparel distribution, you will receive in the Duck Head distribution one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own of record on February __, 2000, the Duck Head record date. After the Delta Apparel distribution, you will also continue to own the shares of Delta Woodside common stock that you owned immediately before the Delta Apparel distribution.


     Q:   WILL I BE TAXED AS A RESULT OF THE DELTA APPAREL DISTRIBUTION?

     A: Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Delta Apparel distribution or the Duck Head distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts


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
          then known to it, and advise all of its stockholders who receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution whether or not in Delta Woodside's opinion the Delta Apparel distribution and the Duck Head distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

          Accordingly, each Delta Woodside stockholder as of the record date for the Delta Apparel distribution and the Duck Head distribution may recognize dividend income and possibly capital gain on the Delta Apparel distribution and the Duck Head distribution, all to the extent described in "The Delta Apparel Distribution - Material Federal Income Tax Consequences".

     Q: WHAT WILL DELTA APPAREL'S BUSINESS BE AFTER THE DELTA APPAREL DISTRIBUTION?

     A: After the Delta Apparel distribution, Delta Apparel will continue its business of being a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods, and selling these products to distributors, screen printers and private label accounts. See information under the heading "Business of Delta Apparel".

     Q: WHAT WILL DELTA WOODSIDE'S AND DUCK HEAD'S RESPECTIVE BUSINESSES BE AFTER THE DELTA APPAREL DISTRIBUTION?

     A: After the Delta Apparel distribution, Delta Woodside will own all of the outstanding stock of Delta Mills, whose sole business is the manufacture and sale, through Delta Mills Marketing Company, of a broad range of finished apparel fabrics primarily to branded apparel manufacturers and resellers, and private label apparel manufacturers. After the Delta Apparel distribution and the Duck Head distribution, Delta Woodside will have no operating business other than Delta Mills Marketing Company.

          Duck Head's business is designing, sourcing, producing, marketing and distributing boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label.

     Q:   WHAT DO I HAVE TO DO TO PARTICIPATE IN THE DELTA APPAREL DISTRIBUTION?

     A: Nothing. No proxy or vote is necessary for the Delta Apparel distribution, the Duck Head distribution or the other transactions described in this document to occur. You do not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Delta Apparel common stock in the Delta Apparel distribution. Similarly, you will not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Duck Head common stock in the Duck Head distribution.

     Q:   HOW WILL DELTA WOODSIDE DISTRIBUTE DELTA APPAREL COMMON STOCK TO ME?

     A: If you are a record holder of Delta Woodside common stock as of the close of business on the Delta Apparel record date, Delta Woodside's distribution agent will automatically send to you a stock certificate for the number of whole shares of Delta Apparel common stock to which you are entitled. This stock certificate will be mailed to you on or around March __, 2000.


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
     Q: WHAT IF I HOLD MY SHARES OF DELTA WOODSIDE COMMON STOCK THROUGH MY STOCKBROKER, BANK OR OTHER NOMINEE?

     A: If you hold your shares of Delta Woodside common stock through your stockbroker, bank or other nominee, you are probably not a registered stockholder of record and your receipt of Delta Apparel common stock depends on your arrangements with the stockbroker, bank or nominee that holds your shares of Delta Woodside common stock for you. Delta Apparel anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about March __, 2000, but you should confirm that with your stockbroker, bank or other nominee.

               After the Delta Apparel distribution, you may instruct your stockbroker, bank or other nominee to transfer your shares of Delta Apparel common stock into your own name.

          Q:   WHAT ABOUT FRACTIONAL SHARES?

          A: If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Delta Apparel common stock that you are entitled to receive in the Delta Apparel distribution, and your account with Delta Woodside's distribution agent will be credited with any fractional share of Delta Apparel common stock that you would otherwise be entitled to receive in the Delta Apparel distribution. Promptly after the Delta Apparel distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions).

               If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Delta
               Apparel common stock. Promptly after the Delta Apparel distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive.

               No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for the fractional shares of Delta Apparel common stock.

          Q: ON WHICH EXCHANGE WILL SHARES OF DELTA APPAREL COMMON STOCK TRADE IMMEDIATELY AFTER THE DELTA APPAREL DISTRIBUTION?

          A: Before the Delta Apparel distribution, Delta Apparel will apply to The American Stock Exchange to approve shares of Delta Apparel's common stock for listing, subject to official notice of issuance. If this application is not approved, Delta Apparel expects that the Delta Apparel shares will trade in the over-the-counter market.

          Q:   WHEN WILL I BE ABLE TO BUY AND SELL DELTA APPAREL COMMON SHARES?

          A: Regular trading in Delta Apparel common stock is expected to begin on or about March, 2000. Delta Apparel expects, however, that "when-issued" trading for Delta Apparel common stock will develop before the Delta Apparel distribution date, which is expected to be on or about March__, 2000.

               "When-issued" trading means that you may trade shares of Delta Apparel common stock before the Delta Apparel distribution date. "When-issued" trading reflects the value at which the market expects the shares of Delta Apparel common stock to trade after the Delta Apparel distribution. If "when-issued" trading develops


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
               in shares of Delta Apparel common stock, you may buy and sell those shares before the Delta Apparel distribution date. None of these trades, however, will settle until after the Delta Apparel distribution date, when regular trading in Delta Apparel common stock has begun. If the Delta Apparel distribution does not occur, all "when-issued" trading will be null and void.

          Q: WHAT WILL HAPPEN TO THE LISTING OF DELTA WOODSIDE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AFTER THE DELTA APPAREL DISTRIBUTION?

          A: Delta Woodside expects that, following the Delta Apparel distribution, The New York Stock Exchange will continue to list the Delta Woodside common stock under the symbol "DLW". You will not receive new share certificates for Delta Woodside common stock, nor will the Delta Apparel distribution change the number of shares of Delta Woodside common stock that you own.

          Q: HOW WILL I BE ABLE TO BUY AND SELL DELTA WOODSIDE COMMON STOCK BEFORE THE DELTA APPAREL DISTRIBUTION DATE?

          A: Delta Woodside has advised Delta Apparel that it expects that its common stock will continue to trade on the New York Stock Exchange on a regular basis through the Delta Apparel distribution date under the current symbol "DLW". Any shares of Delta Woodside common stock sold on a regular basis in the period between the date that is two days before the Delta Apparel record date and the Delta Apparel distribution date (i.e., between February __ and March __, 2000) will be accompanied by an attached "due bill" representing Delta Apparel common stock to be distributed in the Delta Apparel distribution.

               Additionally, Delta Woodside has advised Delta Apparel that it expects that "ex-distribution" trading for Delta Woodside common stock will develop before the Delta Apparel distribution date and the Duck Head distribution date. "Ex-distribution" trading means that you may trade shares of Delta Woodside common stock before the completion of the Delta Apparel distribution and the Duck Head distribution, but on a basis that reflects the value at which the market expects the shares of Delta Woodside common stock to trade after the Delta Apparel distribution and the Duck Head distribution.

               If "ex-distribution" trading develops in shares of Delta Woodside common stock, you may buy and sell those shares before the Delta Apparel distribution date and the Duck Head distribution date on The New York Stock Exchange under the symbol "DLWwi". None of these trades, however, will settle until after the Delta Apparel distribution date and the Duck Head distribution date, when regular trading in Delta Woodside common stock has begun. If the Delta Apparel distribution does not occur or the Duck Head distribution does not occur, all "ex-distribution" trading will be null and void.

          Q: WHAT WILL BE THE RELATIONSHIP BETWEEN DELTA APPAREL, DELTA WOODSIDE AND DUCK HEAD AFTER THE DELTA APPAREL DISTRIBUTION?

          A: Delta Apparel, Delta Woodside and Duck Head will be independent, separate, publicly owned companies. After the Delta Apparel distribution, Delta Woodside will not own any of Delta Apparel's common stock. Seven of Delta Apparel's initial directors will also be Delta Woodside directors after the Delta Apparel


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
               distribution. Seven of Delta Apparel's initial directors will also be Duck Head directors after the Delta Apparel distribution. In connection with the Delta Apparel distribution, Delta Woodside, Delta Apparel and Duck Head are entering into agreements to govern their relationship after the Delta Apparel distribution and after the Duck Head distribution. This document describes these agreements and ongoing relationships in detail on pages 35-40.

     Q:   WHOM   SHOULD  I  CALL  WITH   QUESTIONS   ABOUT  THE  DELTA   APPAREL
          DISTRIBUTION?

          A: If you have questions about the Delta Apparel distribution or the related transactions or if you would like additional copies of this document or any other materials to which this document refers, you should contact:

                                   David  R.  Palmer
                                   Controller
                                   Delta  Woodside  Industries,  Inc.
                                   233  N.  Main  Street
                                   Greenville,  SC  29601
                                   Telephone  No.:  (864)232-8301


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
                                     SUMMARY

     The following is a brief summary of the matters that this document addresses. This summary does not contain all of the information that is important to you as a recipient of Delta Apparel shares. For a more complete description of the Delta Apparel distribution and related transactions, you should read this entire document and the other materials to which it refers.

DELTA  APPAREL

          Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30680 (telephone number: 770-806-6800). Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods. Approximately 95% of Delta Apparel's production is of T-shirts. Delta Apparel specializes in selling to the imprinted knit apparel marketplace products such as blank t-shirts, golf shirts and tank tops. Delta Apparel sells its products to distributors, screen printers and private label accounts. Delta Apparel has operations in 4 states and Honduras, and at November 4, 1999 had approximately 1,950 employees.

THE  DELTA  APPAREL  DISTRIBUTION

     The following is a brief summary of the principal terms of the Delta Apparel distribution.

     DISTRIBUTING COMPANY

                    Delta Woodside Industries, Inc. Before the Delta Apparel distribution, the Delta Woodside common stock trades on The New York Stock Exchange under the symbol "DLW". After the Delta Apparel distribution, Delta Woodside's common stock will continue to trade under the symbol "DLW" and Delta Woodside will not own any shares of Delta Apparel common stock.

     PRIMARY  PURPOSES  OF
     THE  DELTA  APPAREL DISTRIBUTION

                    The board of directors and management of Delta Woodside have concluded that separating the Delta Apparel and Duck Head businesses from the Delta Mills Marketing Company business by means of the distribution of shares of Delta Apparel common stock to Delta Woodside stockholders, and the simultaneous distribution of shares of Duck Head common stock to Delta Woodside stockholders is in the best interests of Delta Woodside, Delta Apparel, Duck Head and the Delta Woodside stockholders. The Delta Woodside board of directors and management believe that this separation will further the following objectives, among others, and thereby enhance stockholder value:

                    (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

                    (b)  Permit the  elimination of certain  existing  corporate


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
                         overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

                    (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

                    (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

                    (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

                    (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

                    (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     SECURITIES  TO BE DISTRIBUTED

                    All of the outstanding shares of Delta Apparel common stock will be distributed to Delta Woodside stockholders of record as of February __, 2000. Based on the number of shares of Delta Woodside common stock outstanding as of January __ 2000 and the Delta Apparel distribution ratio of one Delta Apparel common share for every ten Delta Woodside common shares, Delta Woodside will distribute approximately 2,386,000 shares of Delta Apparel common stock to Delta Woodside stockholders. After the Delta Apparel distribution, Delta Apparel will have approximately 2,500 stockholders of record.

     DELTA  APPAREL  DISTRIBUTION  RATIO

                    You will receive one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own as of the close of business on February __, 2000.

     DELTA  APPAREL RECORD DATE

                    February __, 2000 (5:00 p.m., Eastern time).


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
     DELTA  APPAREL  DISTRIBUTION  DATE

                    March __, 2000 (4:59 p.m., Eastern time). On the Delta Apparel distribution date, Delta Woodside's distribution agent will credit the shares of Delta Apparel common stock that you will receive in the Delta Apparel distribution to your account or to the account of your stockbroker, bank or other nominee if you are not a registered stockholder of record.

     DISTRIBUTION  AGENT

                    Before the Delta Apparel distribution date, Delta Woodside will appoint First Union National Bank, Delta Woodside's transfer agent, as its distribution agent for the Delta Apparel distribution.

     TRADING  MARKET

                    Because Delta Apparel has been a wholly-owned subsidiary of Delta Woodside, there has been no trading market for Delta Apparel common stock. Before the Delta Apparel distribution, Delta Apparel will apply to The American Stock Exchange to approve shares of Delta Apparel's common stock for listing, subject to official notice of issuance. If this application is not approved, Delta Apparel expects that the Delta Apparel shares will trade in the over-the-counter market. Delta Apparel expects that a "when-issued" trading market will develop before the Delta Apparel distribution date.

     MATERIAL  FEDERAL  INCOME  TAX
     CONSEQUENCES

                    Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Delta Apparel distribution or the Duck Head distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution whether or not in Delta Woodside's opinion the Delta Apparel distribution and the Duck Head distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

                    Accordingly, each Delta Woodside stockholder as of the record date for the Delta Apparel distribution and the Duck Head distribution may recognize dividend income and possibly capital gain on the Delta Apparel distribution and the Duck Head distribution, all to the extent described in "The Delta Apparel Distribution - Material Federal Income Tax Consequences".

     RISK FACTORS

                    You should carefully consider the matters discussed under the section of this document entitled "Risk Factors".

     FRACTIONAL SHARE TREATMENT

                    If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Delta Apparel common stock that you are entitled to receive in the Delta Apparel distribution, and your account with Delta Woodside's distribution agent will be credited with any fractional share of Delta Apparel common stock that you would otherwise be entitled to receive in the Delta Apparel distribution. Promptly after the Delta Apparel distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions). If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Delta Apparel common stock. Promptly after the Delta Apparel distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive. No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for the fractional shares of Delta Apparel common stock.

     RELATIONSHIP  WITH  DELTA  WOODSIDE
     AND  DUCK  HEAD  AFTER  THE
     DELTA  APPAREL  DISTRIBUTION

                    Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head dated as of January __, 2000. Delta Apparel will also enter into a tax sharing agreement with Delta Woodside and Duck Head on or before the Delta Apparel distribution date. These are described on pages 35 to 40 of this document.

SELECTED  HISTORICAL  FINANCIAL  DATA

     The selected financial data of Delta Apparel set forth below should be read in conjunction with Delta Apparel's combined financial statements, including the notes to those statements, which are at pages F-1 to F-19 of this document, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which begins on page 48 of this document. The combined financial statements of Delta Apparel include the operations and accounts of the Delta Apparel Company division, which consists of operations and accounts included in various subsidiaries of Delta Woodside, and from April 1998 the operations and net assets of the Rainsford Yarn Mill, operational control of which was transferred to the Delta Apparel Company division as of that date. The combined statement of operations data for the years ended July 1, 1995 and June 29, 1996, and the combined balance sheet data as of July 1, 1995, June 29, 1996 and June 28, 1997, are derived from unaudited combined financial statements not included in this document. The combined statement of operations data for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, and the combined balance sheet data as of June 27, 1998 and July 3, 1999, are derived from, and are qualified by reference to, Delta Apparel's audited combined financial statements included elsewhere in this document. The financial information as of October 2, 1999 and September 26, 1998 and for the three months ended October 2, 1999 and September 26, 1998 has been derived from Delta Apparel's unaudited financial information. Delta Apparel did not operate as a stand alone company for any of the periods presented. In the opinion of management, the unaudited financial information has been prepared on a basis consistent with the annual audited combined financial statements that appear elsewhere in this document, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for those unaudited periods. Historical results are not necessarily indicative of results to be expected in the future.

SELECTED  FINANCIAL  DATA

                                                                Fiscal Year Ended                          Three Months Ended
                                      ---------------------------------------------------------------  --------------------------
                                          July 3,         June 27,     June 28,   June 29,   July 1,   October 2,   September 26,
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------
                                           1999             1998         1997       1996       1995       1999          1998
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------
STATEMENT OF                                                     (In thousands)                            (In thousands)
OPERATIONS
DATA:

Net Sales                             $      106,779         107,967    112,593    124,601   104,257       28,659         25,131
Cost of goods sold                          (101,125)       (103,867)  (109,334)  (108,660)  (85,927)     (24,966)       (21,028)
Selling, general and
administrative                               (13,720)        (13,956)    (9,530)   (10,945)  (10,974)      (1,905)        (3,334)
expenses
Impairment charges                            (1,415)         (7,459)         -     (2,393)        -            -              -
Other income (loss)                             (221)           (505)      (132)       501        55          (13)           (86)
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------
Operating income(loss)                        (9,702)        (17,820)    (6,403)     3,104     7,411        1,775            683

Interest expense, net                         (9,578)         (6,379)    (5,866)    (5,736)   (5,620)      (2,213)        (2,194)
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------

Income(loss) before taxes                    (19,280)        (24,199)   (12,269)    (2,632)    1,791         (438)        (1,511)

Income tax expense (benefit)                    (797)         (3,208)      (535)      (400)      976           23            (63)
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------
Income (loss) before
 cumulative change in
 accounting principle                        (18,483)        (20,991)   (11,734)    (2,232)      815         (461)        (1,448)
Cumulative effect of
 change in accounting
 principle                                         -               -          -       (182)        -            -              -
                                      ---------------  --------------  ---------  ---------  --------  -----------  -------------
Net income (loss)                     $      (18,483)        (20,991)   (11,734)    (2,414)      815         (461)        (1,448)
                                      ===============  ==============  =========  =========  ========  ===========  =============

BALANCE SHEET DATA (AT PERIOD END):

Working capital
(deficit)                             $      (61,537)         52,871     12,342     12,759    14,093      (60,606)       (50,807)
Total assets                                  84,368          99,961     90,715     93,069   103,990       73,330         98,020
Total long-term debt                          30,517          30,756     63,186     60,818    61,057       30,457         30,696
Divisional deficit                           (62,137)        (43,654)   (22,663)   (10,833)   (8,526)     (62,596)       (45,107)

SUMMARY  PRO  FORMA  FINANCIAL  DATA

     The unaudited pro forma financial data set forth below are derived from the unaudited pro forma combined financial statements of Delta Apparel at and for the three month period ended October 2, 1999 and for the year ended July 3, 1999 that are set forth under the heading "Unaudited Pro Forma Combined Financial Statements" and give effect to the transactions described in that section of this document as if those transactions had occurred, in the case of the pro forma balance sheet, on the date of that balance sheet and, in the case of the pro forma statements of operations, at the beginning of the fiscal year that ended July 3, 1999.

     Delta Apparel has provided the unaudited pro forma financial data to you for informational purposes only. You should not construe them to be indicative of the results of operations or financial position of Delta Apparel had the transactions referred to above been consummated on the dates given. Those financial statements also do not project the results of operations or financial position for any future period or date. You should read these pro forma data in conjunction with the information found under the heading "Unaudited Pro Forma Combined Financial Statements" and the combined financial statements of Delta Apparel and the related notes as of July 3, 1999 and June 27, 1998 and for each of the three years in the period ended July 3, 1999, and as of and for the three month period ended October 2, 1999, included on pages 42-47 and F-1 to F-19, respectively.

                                                            FISCAL        THREE MONTHS
                                                          YEAR ENDED         ENDED
                                                         JULY 3, 1999   OCTOBER 2, 1999
                                                        --------------  ----------------
                                                (dollars in thousands, except per share amounts)

STATEMENT OF OPERATIONS DATA:

Net sales                                               $     106,779            28,659
Cost of goods sold                                           (101,125)          (24,966)
                                                        --------------  ----------------
      Gross Profit                                              5,654             3,693

Selling, general and administrative expenses                  (10,940)           (1,881)
Intercompany management fees                                     (550)              (81)
Provision for bad debt                                         (1,645)              (24)
Impairment charges                                             (1,415)              ---
Other expenses                                                   (221)              (11)
                                                        --------------  ----------------
      Operating income (loss)                                  (9,117)            1,696

Interest (income) expense:
 Interest expense, net                                         (2,584)             (424)
 Intercompany interest expense                                     --                --
                                                        --------------  ----------------
                                                               (2,584)             (424)
                                                        --------------  ----------------
      Income (loss) before taxes                              (11,701)            1,272

Income tax expense (benefit)                                     (797)               23
                                                        --------------  ----------------

      Net income (loss)                                 $     (10,904)            1,249
                                                        ==============  ================

Basic and diluted net income (loss) per share           $       (4.57)             0.52
                                                        ==============  ================

Weighted average shares outstanding used in basic and
 diluted per share calculation (a)                          2,386,000         2,386,000
                                                        ==============  ================

Balance Sheet Data:
 Working capital                                                          $      22,523
 Total assets                                                                    73,330
 Total long-term debt                                                            11,952
 Stockholders' equity                                                            39,038

----------------------------------------------------------------------------------------
(a)     Weighted  average  shares outstanding were determined assuming a distribution of one  share  of  Delta Apparel common stock for every ten shares of Delta Woodside common stock owned on the record date.  The proforma weighted shares outstanding do not include securities  that  would  be  anti-dilutive  for  each  of  the  periods  presented.

                                  RISK FACTORS


     In addition to all other information in this document, you should read and carefully consider the following risk factors which may affect Delta Apparel's financial condition or results of operations and/or the value of its common stock.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION MAY, FOR FEDERAL INCOME TAX PURPOSES, BE TAXABLE TO THE DELTA WOODSIDE STOCKHOLDERS.

     Delta Woodside is not at this time in a position to inform its stockholders as to the federal income tax consequences of the Delta Apparel distribution or the Duck Head distribution. Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution whether or not in Delta Woodside's opinion the Delta Apparel distribution and the Duck Head distribution should be treated as tax-free spin-offs under Section 355 of the Internal Revenue Code.

     Accordingly, each Delta Woodside stockholder as of the record date for the Delta Apparel distribution and the Duck Head distribution may recognize dividend income and possibly capital gain on the Delta Apparel distribution and the Duck Head distribution, all to the extent described in "The Delta Apparel Distribution - Material Federal Income Tax Consequences".

DELTA APPAREL HAS HAD SIGNIFICANT OPERATING LOSSES AND USED SIGNIFICANT AMOUNTS OF CASH IN ITS OPERATIONS DURING THE LAST SEVERAL YEARS AND THESE LOSSES AND THIS USE OF CASH MAY CONTINUE.

     Delta Apparel had operating losses of $9.7 million in the fiscal year ended July 3, 1999, $17.8 million in the fiscal year ended June 27, 1998 and $6.4 million in the fiscal year ended June 28, 1997. Delta Apparel had operating income of $1.8 million in the three months ended October 2, 1999.

     Net cash used in operating activities by Delta Apparel was $6.8 million in the 1999 fiscal year, $12.6 million in the 1998 fiscal year and $14.4 million in the 1997 fiscal year. During the first quarter of the 2000 fiscal year, Delta Apparel generated $13.4 million of cash from operations.

     Delta Apparel believes that it is implementing programs that will reduce operating expenses and provide for better asset management and that its business strategy will provide Delta Apparel with better future results, but there is no certainty that these programs or that Delta Apparel's strategy will be successful.

     Delta Apparel's financial condition would be materially adversely affected by significant operating losses or the significant use of cash by its operations.

IN THE PAST, DELTA APPAREL'S NEEDS FOR CASH HAVE GENERALLY BEEN MET BY ADVANCES FROM DELTA WOODSIDE. AFTER THE DELTA APPAREL DISTRIBUTION, DELTA APPAREL WILL BE ENTIRELY DEPENDENT ON ITS OWN OPERATIONS AND THIRD PARTY LENDERS TO OBTAIN NEEDED FINANCING.

     After the Delta Apparel distribution, Delta Apparel will no longer have any affiliation with the Delta Mills Marketing Company textile business of Delta Woodside's subsidiary, Delta Mills, or the apparel business of Duck

Head. This affiliation has historically benefited Delta Apparel by Delta Mills Marketing Company being a source of needed funds and by Delta Woodside as a whole providing a broader base for obtaining bank financing.

     Prior to the Delta Apparel distribution, when the Delta Apparel operations needed funds for operations or capital expenditures, it received those funds from Delta Woodside, which in turn received most of its funds from the positive cash flows generated by Delta Mills Marketing Company. During the three fiscal years ended July 3, 1999, Delta Apparel used an aggregate of $42.4 million of cash provided by Delta Woodside (of which $22.1 million was used to pay interest to Delta Woodside on the affiliated debt owed by the Delta Apparel Company division). During the fiscal quarter ended October 2, 1999, Delta Apparel generated $13.4 million of cash from operations and reduced the balance of the affiliated debt to Delta Woodside by $13.4 million. Both the cash generated from operations and the reduction in affiliated debt was after the effect of $2.2 million in interest charges on debt owed to Delta Woodside.

     The Delta Apparel operation has also historically benefited from financing obtained by Delta Woodside. This financing has been obtained on the basis of more than just the operations of Delta Apparel. Lenders to Delta Apparel as a stand alone company will not be able to take advantage of the diversification of risk provided by lending to Delta Woodside which had more than one operation.

DELTA APPAREL'S REVOLVING CREDIT FACILITY PROVIDES BORROWING AVAILABILITY THAT IS APPROXIMATELY 67% GREATER THAN THE AMOUNT THAT DELTA APPAREL PROJECTS WILL BE ITS PEAK BORROWING NEEDS.

     Delta Apparel expects that its peak borrowing needs will be in its third and fourth fiscal quarters and that during those quarters it may need to draw or set aside for letters of credit an aggregate of approximately $15 million under its revolving credit facility for working capital purposes and letters of credit. Forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Delta Apparel believes that its $25 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs. Any material deterioration in Delta Apparel's results of operations, however, may result in Delta Apparel losing its ability to borrow under its revolving credit facility or may cause the borrowing availability under that facility not to be sufficient for Delta Apparel's needs.

DEMAND FOR AND PRICING OF DELTA APPAREL'S PRODUCTS ARE LARGELY OUT OF DELTA APPAREL'S CONTROL. EVEN THOUGH DELTA APPAREL'S STRATEGY IS TO BE A LOW COST PRODUCER WITH A REPUTATION FOR QUALITY SERVICE, THIS STRATEGY MAY NOT BE
SUFFICIENT TO OFFSET DETRIMENTAL TRENDS IN DEMAND AND PRICING FOR DELTA APPAREL'S PRODUCTS.

     Prices for Delta Apparel's products have generally been dropping over the last several years, even though demand for Delta Apparel's products has increased since fiscal year 1998. The price declines have resulted from factors largely outside Delta Apparel's control, such as excess supply capacity, the industry's transfer of manufacturing out of the United States and declining raw material prices. Demand for Delta Apparel's products is dependent on the general demand for T-shirts and fleece goods.

     Delta Apparel's strategy in this market environment is to be a low cost producer and to differentiate itself by providing quality service to its customers. Even if this strategy is successful, its results may be offset by large demand or price declines.

DELTA APPAREL FACES INTENSE COMPETITION IN ITS MARKETS, AND DELTA APPAREL'S FINANCIAL RESOURCES ARE NOT AS GREAT AS SEVERAL OF ITS COMPETITORS.

     The domestic apparel industry is highly competitive. In part because there are low economic barriers to entry into the apparel manufacturing business, a large number of domestic and foreign manufacturers supply apparel into the United States market.

     Approximately three-quarters of the United States market sales of knit apparel are made by three major knit apparel manufacturers that are Delta Apparel's primary competitors. These primary competitors have brand names, such as Fruit-of-the-Loom, Hanes and Russell that are far better known than the Delta Apparel brand name. Based on mill dozens sold in 1998, Delta Apparel has an approximate 5% share of the market for decorated T-shirts for wholesalers and screen printers, which is up from 4% in 1996 and makes it a second tier supplier to the market.

     Some of Delta Apparel's competitors have substantially greater financial, marketing, personnel and other resources than does Delta Apparel. This may enable Delta Apparel's competitors to compete more aggressively than can Delta Apparel in pricing, marketing and other respects, to react more quickly to market trends and to better weather market downturns.

THE FINANCIAL DIFFICULTIES OF SOME OF DELTA APPAREL'S COMPETITORS IS CURRENTLY CREATING CONSIDERABLE UNCERTAINTY IN DELTA APPAREL'S MARKETS.

     Currently, some of Delta Apparel's competitors are undergoing significant financial difficulties. These difficulties may lead these competitors to sell substantial amounts of goods at prices against which Delta Apparel cannot effectively compete. In addition, these difficulties are creating considerable uncertainty in the marketplace for Delta Apparel's goods.

THERE MAY BE LITTLE INSTITUTIONAL INTEREST, RESEARCH COVERAGE OR TRADING VOLUME IN THE DELTA APPAREL SHARES BECAUSE OF DELTA APPAREL'S SIZE. IN ADDITION, AT THE TIME OF THE DELTA APPAREL DISTRIBUTION A LARGE PERCENTAGE OF THE OUTSTANDING DELTA APPAREL SHARES WILL BE HELD BY A FEW INSTITUTIONAL INVESTORS WHO WILL BE FREE TO SELL THEIR DELTA APPAREL SHARES AT ANY TIME. THESE FACTORS COULD HAVE A MAJOR DEPRESSIVE EFFECT ON THE MARKET PRICE OF THE DELTA APPAREL SHARES FOR AN INDETERMINATE PERIOD OF TIME.

     Various investment banking firms have informed Delta Woodside and Delta Apparel that public companies with relatively small market capitalizations have difficulty generating institutional interest, research coverage or trading volume, which illiquidity can translate into price discounts as compared to industry peers or to the shares' true value. Delta Apparel believes that the market will perceive it to have a relatively small market capitalization. In addition, some of Delta Woodside's stockholders who receive Delta Apparel shares in the Delta Apparel distribution may wish to dispose of those shares because they do not meet the stockholders' investment objectives regardless of the shares' value or prospects. Coupled with Delta Apparel's history of operating losses, these factors could lead to Delta Apparel's shares trading at prices that are significantly lower than Delta Apparel's estimate of their inherent value.

     As of the Delta Apparel distribution date, Delta Apparel will have outstanding approximately 2,386,000 shares of common stock. Delta Apparel believes that over 69.7% of this stock will be beneficially owned by persons who beneficially own more than 5% of the outstanding shares of Delta Apparel common stock and related individuals, and that of this approximately 32.5% of the outstanding stock will be beneficially owned by institutional investors. Sales of substantial amounts of Delta Apparel common stock in the public market after the Delta Apparel distribution by any of these large holders could adversely affect the market price of the common stock.

POLITICAL  UNCERTAINTY  IN  HONDURAS  COULD  ADVERSELY  AFFECT  DELTA  APPAREL.

     Delta Apparel's primary sewing facility is located in Honduras. Delta Apparel might be adversely affected if economic or legal changes occur in Honduras that affect the way in which Delta Apparel conducts its business in that country.

DELTA  APPAREL'S  RESULTS COULD BE ADVERSELY AFFECTED BY U.S. TRADE REGULATIONS.

     Delta Apparel's products are subject to foreign competition, which in the past has been faced with significant U.S. government import restrictions. Foreign producers of apparel often have significant labor cost advantages.
Given the number of these foreign producers, the substantial elimination of import protections that protect domestic apparel producers could materially adversely affect Delta Apparel's business. The extent of import protection afforded to domestic apparel producers has been, and is likely to remain, subject to considerable political considerations.

     The North American Free Trade Agreement (which this document refers to as "NAFTA"), became effective on January 1, 1994 and has created a free-trade zone among Canada, Mexico and the United States. NAFTA contains a rule of origin requirement that products be processed in one of the three countries in order to benefit from the agreement. NAFTA has phased out all trade restrictions and tariffs among the three countries on apparel products competitive with those of Delta Apparel. Because most of Delta Apparel's internal production of apparel occurs outside of the NAFTA territory, NAFTA may adversely affect Delta Apparel so long as Delta Apparel has manufacturing facilities outside of the three NAFTA countries.

     Delta  Apparel,  along  with  all  of  its  major competition, makes use of
Section 807 and Section 807A of the tariff code. Section 807 provides for the duty free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor cost incurred offshore in the assembly of apparel using United States origin fabric components. Pursuant to Section 807A, apparel articles assembled in a Caribbean country (such as Honduras), in which all fabric components have been wholly formed and cut in the United States (such as at Delta Apparel's Maiden plant in North Carolina), are subject to preferential quotas with respect to access into the United States for such qualifying apparel, in addition to the significant tariff reduction pursuant to Section 807. Apparel not meeting the criteria of Section 807,
Section 807A or NAFTA is subject to quotas and/or relatively higher tariffs. Delta Apparel believes that, if Section 807 or Section 807A or any similar program were repealed or altered in whole or in part, Delta Apparel would be at a serious competitive disadvantage relative to textile and apparel manufacturers in the rest of the world seeking to enter the United States market.

         The World Trade Organization (which this document refers to as the "WTO"), a new multilateral trade organization, was formed in January 1995 and is the successor to the General Agreement on Tariffs and Trade. This new multilateral trade organization has set forth mechanisms by which world trade in clothing is being progressively liberalized by phasing-out quotas and reducing duties over a period of time that began in January of 1995. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile and apparel products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain apparel products into North America. These factors could make Delta Apparel's products less competitive against low cost imports from developing countries.

DELTA  APPAREL  IS  DEPENDENT  ON  ITS  TRADEMARKS.

     Delta Apparel relies on the strength of its trademarks. Approximately 75 % of Delta Apparel's products are currently sold under the Delta Apparel brand. Delta Apparel has in the past and may in the future be required to expend significant resources to protect these trademarks. The loss or limitation of the exclusive right to use its trademarks could adversely affect Delta Apparel's sales and results of operations.

A LOSS OF KEY MANAGEMENT PERSONNEL, PARTICULARLY ROBERT HUMPHREYS, COULD ADVERSELY AFFECT DELTA APPAREL.

     Delta Apparel's success depends upon the talents and efforts of a small number of key management personnel, particularly Robert Humphreys (President and Chief Executive Officer of Delta Apparel). The loss or interruption of the services of these executives could have a material adverse effect on Delta

Apparel. Delta Apparel has no assurance that it would be able to find replacements for its key management with equivalent skills or experience in a timely manner or at all.

DELTA  APPAREL'S  BUSINESS  IS  SEASONAL.

     Historically, Delta Apparel's business has been seasonal, with peak sales occurring in the first and fourth quarters of its fiscal year. In response to this seasonality, Delta Apparel generally increases its inventory levels, and thereby has higher working capital needs, during the second and third quarters of its fiscal year to meet customer demands for the peak first and fourth fiscal quarter seasons.

DELTA  APPAREL'S  RESULTS  WILL  LIKELY  BE  CYCLICAL.

     Delta Apparel and the U.S. apparel industry are sensitive to the business cycle of the national economy. Moreover, the popularity, supply and demand for particular apparel products can change significantly from year to year based on prevailing fashion trends and other factors.

     Reflecting the cyclical nature of the apparel industry, many apparel producers tend to increase capacity during years in which sales are strong. These increases in capacity tend to accelerate a general economic downturn in the apparel markets when demand weakens.

     These factors have contributed historically to fluctuations in Delta Apparel's results of operations and these fluctuations are expected to occur in the future. Delta Apparel may be unable to compete successfully in any industry downturn.

DELTA APPAREL DEPENDS ON OUTSIDE PRODUCTION FOR A SIGNIFICANT PORTION OF ITS PRODUCTION.

     Delta Apparel currently sources 25% to 40% of the sewing production it requires. Any shortage of supply or significant price increases from Delta Apparel's suppliers could adversely affect Delta Apparel's results of operations.

DELTA  APPAREL  MAY  BE  ADVERSELY  AFFECTED  BY THE AMOUNT OF ITS INDEBTEDNESS.

     As of October 2, 1999, on a pro forma basis, after giving effect to the Delta Apparel distribution, Delta Apparel's total indebtedness would have been approximately $18.9 million, and total stockholders' equity would have been approximately $39.0 million, resulting in a pro forma ratio of total long-term debt (including current maturities of long-term debt) to total capitalization (including current maturities of long-term debt) of 33%. In addition, at that date and after giving effect to the Delta Apparel distribution, approximately $13.1 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under Delta Apparel's credit agreement.

     Delta Apparel anticipates that its borrowing needs will be seasonal, with its greatest borrowing needs to be during the third and fourth fiscal quarters. Delta Apparel is not certain that the borrowing availability under its credit agreement will be sufficient to satisfy its borrowing needs, particularly during the periods of greatest need.

     The level of Delta Apparel's indebtedness could have important consequences, such as:

     (i) a substantial portion of Delta Apparel's cash flow from operations will be dedicated to the payment of indebtedness, which will reduce the funds available to Delta Apparel for operations and related purposes;

     (ii) Delta Apparel may be more highly leveraged than some of its competitors, which may place Delta Apparel at a relative competitive disadvantage, could limit Delta Apparel's business opportunities and make Delta Apparel more vulnerable to changes in the industry and economic conditions; and

     (iii) Delta Apparel's borrowings under its credit agreement will bear interest at variable rates, which could result in higher interest expense in the event of an increase in interest rates.

     Delta Apparel believes, based on current circumstances, that Delta Apparel's cash flow, together with available borrowings under its credit agreement, will be sufficient to permit Delta Apparel to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, however, including, among other matters, that Delta Apparel will succeed in implementing its business strategy and that there will be no material adverse developments in the business, markets, operating performance, liquidity or capital requirements of Delta Apparel. Actual future results will be dependent to a large degree on a number of factors beyond Delta Apparel's control. If Delta Apparel is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. Delta Apparel may not be able to implement any of these strategies.

DELTA APPAREL'S CREDIT AGREEMENT WILL IMPOSE RESTRICTIONS THAT, IF BREACHED BY DELTA APPAREL, MAY PREVENT IT FROM BORROWING UNDER ITS REVOLVING CREDIT FACILITY.

     Delta Apparel's credit agreement will contain covenants that restrict, among other things, the ability of Delta Apparel and its subsidiaries to incur indebtedness, create liens, consolidate, merge, sell assets or make investments. The credit agreement will also contain customary representations and warranties, funding conditions and events of default.

     A breach of one or more covenants or any other event of default under the Delta Apparel credit agreement could result in an acceleration of Delta Apparel's obligations under that agreement, in the foreclosure on any assets subject to liens in favor of the credit agreement's lenders and in the inability of Delta Apparel to borrow additional amounts under the credit agreement.

DELTA  APPAREL  IS  SUBJECT  TO  ENVIRONMENTAL  RULES.

     Delta Apparel's operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. In addition, there can be no assurance that future changes in federal, state, or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Delta Apparel's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

DELTA  APPAREL  WILL  PAY  NO  DIVIDENDS  FOR  THE  FORESEEABLE  FUTURE.

     Delta Apparel anticipates that it will pay no dividends to you or its other stockholders for the foreseeable future. Delta Apparel's credit agreement also will limit Delta Apparel's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -
Dividends  and  Purchases  by  Delta  Apparel  of  its  Own  Shares".

AFTER THE DELTA APPAREL DISTRIBUTION, DELTA APPAREL WILL BE REQUIRED TO PERFORM VARIOUS ADMINISTRATIVE FUNCTIONS THAT WERE PREVIOUSLY PROVIDED BY DELTA WOODSIDE AND AS TO WHICH DELTA APPAREL DOES NOT HAVE EXTENSIVE EXPERIENCE.

     Delta Apparel has historically relied upon Delta Woodside corporate headquarters for administrative services in areas including financial planning, SEC reporting, employee benefits, stockholder services, insurance, treasury and tax. After the Delta Apparel distribution, Delta Apparel will be responsible for performing these administrative functions. Delta Apparel does not have extensive experience in performing these functions on its own.

DELTA APPAREL MAY BE RESPONSIBLE FOR ANY HISTORICAL TAX LIABILITIES OF DELTA WOODSIDE AND DUCK HEAD THAT DELTA WOODSIDE OR DUCK HEAD IS UNABLE TO PAY.

     Prior to the Delta Apparel distribution, Delta Apparel has been a member of Delta Woodside's consolidated group for federal income tax purposes. Each member of a consolidated group is liable for the federal income tax liability of the other members of the group. After the Delta Apparel distribution, Delta Apparel, along with Delta Woodside and Duck Head, will continue to be liable for these Delta Woodside liabilities that were incurred for periods before the Delta Apparel distribution.

     Delta Apparel, Delta Woodside and Duck Head will enter into a tax sharing agreement. This agreement generally will seek to allocate consolidated federal income tax liabilities to Delta Woodside for all periods prior to the Delta Apparel distribution. Under this agreement, Delta Woodside generally will retain the authority to file returns, respond to inquiries and conduct proceedings on Delta Apparel's behalf with respect to consolidated federal income tax returns for years beginning before the Delta Apparel distribution. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head. In addition, if Delta Woodside becomes unable to satisfy any of its liabilities respecting any period prior to the Delta Apparel distribution, Delta Apparel could be responsible for satisfying them, notwithstanding the tax sharing agreement.

DELTA  APPAREL'S  PRINCIPAL  STOCKHOLDERS  WILL  EXERT  SUBSTANTIAL  INFLUENCE.

     As of the Delta Apparel record date, three members of Delta Apparel's board of directors and related individuals had the voting power in Delta Woodside shares that, immediately after the Delta Apparel distribution, will result in voting power with respect to approximately 37.3% of the outstanding Delta Apparel common stock. These individuals will exert substantial influence with respect to all matters submitted to a vote of stockholders, including election of Delta Apparel's directors.

DELTA APPAREL IS NOT CERTAIN THAT ALL THIRD PARTIES WITH WHICH IT CONDUCTS BUSINESS WILL SUCCESSFULLY ADDRESS THE YEAR 2000 COMPUTER PROBLEM BY THE END OF 1999.

     Delta Apparel believes that it has addressed the year 2000 problem as it affects the software and business systems that are critical to its business. If third parties with whom Delta Apparel interfaces are unsuccessful in their efforts to address the year 2000 problem, however, Delta Apparel could experience business interruptions that could have a material adverse effect on its operations. These failures could also require substantial time, effort and expenditures on the part of Delta Apparel.

VARIOUS RESTRICTIONS AND AGREEMENTS COULD HINDER ANY ATTEMPT BY A THIRD PERSON TO TAKEOVER DELTA APPAREL.

     Prior to the Delta Apparel distribution, Delta Apparel will enter into a rights agreement providing for the issuance of rights that will cause substantial dilution to any person or group of persons that acquires 20% or more of the outstanding Delta Apparel common shares without the rights having been redeemed. In addition, Delta Apparel's articles of incorporation and bylaws and the Official Code of Georgia contain provisions that could delay or prevent a change in control of Delta Apparel in a transaction that is not approved by its board of directors or that is on a leveraged basis or otherwise. These include provisions requiring advance notification of stockholder nominations for director and stockholder proposals, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, prohibiting cumulative voting, limiting business combinations with stockholders having a significant beneficial ownership in Delta Apparel shares, and prohibiting stockholders from calling a special meeting or taking action by written consent in lieu of a stockholders' meeting. Moreover, Delta Apparel's board of directors has the authority, without further action by the stockholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of Delta Apparel common stock, including the loss of voting control to others.

     Delta Apparel's credit agreement also includes restrictions on the ability of Delta Apparel and its subsidiaries to pay dividends and make share repurchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases by Delta Apparel of its Own Shares".

     All of these provisions could deter or prevent an acquiror that is interested in acquiring Delta Apparel on a leveraged basis or otherwise from doing so. You can find more information on these provisions under the portions of this documents found under the headings "Description of Delta Apparel Capital Stock".

                         THE DELTA APPAREL DISTRIBUTION


PARTIES  TO  THE  DISTRIBUTION  AGREEMENT

     Delta  Woodside
     ---------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Delta Apparel distribution, Delta Woodside had three operating divisions: Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Delta Apparel distribution and the Duck Head distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Delta Apparel distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information under the heading "Business of Delta Apparel".

     - Simultaneously with the Delta Apparel distribution, Delta Woodside will, pursuant to the Duck Head distribution, distribute to its stockholders all of the outstanding stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information below under the subheading "Duck Head".

     Delta  Apparel
     --------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30680 (telephone number: 770-806-6800).

     Duck  Head
     ----------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head's business is designing, sourcing, producing, marketing and distributing boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label.

BACKGROUND  OF  THE  DELTA  APPAREL  DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Delta Apparel Company division and the Duck Head Apparel Company division would have been separated into two corporations, and the stock of each of the Delta Apparel corporation and the Duck Head corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information respecting a possible sale of the remaining Delta Woodside to nineteen companies. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside. Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside would have been provided with substantial cash to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes. Under the spin-off/recapitalization scenario, Delta Woodside stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9 -5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Delta Apparel Company and Duck Head Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for Federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate Federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for Federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

REASONS  FOR  THE  DELTA  APPAREL  DISTRIBUTION

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  a potential sale of the Duck Head Apparel Company division;

     (b)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) a pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) a pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) a disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  a potential sale of the Delta Apparel Company business or assets;

     (h) a purchase by Delta Mills, Inc. of the Delta Apparel Company and the Duck Head Apparel Company businesses; and

     (i) leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) Contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion, the Board also took into account the following additional factors:

     - The conclusion to be delivered to the Delta Woodside Board by a third party as to the solvency of Delta Apparel at the time of the Delta Apparel distribution;

     -    The  financial  statements of Delta Apparel set forth in this document
          under  the   heading,   "Unaudited   Pro  Forma   Combined   Financial
          Statements", and at pages F-1 to F-19;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Delta Apparel;

     -    Delta  Apparel  management's  assessment  of the  prospects  of  Delta
          Apparel;

     - The current and prospective economic environment in which Delta Apparel operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Delta Apparel distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Delta Apparel distribution, the Duck Head distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor-by-factor analysis.

DESCRIPTION  OF  THE  DELTA  APPAREL  DISTRIBUTION

     The distribution agreement among Delta Woodside, Delta Apparel and Duck Head sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Delta Apparel distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Delta Apparel, Delta Woodside and Duck Head--Distribution Agreement".

     Delta Woodside plans to effect the Delta Apparel distribution on or about March __, 2000 by distributing all of the issued and outstanding shares of Delta Apparel common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is February __, 2000. Delta Woodside will distribute one share of Delta Apparel common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Delta Apparel common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Delta Apparel distribution ratio and the number of shares of Delta Woodside common stock outstanding on January __, 2000, Delta Woodside will distribute approximately 2,386,000 shares of Delta Apparel common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Delta Apparel common stock. Delta Apparel common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Delta Apparel common stock and the rights of its holders, see the portion of this document located under the heading "Description of Delta Apparel Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Delta Apparel common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Delta Apparel common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about March __, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Delta Apparel common stock, that holder will receive cash instead of a fractional share of Delta Apparel common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive instead a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Delta Apparel common stock of all of those sales, less any brokerage commissions. Delta Apparel expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Delta Apparel common share in the Delta Apparel distribution as soon as practicable after the Delta Apparel distribution date. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for those fractional shares of Delta Apparel common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL  FEDERAL  INCOME  TAX  CONSEQUENCES

     Delta Woodside has attempted to structure the Delta Apparel distribution and the Duck Head distribution to qualify as tax-free spin offs for federal income tax purposes under Section 355 of the Internal Revenue Code. Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied. One of these conditions is that the transaction is "not used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head.

     Upon the request of a corporation that desires to effect a spin-off, the IRS will issue a private letter ruling that the proposed spin-off will be treated as tax-free under Section 355 so long as various conditions specified by the IRS are satisfied. Delta Woodside believes that, with the exception of one condition, the Delta Apparel distribution and the Duck Head distribution satisfy all the conditions for Delta Woodside to be able to obtain a private letter ruling from the IRS that the distributions are tax-free spin-offs under Section 355.

     The one IRS private letter ruling condition that Delta Woodside is unable to satisfy relates to the statutory requirement mentioned above that the transaction not be used principally as a device for the distribution of earnings and profits. The IRS private letter ruling condition is that each non-institutional beneficial owner of at least 5% of the outstanding Delta Woodside shares represent to the IRS that he, she or it has no plan or intention to sell, exchange, transfer by gift or otherwise dispose of any stock in Delta Woodside, Delta Apparel or Duck Head after the Delta Apparel distribution and the Duck Head distribution.

     Each of the non-institutional beneficial owners of at least 5% of the outstanding Delta Woodside shares, other than Bettis C. Rainsford (a director of Delta Woodside, Delta Apparel and Duck Head), has informed Delta Woodside that he, she or it is willing to provide the necessary representation to the IRS. Mr. Rainsford, however, has informed Delta Woodside that he is unwilling to provide the required representation.

     As a result, Delta Woodside is not eligible to receive a private letter ruling from the IRS that the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Section 355.

     The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Section 355. Whether the Delta Apparel distribution and the Duck Head distribution qualify under Section 355 as tax-free spin-offs will depend on whether the criteria in
Section  355  and  the  relevant rules and regulations of the IRS are satisfied.

     Delta Woodside believes, based on the information currently available to it, that the only Section 355 condition that the IRS may view as not satisfied by the Delta Apparel distribution and the Duck Head distribution is the one mentioned above that the distributions not be "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head. Whether or not the distributions satisfy this condition will depend primarily on events and circumstances that may or may not occur after the Delta Apparel distribution and the Duck Head distribution and over which Delta Woodside, Delta Apparel and Duck Head will have no control. In particular, in some circumstances one or more sales or other dispositions by any greater than 5% beneficial owner of Delta Woodside, Delta Apparel or Duck Head shares after the distributions may indicate to the IRS that the distributions were "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head, whereas in other circumstances any sales or dispositions of this nature may not. Delta Woodside cannot at this time predict what all of its 5% or greater beneficial owners will do with respect to their Delta Woodside shares, Delta Apparel shares or Duck Head shares after the distributions and, therefore, is not in a position now to inform its stockholders as to the federal income tax consequences of the Delta Apparel distribution and the Duck Head distribution.

     Notwithstanding this uncertainty, Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution whether or not in Delta Woodside's opinion the Delta Apparel distribution and the Duck Head distribution should be treated as tax-free spin-offs under Section 355.

     Each holder of Delta Woodside shares that receives Delta Apparel shares and Duck Head shares in the distribution must attach a descriptive statement about the distributions to his, her or its federal income tax return for the year in which the distributions occur. Delta Woodside will provide the required information to each holder of Delta Woodside shares as of the record date for the distributions.

     Material Federal Income Tax Consequences if the Delta Apparel  Distribution
     ---------------------------------------------------------------------------
     and the Duck Head Distribution  Qualify as Tax-Free Spin-Offs under Section
     ---------------------------------------------------------------------------
     355
     ---

     If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Section 355, then:

1. The Delta Woodside stockholders who receive those shares will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a Delta Woodside stockholder instead of a fractional share of Delta Apparel common stock or Duck Head common stock will be treated as received in exchange for that fractional share. That stockholder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each Delta Woodside stockholder will be required to apportion his, her or its tax basis in the stockholder's Delta Woodside shares between the Delta Woodside shares retained and the Delta Apparel shares and Duck

     Head shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes at the date of the distributions.

4. The Delta Woodside stockholder's holding period for the Delta Apparel shares and the Duck Head shares received in the distributions will be the same as the stockholder's holding period for the Delta Woodside shares with respect to which the Delta Apparel distribution and the Duck Head distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Delta Apparel distribution or the Duck Head distribution, except to the extent of any excess loss accounts or deferred intercompany gains. Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of excess loss accounts or deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     Material Federal Income Tax Consequences if the Delta Apparel  Distribution
     ---------------------------------------------------------------------------
     and the Duck Head  Distribution Do Not Qualify as Tax-Free  Spin-Offs under
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Delta Apparel distribution and the Duck Head distribution do not qualify as tax-free spin-offs under Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Delta Apparel shares and the Duck Head shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of the fair market value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares received by them in the distributions. Because those values for federal income tax purposes will depend on the trading prices of the Delta Apparel shares and the Duck Head shares around the time of the distribution, Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $18.2 million (approximately $0.76 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of that stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000.

2. Any value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long term or short term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Delta Apparel shares and the Duck Head shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Delta Apparel distribution and the Duck Head distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Delta Apparel distribution and the Duck Head distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Delta Apparel distribution or the Duck Head distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Delta Apparel shares or the Duck Head shares, which will be the federal income tax values of the Delta Apparel shares and the Duck Head shares for purposes of this calculation.

     Net  Operating  Loss  Carry  Forwards
     -------------------------------------

     As of July 3, 1999, Delta Woodside had net operating loss carry forwards, for federal income tax purposes, of approximately $68 million. Delta Woodside believes that, following the Delta Apparel distribution and the Duck Head distribution, approximately $56 million of this net operating loss carry forward will remain as a tax attribute of Delta Woodside ($10 million of which will be subject to limitation under the separate return limitation rules), approximately $9 million will be a tax attribute of Delta Apparel and approximately $3 million will be a tax attribute of Duck Head.

     Prior to the Delta Apparel distribution and the Duck Head distribution, the Delta Apparel Company division and the Duck Head Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Delta Apparel distribution and the Duck Head distribution each of Delta Apparel and Duck Head carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Delta Apparel distribution and the Duck Head distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Delta Apparel and Duck Head in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Delta Apparel that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Delta Apparel's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

     THE  FOREGOING  IS  A  GENERAL  DISCUSSION  AND IS NOT INTENDED TO SERVE AS
SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION.

ACCOUNTING  TREATMENT

     The Delta Apparel distribution and the Duck Head distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Delta Apparel distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off after reduction, if appropriate, for any indicated impairment of value. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Delta Apparel.

                                 TRADING MARKET


     As of the Delta Apparel record date, all of the outstanding shares of Delta Apparel were owned by an indirect wholly-owned subsidiary of Delta Woodside. As of that date, there were approximately 2,500 record holders of the common stock of Delta Woodside who will be entitled to participate in the Delta Apparel distribution.

     Before the Delta Apparel distribution, there has been no trading market for Delta Apparel common stock, and there can be no assurances that an active trading market will develop or be sustained in the future. Before the Delta Apparel distribution, Delta Apparel will apply to The American Stock Exchange to approve shares of Delta Apparel's common stock for listing, subject to official notice of issuance. If this application is not approved, Delta Apparel expects that the Delta Apparel shares will trade in the over-the-counter market. Delta Apparel also anticipates that a "when-issued" trading market will develop in its common stock before the Delta Apparel distribution date.

     Delta Apparel cannot predict the prices at which its common stock may trade, either before the Delta Apparel distribution on a "when-issued" basis or after the Delta Apparel distribution. Until an orderly market develops, if at all, the trading prices of that stock may fluctuate significantly. In addition, the trading prices of the Delta Woodside shares have fluctuated significantly and Delta Apparel believes that the trading prices of its shares are likely to be subject to similar significant fluctuations. The marketplace will determine the trading prices of Delta Apparel common stock. Many factors may influence those prices. These factors may include, among others, the depth and liquidity of the market for the Delta Apparel shares, quarter-to-quarter variations in Delta Apparel's actual or anticipated financial results, investor perceptions of the apparel industry and general conditions in the U.S. equity markets. For a description of some of the factors that may impact the prices at which the Delta Apparel shares may trade, see the section of this document found under the heading "Risk Factors".

     The Delta Apparel shares received in the Delta Apparel distribution will be freely transferable, except for those shares received by any person who may be deemed to be a Delta Apparel "affiliate" within the meaning of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be Delta Apparel affiliates after the Delta Apparel distribution generally will be individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, Delta Apparel. Delta Apparel affiliates may sell their Delta Apparel common stock received in the Delta Apparel distribution only under an effective registration statement under the Securities Act of 1933 or under an exemption from registration under that Act.

     At the time of the Delta Apparel distribution, the only outstanding equity securities of Delta Apparel will be the approximately 2,386,000 shares being distributed. Delta Apparel anticipates that, during the first six months after the Delta Apparel distribution, it will grant stock options under its stock option plan and incentive stock awards under its incentive stock award plan to its executive officers. Delta Apparel may grant additional stock options and incentive stock awards during that period to other employees of Delta Apparel and may grant additional stock options and additional stock awards in the future to its executive officers and other employees. Delta Apparel shares issued upon exercise of stock options granted under the stock option plan and awards granted under the incentive stock award plan will be registered on a Registration Statement on Form S-8 under the Securities Act of 1933 and will therefore generally be freely transferable under the securities laws, except by affiliates as described above. See "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards".

     Except as described above and except for the rights agreement which is discussed below under the heading "Description of Delta Apparel Capital Stock-Rights Plan", Delta Apparel will not have any other securities outstanding as of or immediately after the Delta Apparel distribution, and Delta Apparel has not entered into any agreement or otherwise committed to register any Delta Apparel shares under the Securities Act of 1933 for sale by security holders.

                       RELATIONSHIPS AMONG DELTA APPAREL,
                          DELTA WOODSIDE AND DUCK HEAD


     This section describes the primary agreements among Delta Apparel, Delta Woodside and Duck Head that will define the ongoing relationships among them and their subsidiaries and affiliates after the Delta Apparel distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. If there is a discrepancy between this summary and those agreements, you should rely on the information in those agreements. Delta Apparel has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION  AGREEMENT

     Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head as of January __, 2000. The distribution agreement provides for the procedures for effecting the Delta Apparel distribution and the Duck Head distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Delta Apparel Company division's business and the Duck Head Apparel Company division's business from the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Delta Apparel, Delta Woodside and Duck Head after the Delta Apparel distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany  reorganization
     ----------------------------

     The distribution agreement provides, that, no later than the time the Delta Apparel distribution occurs, Delta Woodside, Delta Apparel and Duck Head will have caused the following to have been effected:

     (a) Delta Woodside will have contributed, as contributions to capital, all net debt amounts owed to it by the corporations that previously had conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business.

     (b) All the assets used in the operations of the Delta Apparel Company division's business will have become owned by Delta Apparel or a subsidiary of Delta Apparel, including the sale by Delta Mills to Delta Apparel of the Rainsford Plant, located in Edgefield, SC, to Delta Apparel as described below under the subheading "Other Relationships".

     (c) Delta Apparel will have assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Delta Apparel liabilities and all lessors of leases that are part of the assumed Delta Apparel liabilities to release all obligors (other than Delta Apparel or any of its subsidiaries) of that indebtedness and under those leases.

     (d) All the assets used in the operations of the Duck Head Apparel Company division's business will have become owned by Duck Head or a subsidiary of Duck Head.

     (e) Duck Head will have assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Duck Head liabilities and all lessors of leases that are part of the assumed Duck Head liabilities to release all obligors (other than Duck Head or any of its subsidiaries) of that indebtedness and under those leases.

     (f) Delta Woodside will have caused all holders of indebtedness for borrowed money and all lessors of leases that are not part of the liabilities assumed by Delta Apparel or the liabilities assumed by Duck Head to release all obligors (other than Delta Woodside or its remaining subsidiaries) of that indebtedness and under those leases.

     Indemnification
     ---------------

     Each of Delta Woodside, Delta Apparel and Duck Head has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee  Matters
     -----------------

     Delta Woodside will cause those individuals who are employed by the Delta Apparel division to become employees of Delta Apparel, Delta Apparel will assume the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan) to be transferred to a comparable employee benefit plan of Delta Apparel.

     Intercompany  Accounts
     ----------------------

     Amounts owed by Delta Apparel to Delta Mills for yarn previously sold by Delta Mills to Delta Apparel will be paid in the ordinary course of business. As of October 2, 1999, these amounts aggregated approximately $5.5 million.

     Other than any amounts owed under the tax sharing agreement, generally all other intercompany receivable, payable and loan balances existing as of the time of the Delta Apparel distribution between Delta Apparel, on the one hand, and Duck Head and Delta Woodside, on the other hand, will be deemed to have been paid in full by the party or parties owing the relevant obligation.

     Transaction  Expenses
     ---------------------

     Generally, all costs and expenses incurred in connection with the Delta Apparel distribution, the Duck Head distribution and related transactions shall be paid by Delta Woodside; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Delta Apparel distribution and the Duck Head distribution.

TAX  SHARING  AGREEMENT

     Delta Apparel will enter into a tax sharing agreement with Delta Woodside and Duck Head that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Delta Apparel distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group), Delta Woodside and its subsidiaries after the Delta Apparel distribution and the Duck Head distribution (which this document refers to as the Delta Woodside tax group) and Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Delta Apparel distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     -    With respect to state income, franchise or similar taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

          (b) For the taxable period ending on the date of the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any of those state taxes, and shall be entitled to any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Delta Apparel distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head.

          (b) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employee of the business of Duck Head.

          (c) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employee of the business of Delta Apparel.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head;

          (b) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head; and

          (c) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax groupthat relate to any taxable period after the Delta Apparel distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution.

     Under the tax sharing agreement, the Delta Apparel tax group and the Duck Head tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits, other tax proceedings and disputes arising out of the interpretation of the tax sharing agreement. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head.

     Under the tax sharing agreement, the Delta Apparel tax group, the Delta Woodside tax group and the Duck Head tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER  RELATIONSHIPS

     Boards  of  Directors  of  Delta  Apparel,  Delta  Woodside  and  Duck Head
     ---------------------------------------------------------------------------

     The following directors of Delta Apparel are also directors of Delta Woodside and Duck Head: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Delta Apparel, on the one hand, and either Delta Woodside or Duck Head, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Delta Apparel anticipates that it will proceed in a manner that is determined by a majority of those members of Delta Apparel's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Duck Head (as applicable).

Sales  to  and  Purchases  from  Delta  Woodside  or  Duck  Head  of  Goods  or
-------------------------------------------------------------------------------
Manufacturing  Services
-----------------------

     In the ordinary course of Delta Apparel's business, Delta Apparel has produced T-shirts for Duck Head, purchased T-shirts from Duck Head and purchased yarn and fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first three months of fiscal year 2000:

                            (in thousands of dollars)

                                    Fiscal year        First quarter
                                    ------------      ----------------
                                                            Of
                                                            --
                                1997    1998   1999  Fiscal year 2000
                               ------  ------  ----  ----------------

Sold to Duck Head                 403     156   481                 6

Purchased from Duck Head          653     132     0                 0

Purchased from Delta Mills(1)  26,456  17,683     0                 0

________________________________________
(1) For purposes of this table, yarn produced by the Rainsford Plant and used by Delta Apparel, prior to the transfer in April 1998 of operational control of the Rainsford Plant, is treated as sold by Delta Mills to Delta Apparel.

      Prior to the end of March 1997, all yarn sales between Delta Mills and Delta Apparel were at a price equal to cost plus $0.01 per pound. Since March 1997, all of these yarn sales have been made at prices deemed by Delta Apparel to approximate market value. In connection with these pricing policies on yarn sales, through March 1997 Delta Apparel maintained with Delta Mills a non-interest bearing deposit which aggregated $11.2 million at June 29, 1996. Effective May 7, 1997, Delta Woodside adopted a written policy statement governing the pricing of intercompany transactions. Among other things, this policy statement provides that all intercompany sales and purchases will be settled at market value and terms.

     All of the T-shirt and fabric sales were made at prices deemed by Delta Apparel to approximate market value.

     Delta Apparel anticipates that any future sales or purchases to or from Duck Head or Delta Woodside in the future will not be material.

     Purchase  of  Rainsford  Plant
     ------------------------------

     The Rainsford Plant manufactures yarn for use in knitting operations. In April 1998, control of the operations and management of the Rainsford Plant in Edgefield, South Carolina was transferred from Delta Mills to Delta Apparel, which converted the assets to produce yarn products for use in Delta Apparel's products. A condition to consummation of the Delta Apparel distribution is the sale by Delta Mills to Delta Apparel of the Rainsford Plant and related inventory. Delta Apparel anticipates that the purchase price for these assets will be cash equal to the assets' net book value. As required by the terms of the 9 5/8% Senior Notes of Delta Mills, Delta Mills will provide to the holders of those Senior Notes an opinion of an investment banking firm as to the fairness from a financial point of view to those holders of the terms of this sale.

     Management  Services
     --------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include payroll, accounting, internal audit, employee benefits and services, purchasing, cotton procurement, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Delta Apparel Company division $1,138,000, $1,048,000 and $1,135,000, respectively, for these services.

     Other
     -----

     For further information on transactions with affiliates by Delta Apparel, see Note 8 to the Combined Financial Statements of Delta Apparel under "Index to Financial Statements" in this document, which information is incorporated into this section by reference.

     Except as described above with respect to yarn sales, any transaction entered into between Delta Apparel and any officer, director, principal stockholder or any of their affiliates has been on terms that Delta Apparel believes are comparable to those that would be available to Delta Apparel from non-affiliated persons.

                                 CAPITALIZATION

     The following table sets forth at October 2, 1999: (1) the capitalization of Delta Apparel, and (2) the pro forma capitalization of Delta Apparel to give effect to the transactions described under the portion of this document found under the heading "The Delta Apparel Distribution". You should read this table in conjunction with the information located under the heading "Unaudited Pro
Forma Combined Financial Statements" and the condensed combined financial statements of Delta Apparel and related notes as of October 2, 1999 and for the three months ended October 2, 1999, included on pages 42-47 and F-16 to F-19, respectively, of this document.


                                                                As of
                                                           October 2, 1999
                                                      ----------------------
                                                         Actual    ProForma
                                                      -----------  ---------
                                                       (Dollars in thousands)
Long-term debt; including current maturities

 Industrial revenue bonds                             $      279        ---
 Revolver loan                                                --      3,952
 Five year term loan                                          --     10,000
 Due to related parties                                  120,307      5,000
                                                      -----------  ---------

Total long-term debt (including current maturities)      120,586     18,952
Less current maturities                                  (90,129)    (7,000)
                                                      -----------  ---------
Total long-term debt (excluding current maturities)       30,457     11,952

Stockholders' equity (deficit)
 Preferred stock, 2,000,000 shares authorized; none
 issued and outstanding                                       --         --
 Common stock, $0.01 par value; 7,500,000 shares
 authorized; 2,386,000 shares issued and
 outstanding                                                  --         24
 Additional paid-in capital                                   --     39,014
 Divisional deficit                                      (62,596)        --
                                                      -----------  ---------
 Total stockholders' equity (deficit)                    (62,596)    39,038
                                                      -----------  ---------

     Total capitalization                             $  (32,139)    50,990
                                                      ===========  =========

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information has been prepared from and should be read in conjunction with the historical financial statements and the notes to those statements of Delta Apparel included in this document at pages F-1 to F-19.

     The unaudited pro forma combined balance sheet has been prepared to give effect to the following transactions as if they occurred on October 2, 1999:

     - The contribution to equity of the intercompany debt owed by Delta Apparel to Delta Woodside and the distribution of Delta Apparel's common shares to the existing stockholders of Delta Woodside; and

     -    The refinancing of intercompany debt.

     The unaudited pro forma combined statements of operations for the year ended July 3, 1999 and for the three months ended October 2, 1999 give effect to the following transactions as if they had occurred at the beginning of the fiscal year ended July 3, 1999:

     -    The  increased  interest  expense  on  borrowings   utilizing  outside
          financing;

     - The elimination of the intercompany management fees and the incurrence by Delta Apparel of costs to replace services previously performed by Delta Woodside; and

     - The distribution of Delta Apparel common stock to the existing Delta Woodside stockholders.

     Delta Apparel believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma combined financial statements. Delta Apparel is providing the unaudited pro forma combined financial statements to you for informational purposes only. You should not construe them to be indicative of Delta Apparel's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma combined financial statements also do not project the results of operations or financial position for any future period or date.

                                             DELTA APPAREL COMPANY
                                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                OCTOBER 2, 1999


                                                              PRO FORMA                                 PRO FORMA AS
                                                              HISTORICAL   ADJUSTMENTS                    ADJUSTED
                                                             ------------  ------------                -------------
                                                                      (in thousands, except for share data)
ASSETS
Current Assets:
 Cash                                                        $       102                                         102
 Accounts and other receivables                                   16,268                                      16,268
 Inventories                                                      25,716                                      25,716
 Income taxes receivable                                             208                                         208
 Prepaid expenses and other current assets                           959                                         959
                                                             ------------                               ------------
   Total current assets                                           43,253                                      43,253

Property, plant and equipment, net                                29,880                                      29,880
Other assets                                                         197                                         197
                                                             ------------                               ------------
                                                                  73,330                                      73,330
                                                             ============                               ============

LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)
Current liabilities:
 Current installments of long-term debt                      $       239         1,761             (2)         2,000
 Accounts payable and accrued liabilities                         13,214                                      13,214
 Due to related parties                                           89,890       (84,890)        (1) (2)         5,000
 Deferred tax liabilities                                            516                                         516
                                                             ------------  ------------                 ------------
   Total current liabilities                                     103,859       (83,129)                       20,730

Due to related parties                                            30,457       (30,457)            (1)            --
Long-term debt                                                        --        11,952             (2)        11,952
Other long-term liabilities                                          498                                         498
Deferred tax liabilities                                           1,112                                       1,112
                                                             ------------  ------------                 ------------
   Total liabilities                                             135,926      (101,634)                       34,292

STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)
 Preferred Stock, 2,000,000 shares authorized; none issued
   and outstanding                                                    --            --
 Common Stock, $0.01 par value; 7,500,000 shares
   authorized; 2,386,000 shares issued and outstanding                --            24             (1)            24
 Additional paid-in capital                                           --        39,014             (1)        39,014
 Divisional deficit                                              (62,596)       62,596             (1)            --
                                                             ------------  ------------                 ------------
   Total stockholders'/divisional equity (deficit)               (62,596)      101,634                        39,038
                                                             ------------  ------------                 ------------
                                                             $    73,330            --                        73,330
                                                             ============  ============                 ============

See  notes  to  unaudited  pro  forma  combined  financial  statements.

NOTES  TO  UNAUDITED  PRO  FORMA  COMBINED  BALANCE  SHEET
OCTOBER  2,  1999

(in  thousands  of  dollars,  unless  otherwise  noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined balance sheet:

     1) To reflect the contribution to equity of intercompany debt owed by Delta Apparel to Delta Woodside totaling $115,347 and the distribution of 2,386,000 Delta Apparel common shares to existing stockholders of Delta Woodside.

     2) To reflect the replacement of the intercompany debt with outside financing totaling $13,952.

                                      DELTA APPAREL COMPANY
                      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 FOR THE YEAR ENDED JULY 3, 1999


                                                PRO FORMA     PRO FORMA
                                                HISTORICAL   ADJUSTMENTS          AS ADJUSTED
                                               ------------  ------------         ------------
                                                   (in thousands, except for share data)


Net sales                                      $   106,779                            106,779
Cost of goods sold                                (101,125)                          (101,125)
                                               ------------                       ------------
Gross profit                                         5,654                              5,654

Selling, general and administrative expenses       (10,940)                           (10,940)
Intercompany management fees                        (1,135)          585     (2)         (550)
Provision for bad debt                              (1,645)                            (1,645)
Impairment charges                                  (1,415)                            (1,415)
Other expenses                                        (221)                              (221)
                                               ------------  ------------         ------------
Operating loss                                      (9,702)          585               (9,117)

Interest (income) expense:
Interest expense, net                                 (121)       (2,463)    (1)       (2,584)
Intercompany interest expense                       (9,457)        9,457     (1)          ---
                                               ------------  ------------         ------------
                                                    (9,578)        6,994               (2,584)
                                               ------------  ------------         ------------

Loss before income taxes                           (19,280)        7,579              (11,701)

Income tax expense (benefit)                          (797)                              (797)
                                               ------------                       ------------

Net loss                                        $  (18,483)        7,579              (10,904)
                                               ============  ============         ============

Basic and diluted net loss per share                                                   $(4.57)
                                                                                  ============

Weighted average shares outstanding used in
basic and diluted per share calculation (3)                                          2,386,000
                                                                                  ============

See  notes  to  unaudited  pro  forma  combined  financial  statements.

                                     DELTA APPAREL COMPANY
                     UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          FOR THE THREE MONTHS ENDED OCTOBER 2, 1999


                                                PRO FORMA     PRO FORMA
                                                HISTORICAL   ADJUSTMENTS          AS ADJUSTED
                                               ------------  ------------         ------------
                                                  (in  thousands,  except  for  share  data)
Net sales                                      $    28,659                              28,659
Cost of goods sold                                 (24,966)                            (24,966)
                                               ------------                       ------------
   Gross profit                                      3,693                               3,693

Selling, general and administrative expenses        (1,881)                             (1,881)
Intercompany management fees                            --           (81)   (2)            (81)
Provision for bad debts                                (24)                                (24)
Other expenses                                         (11)                                (11)
                                               ------------  ------------         ------------
   Operating income                                  1,777           (81)                1,696

Interest (income) expense:
 Interest expense, net                                  (6)         (418)   (1)           (424)
 Intercompany interest expense                      (2,207)        2,207    (1)             --
                                               ------------  ------------         ------------
                                                    (2,213)        1,789                  (424)
                                               ------------  ------------         ------------

   Income (loss) before income taxes                  (436)        1,708                 1,272

Income taxes (benefit)                                  23                                  23
                                               ------------                       ------------

   Net income (loss)                           $      (459)        1,708                 1,249
                                               ============  ============         ============

Basic and diluted net income per share                                             $      0.52
                                                                                  ============

Weighted average shares outstanding used in
basic and diluted per share calculation (3)                                          2,386,000
                                                                                  ============

See  notes  to  unaudited  pro  forma  combined  financial  statements.

NOTES  TO  UNAUDITED  PRO  FORMA  COMBINED  STATEMENTS  OF  OPERATIONS

FOR  THE  FISCAL  YEAR  ENDED JULY 3, 1999 AND THE THREE MONTHS ENDED OCTOBER 2,
1999

(in  thousands  of  dollars,  unless  otherwise  noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined statements of operations:

1) To reflect interest expense on new bank borrowings of $10,000 under the term loan and amounts outstanding under the revolver loan at an interest rate of 10.0% and 9.5%, respectively. Also, to reflect the elimination of intercompany interest expense for the quarter ended October 2, 1999 and the year ended July 3, 1999 totaling $2,207 and $9,547, respectively, on the intercompany debt owed by Delta Apparel to Delta Woodside.

2) To eliminate intercompany management fees for the three month period ended October 2, 1999 and the year ended July 3, 1999 of $0, and $1,135, respectively, that were charged by Delta Woodside and to replace these fees with payroll and purchasing administrative expenses, director fees, SEC reporting expenses, software expenses and audit fees totaling $550 annualized.

3) To reflect earnings per share based on weighted average shares outstanding assuming a distribution of one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock owned on the record date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


     You should read the following discussion in conjunction with Delta Apparel's historical financial statements and the notes to those statements included elsewhere in this document.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

OVERVIEW  OF  RESULTS  OF  OPERATIONS

     Fiscal year 1995 was the last full year that Delta Apparel achieved an operating profit. Business operations were negatively impacted over the following several years as Delta Apparel closed its United States sewing plants and moved its sewing operations off shore to lower wage countries.

     Most competitors of Delta Apparel also moved sewing operations off-shore during this same period. As a result, selling prices for T-shirts started a decline that continues today. For example, the average sale price of a dozen of Delta Apparel's basic T-shirt dropped approximately 31% from fiscal year 1996 to the first quarter of fiscal year 2000. Sales prices have dropped in response to actual or perceived lower sewing costs and a general decline in the cost of raw materials, particularly cotton. Delta Apparel believes that the rate of price declines is likely to slow as the industry completes its move of production facilities off-shore and to the extent that raw material price declines slow or are reversed.

     Delta Apparel's shift in manufacturing locations led to losses on the disposal of fixed assets associated with the closing of United States sewing plants. Delta Apparel also made the decision in fiscal 1998, based on management's assessment of expected future cash flows and economic conditions, to take an impairment charge of $7.5 million to write-off the excess of cost over net assets acquired.

     The industry trends have required Delta Apparel to develop the infrastructure to manage an off-shore manufacturing system and to implement new information systems to respond to the need for additional data. Delta Apparel has also modernized its textile manufacturing facility in Maiden, North Carolina. During the last eighteen months, Delta Apparel believes that it strengthened its management team as well, by bringing in a new Chief Executive Officer and a new Chief Financial Officer.

     Delta Apparel believes that its investments in off-shore sewing operations and modernization of its domestic fabric manufacturing operations provide it with a cost structure that will allow it to compete effectively in the activewear T-shirt markets. Additionally, Delta Apparel believes that its enterprise resource planning system gives it competitive advantages in production, inventory control, invoicing, accounts receivable collection and customer service.

     Delta Apparel has developed a three-year business plan that attempts to take advantage of the investments made and the core competencies believed to exist in its business. This plan includes a balanced marketing approach that targets three channels of distribution, namely sales to distributors, catalog direct sales and private label sales. Delta Apparel has commenced implementation of this business plan and believes that this is part of the reason for the improvement in the results of its operations since the end of fiscal year 1999.

     Delta Apparel's operating results are dependent in large part on orders from retailers, distributors, and screen printers that supply finished garments to retailers. Generally, when retail sales of apparel are strong, Delta Apparel benefits. Delta Apparel's operating results are also dependent on the utilization of its manufacturing facilities. Delta Apparel did not fully utilize its facilities during fiscal 1999. Delta Apparel believes that it will operate its facilities at or near full capacity during fiscal 2000, even though that capacity has increased as a result of Delta Apparel's modernization of its knit and dye operations in fiscal years 1998 and 1999. Delta Apparel invested over $7 million in capital improvements in fiscal years 1998 and 1999, resulting in increased capacity and lower operating costs.

FIRST  QUARTER  OF  FISCAL  YEAR  2000  VERSUS FIRST QUARTER OF FISCAL YEAR 1999

     Net Sales. Net sales for the quarter ended October 2, 1999 were $28.7 million as compared to net sales of $25.1 million for the prior year quarter. This increase was due to higher unit volume at lower average selling prices.

     Gross Margin. Gross profit and gross profit margin for the first quarter of fiscal year 2000 were $3.7 million and 13.0%, respectively, as compared to $4.1 million and 16.3%, respectively, in the prior year quarter. The lower average selling prices were largely offset by lower manufacturing costs. In addition, the prior year quarter included an approximately $0.9 million gain from the USDA cotton rebate program that was not in effect during the first quarter of the current year.

     Selling General and Administrative Expense. For the quarter ended October 2, 1999, selling, general and administrative expenses were $1.9 million, or 6.6% of sales, a decrease of $1.5 million from the prior year quarter. This decrease was due to a number of factors, including a reduction in head count, lower allocated corporate overhead, and a reduction in distribution expense. This level of selling, general and administrative spending is expected to continue in the future.

     Operating Income. For the quarter ended October 2, 1999 operating income was $1.8 million or 6.2% of sales. This $1.1 million increase from the operating profit of $0.7 million for the prior year quarter was due to the factors described above.

     Net  Interest  Expense.     For  the  quarter  ended  October  2, 1999, net
interest expense was $2.2 million, as compared to $2.2 million for the quarter ended September 26, 1998.

     Taxes. The effective tax expense rate was (5.3)% for the three months ended October 2, 1999 as compared to the effective tax benefit rate of 4.2% for the three months ended September 26, 1998. Although both quarters reflected a pretax loss, the current quarter's tax expense results from the expected franchise tax due.

     Net Loss. The net loss for the quarter ended October 2, 1999 of $0.5 million was $0.9 million lower than the net loss of $1.4 million for the prior
year  quarter.   This  decrease  was  due  to  the  factors  described  above.

     Inventories. Inventories at Delta Apparel at October 2, 1999 were $25.7 million as compared to $35.6 million on September 26, 1998. This reduction in inventory was due to lower units on hand, better management of in process inventory, and lower raw material cost in inventory.

     Capital Expenditures. Capital expenditures were $0.1 million for the quarter ended October 2, 1999 as compared to $1.4 for the prior year quarter. This decrease was due to a reduction in spending for domestic textile modernization.

     Order Backlog. Delta Apparel's order backlog at October 2, 1999 was $20.2 million, an increase of 5.2% from the order backlog of $19.2 million at September 26, 1998. This increase is the net result of an increase in backlog for private label accounts offset somewhat by lower selling prices. Delta Apparel believes that backlog orders can give a general indication of future sales.

FISCAL  YEAR  1999  VERSUS  FISCAL  YEAR  1998

     Net Sales. Net sales for fiscal year 1999 were $107 million, which was consistent with net sales of $108 million in fiscal year 1998. Fiscal year 1999 net sales included $5.0 million of outside yarn sales from the Rainsford plant versus none in fiscal year 1998. Control of operations, management and net assets of the Rainsford plant was transferred by Delta Mills to Delta Apparel in April 1998, and the results of operations and net assets of the Rainsford plant have been included in Delta Apparel since that time. Lower fiscal year 1999 net sales were the result of lower unit prices partially offset by increased unit sales as compared to fiscal year 1998.

     Gross Profit. Gross profit increased to $5.7 million in fiscal year 1999 from $4.1 million in fiscal year 1998, and gross profit margin increased to 5.3% in fiscal year 1999 from 3.8% in fiscal year 1998, as a result of lower raw material costs and better manufacturing efficiencies. Included in fiscal year 1999 is a charge of $1.7 million to increase reserves on certain discontinued and slow moving inventory categories.

     Selling General and Administrative Expenses. During the year ended July 3, 1999, selling, general and administrative expenses were $13.7 million, as compared to $13.9 million during the year ended June 27, 1998, a decrease of $0.2 million or 1.4%. For the year ended July 3, 1999, expenses in this category were 12.8% of net sales as compared to 12.9% of net sales for the year ended June 27, 1998.

     Operating Loss. The fiscal year 1999 operating loss was $9.7 million, compared to an operating loss of $17.8 million in fiscal 1998. Delta Apparel's improved gross profit contributed to the reduction in operating loss for fiscal year 1999. The fiscal 1998 operating loss included an impairment charge of $7.5 million that was recorded to write off the excess of cost over assigned value of net assets acquired. The fiscal 1999 operating loss included a $1.4 million impairment charge to adjust the carrying value of certain plant assets.

     Net Interest Expense. For the year ended July 3, 1999, net interest expense was $9.6 million, as compared to $6.4 million for the year ended June 27, 1998. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt. Delta Apparel's indebtedness will be significantly lower after the Delta Apparel distribution. See "Capitalization".

     Taxes. The effective tax rate for the year ended July 3, 1999 was 4.1% as compared to a 13.3% effective tax rate for the year ended June 27, 1998. Although both years reflected a pretax loss, the year ended July 3, 1999 had less of a tax benefit due to increasing the valuation allowance for net operating loss carryover benefits which may not be recognized in the future.

     Net Loss. Net loss for the year ended July 3, 1999, was $18.5 million, as compared to $21.0 million for the year ended June 27, 1998, due to the factors described above.

     Inventories. Inventories at Delta Apparel at July 3, 1999 totaled $27 million, compared to $32 million at June 27, 1998. The decrease resulted primarily from a strategic focus to improve raw material and work in process inventory management utilizing the benefits gained from the implementation of enterprise-wide resource planning software, as well as a $1.7 million charge to increase reserves on certain discontinued and slow moving inventory categories.

     Capital Expenditures. Capital expenditures in fiscal 1999 were $3.6 million as compared to $3.7 million in fiscal 1998. These investments were primarily for the modernization of the textile operations, which has resulted in increased capacity and lower costs.

FISCAL  YEAR  1998  VERSUS  FISCAL  YEAR  1997

     Net Sales. Net sales for fiscal year 1998 were $108 million, a decline of 4.4% from sales of $113 million in fiscal year 1997. The decline in sales was due primarily to lower unit prices and a slight drop in units being shipped as compared to fiscal year 1997.

     Gross Profit. Gross profit increased from $3.3 million in fiscal year 1997 to $4.1 million in fiscal year 1998, and gross profit margin increased from 2.9% in fiscal year 1997 to 3.8% in fiscal year 1998, as a result of lower raw material prices and lower manufacturing cost resulting from the shift of sewing operations offshore more than offsetting lower selling prices.

     Selling General and Administrative Expenses. During the year ended June 27, 1998, selling, general and administrative expenses were $13.9 million, as compared to $9.5 million during the year ended June 28, 1997, an increase of $4.4 million or 46%. This increase is attributable to an increase in advertising expense and an increase in general and administrative personnel cost.

     Operating Loss. During the third quarter of fiscal 1998, Delta Apparel determined that the excess of cost over assigned value of net assets acquired was impaired. Accordingly, a charge of $7.5 million was taken to write-off this excess of cost over assigned value of net assets acquired. The fiscal year 1998 operating loss, including this write-off of the excess of cost over assigned value of net assets acquired, was $17.8 million compared to an operating loss of $6.4 million in the fiscal year 1997. The increased operating loss was primarily a result of the goodwill write-off, but was also due to the increase in selling, general and administrative expenses.

     Net Interest Expense. For the year ended June 27, 1998, net interest expense was $6.4 million, as compared to $5.9 million for the year ended June 28, 1997. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate for the year ended June 27, 1998 was 13.3% as compared to a 4.4% effective tax rate for the year ended June 28, 1997. Although both years reflected a pretax loss, in fiscal year 1998 Delta Apparel had more tax benefit recognized due a larger current year net operating loss.

     Net Loss. Net loss for the year ended June 27, 1998, was $21.0 million, as compared to $11.7 million for the year ended June 28, 1997. The decrease was due to the factors described above.

     Inventories. Inventories at Delta Apparel at June 27, 1998 totaled $32 million, compared to $41 million at June 28, 1997. The decrease was due primarily to a much stronger spring selling season in 1998 compared to 1997 resulting in decreased finished goods inventory.

     Capital Expenditures. Capital expenditures in fiscal 1998 were $3.7 million as compared to $2.3 million in fiscal 1997. The increased spending in 1998 was a result of the textile modernization program.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Historical

     In each of the first quarter of fiscal year 2000 and in fiscal years 1999, 1998 and 1997, Delta Apparel's source of liquidity and capital has been the borrowing arrangement it has had with its parent company, Delta Woodside. As funds were needed, the affiliated debt was increased, and as funds were generated, the affiliated debt was decreased.

     Delta Apparel's operating activities resulted in $13.4 million of cash provided in the first quarter of fiscal 2000 as compared to $2.3 million net cash used in the first quarter of fiscal 1999. Delta Apparel's operating activities resulted in uses of cash of $6.8 million in fiscal year 1999, $12.6 million in fiscal year 1998 and $14.4 million in fiscal year 1997. The cash provided in the first quarter of fiscal year 2000 was primarily due to accounts receivable and inventory reductions and an increase in accounts payable and accrued expenses and was after the charge of $2.2 million of interest to Delta Woodside on affiliated debt. The uses of cash in each of the fiscal years 1999, 1998 and 1997 were primarily associated with net losses incurred in each of these years. These net losses included interest charges on the affiliated debt of $9.5 million in fiscal year 1999, $6.5 million in fiscal year 1998 and $6.1 million in fiscal year 1997.

     Capital expenditures were $3.6 million in the year ended July 3, 1999 and $3.7 million in the year ended June 27, 1998. Capital expenditures in both these years were primarily related to the modernization of knitting, dyeing and finishing facilities, as well as the implementation of an Enterprise Wide Resource Planning system. Delta Apparel expects fiscal 2000 capital expenditures, primarily for a slight capacity increase and maintenance, to approximate $2.0 million.

     Pro  Forma

     In connection with the Delta Apparel distribution, Delta Woodside will contribute, as contributions to capital, all net debt amounts owed to it by the corporations that previously had conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business. As a result of this action, Delta Apparel will no longer owe any amounts to Delta Woodside, other than for yarn purchased from Delta Mills prior to the Delta Apparel distribution and as otherwise specifically provided in the distribution agreement or the tax sharing agreement.

     Also in connection with the Delta Apparel distribution, Delta Apparel will enter into the following financing arrangements:

     -    Delta Apparel will refinance its existing bank indebtedness.

     - Delta Apparel will enter into a credit agreement with a lending institution, under which the lender will provide Delta Apparel with a 5-year $10 million term loan and a 5-year $25 million revolving credit facility. All loans under the credit agreement will bear interest at rates based on LIBOR or an index rate plus an applicable margin. Delta Apparel will grant the lender a first mortgage lien on or security interest in substantially all of its assets.

     - The credit agreement will contain limitations on, or prohibitions of, cash dividends, stock purchases, related party transactions, mergers, acquisitions, sales of assets, indebtedness and investments.

     - Principal of the term loan will be repaid in monthly installments of principal based on a 60 month amortization.

     - Under the revolving credit facility, Delta Apparel will be able to borrow up to $25 million (including a $10.0 million letter of credit subfacility) subject to borrowing base limitations based on accounts receivable and inventory levels.

     The pro forma statements included in this document under the heading "Unaudited Pro Forma Combined Financial Statements" assume that these capital contributions had occurred and these new debt facilities were in place as of October 2, 1999 (for purposes of the pro forma balance sheet) or the beginning of the 1999 fiscal year (for purposes of the pro forma income statements).

Using the same assumptions as are in these pro forma statements, if the Delta Apparel distribution had taken place at the beginning of fiscal year 1999, the cash generated by operating activities during fiscal year 1999 would have been approximately $0.8 million ($7.5 million less than the actual use of cash from operations). The lower use of cash would have been due to $6.9 million less interest expense and $0.6 million net reduction in the management fee charged by Delta Woodside as compared to the estimated cost of replacing those services.

     Using the same assumptions as are in the pro forma statements, if the Delta Apparel distribution had taken place at the beginning of fiscal year 1999, cash provided by operating activities during the first quarter of fiscal year 2000 would have been approximately $14.9 million. This $1.7 million increase in cash provided by operations would have been due to lower interest payments on the institutional lender debt as compared with the actual interest charged on the affiliated debt.

     Delta Apparel expects that its peak borrowing needs will be in its third and fourth fiscal quarters and that during those quarters it may need to draw or set aside for letters of credit approximately $15 million under its revolving credit facility for working capital purposes and letters of credit. Forty-five percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Delta Apparel believes that its $25 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs, and that the cash flow generated by its operations and funds available under its revolving credit line should be sufficient to service its bank debt, to satisfy its day-to-day working capital needs, and to fund its planned capital expenditures. Any material deterioration in Delta Apparel's results of operations, however, may result in Delta Apparel losing its ability to borrow under its revolving credit facility or may cause the borrowing availability under that facility not to be sufficient for Delta Apparel's needs.

QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

     Commodity Risk Sensitivity. As a part of Delta Apparel's business of converting fiber to finished apparel, Delta Apparel makes raw cotton purchase commitments and then fixes prices with cotton merchants who buy from producers and sell to textile manufacturers. Delta Apparel may seek to fix prices up to 18 months in advance of delivery. Daily price fluctuations are minimal, yet long-term trends in price movement can result in unfavorable pricing of cotton for Delta Apparel. Before fixing prices, Delta Apparel looks at supply and demand fundamentals, recent price trends and other factors that affect cotton prices. Delta Apparel also reviews the backlog of orders from customers as well as the level of fixed price cotton commitments in the industry in general. At October 2, 1999, a 10% decline in the market price of the cotton covered by Delta Apparel's fixed price contracts would have had a negative impact of approximately $1.1 million on the value of the contracts.

     Interest Rate Sensitivity. Delta Apparel's credit agreement will provide that the interest rate on outstanding amounts owed shall bear interest at variable rates. An interest rate increase would have a negative impact on Delta Apparel to the extent that it has borrowings outstanding under either its term loan or its revolving line of credit. Based on the assumptions used in preparing the pro forma statements of operations contained under the heading "Unaudited Pro Forma Combined Financial Statements", if the interest rate on Delta Apparel 's outstanding indebtedness had been increased by 1% of the debt's average outstanding principal balance, Delta Apparel's pro forma interest expense would have been approximately $231,000 higher in the fiscal year ended July 3, 1999 and approximately $43,000 higher in the three months ended October 2, 1999. The actual increase in interest expense resulting from a change in interest rates would depend on the magnitude of the increase in rates and the average principal balance outstanding.

YEAR  2000  COMPLIANCE

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure causing disruptions to operations.

     Delta Apparel's internal information technology and non-information technology systems are generally licensed from third parties rather than being internally developed. Delta Apparel has received written certifications from all manufacturers of third-party systems that they are Year 2000 compliant. Delta Apparel has completed the inventory and testing of mission critical hardware systems.

     Additionally, all mission critical operating software has been tested by the manufacturers as well as internally tested. All of the mission critical hardware and software passed predetermined Year 2000 criteria for compliance.

     Delta Apparel's business is also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. A systemic failure outside of Delta Apparel's control, such as a prolonged loss of telecommunications, electrical or telephone services, could interrupt the flow of orders from customers or the flow of goods and services from vendors and service providers and could have a material adverse effect on Delta Apparel's business.

     To date, Delta Apparel has spent approximately $381,000 on Year 2000 compliance issues, including the purchase of hardware and the cost of third party consultants. Based on Delta Apparel's current assessment, Delta Apparel does not anticipate that additional costs associated with the Year 2000 issue will have a material adverse effect on its business. Delta Apparel does not currently anticipate having to develop a contingency plan for handling a Year 2000 problem that is not detected and corrected prior to its occurrence.

     There is general uncertainty inherent in the Year 2000 computer problem. The consequences of Year 2000 failures could have a material adverse effect on Delta Apparel's business. In particular, unforeseen Year 2000 computer problems could require substantial time, expenditures and effort on the part of management.

DIVIDENDS  AND  PURCHASES  BY  DELTA  APPAREL  OF  ITS  OWN  SHARES

     Delta Apparel's ability to pay cash dividends or purchase its own shares will largely be dependent on its future results of operations and compliance with its loan covenants. Delta Apparel's credit agreement will permit the payment of cash dividends in an amount up to 25% of cumulative net income (excluding extraordinary or unusual non-cash items), provided that no event of default exists or would result from that payment and after the payment at least $6.0 million remains available under the revolving credit facility. Delta Apparel's credit agreement will also permit up to an aggregate of $3.0 million of purchases by Delta Apparel of its own stock provided that no event of default exists or would result from that action and after the purchase at least $3.0 million remains available under the revolving credit facility.

     Delta Apparel currently anticipates that it will pay no cash dividends to its stockholders for the foreseeable future. If Delta Apparel's board of directors determines at any time that the purchase of its own stock is in the best interests of its stockholders and that the purchase complies with its loan covenants, Delta Apparel may purchase its own shares in the market or in privately negotiated transactions.

     In general, any future cash dividend payments will depend upon Delta Apparel's earnings, financial condition, capital requirements, compliance with loan covenants and other relevant factors.

                            BUSINESS OF DELTA APPAREL


     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30136 (telephone number: 770-806-6800). Delta Apparel was incorporated in 1999.

     The following information under this heading, "Business of Delta Apparel", describes Delta Apparel as if the transactions contemplated by the distribution agreement had been consummated at the beginning of the periods described. All references in this document to Delta Apparel refer to Delta Apparel, Inc., together with its subsidiaries.

BUSINESS

     Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods. Approximately 95% of Delta Apparel's production is of T-shirts. Delta Apparel specializes in selling to the imprinted knit apparel marketplace products such as blank t-shirts, golf shirts and tank tops. Delta Apparel sells its products to distributors, screen printers and private label accounts.

     Products,  Marketing  and  Manufacturing
     ----------------------------------------

     Delta Apparel markets a standard set of knit garments with standard colors under the Delta Apparel label to distributors, who resell to printers, and directly to large printer accounts. Delta Apparel also supplies knit apparel to private label customers under the customers' label. Approximately 40% of Delta Apparel's sales are to screen printers and approximately 35% to distributors, with the balance of its sales to private label accounts. Generally, sales to distributors and large printers are driven by availability of competitive products and price. Margins are generally higher in the private label business, which is also characterized by slightly higher customer loyalty.

     Delta Apparel's marketing is performed primarily by employed sales personnel located throughout the country. Delta Apparel maintains a sales office in New York City. Sales personnel call directly on the retail trade, contacting department stores, distributors, screen printing companies and mass marketers such as discount houses. Delta Apparel also utilizes independent sales representatives to sell to screen printing companies. Most knit apparel items are inventoried based on forecasts to permit quick shipment and to level production schedules. Special knit apparel items and customer private label knit apparel styles generally are made only to order.

     Delta Apparel's sales reflect some seasonality, with sales during the first and fourth fiscal quarters generally being highest and sales during the second fiscal quarter generally being the lowest.

     Delta Apparel spins the majority of its yarn at its modern facility in Edgefield, South Carolina, with the remainder being purchased from outside vendors. The business knits, dyes, finishes and cuts virtually all its fabric in a company owned plant in Maiden, North Carolina. Delta Apparel sews most of its garments in two leased facilities in Honduras and a small part of its production at a company owned plant in Georgia. Delta Apparel also uses outside sewing contractors when demand exceeds internal production capacity or it is cost-effective to do so. Approximately 25% of Delta Apparel's current sewing requirements are satisfied by outside contractors. All products are distributed from Delta Apparel's distribution center in Tennessee. During the last three years, Delta Apparel has opened its two Honduras plants and closed five sewing plants in the United States.

     Fabrics used by Delta Apparel are primarily 100% cotton and polyester/cotton blends. Cotton is acquired from several suppliers. Although Delta Apparel purchases polyester fiber from one supplier, Delta Apparel does not believe that the loss of this supplier would have a material adverse effect on it.

     Delta Apparel's principal raw material is cotton. Delta Apparel's average price per pound of cotton purchased and consumed (including freight and carrying cost) was $.678 in fiscal year 1999, $.817 in fiscal year 1998, $.833 in fiscal year 1997 and $.944 in fiscal year 1996. In fiscal year 2000 Delta Apparel expects to use approximately 40 million pounds of cotton in its manufacture of yarn. Delta Apparel has contracted to purchase approximately 73% of its expected cotton requirements for fiscal year 2000. The percentage of Delta Apparel's cotton requirements that Delta Apparel fixes each year varies depending upon Delta Apparel's forecast of future cotton prices. Current cotton market prices are at relatively low levels. Delta Apparel believes that recent cotton prices has enabled it to contract for cotton at prices that will permit it to be competitive with other companies in the United States apparel industry when the cotton purchased for future use is put into production. To the extent that cotton prices decrease before Delta Apparel uses these future purchases, Delta Apparel could be materially and adversely affected, as there can be no assurance that it would be able to pass along its own relatively higher costs to its customers. In addition, to the extent that cotton prices increase and Delta Apparel has not provided for its requirements with fixed price contracts, Delta Apparel may be materially and adversely affected, as there can be no assurance that it would be able to pass along these increased costs to its customers.

     No customer accounted for more than 10% of Delta Apparel's sales in fiscal year 1998 or fiscal year 1999. Approximately 25% of Delta Apparel's fiscal year 1997 sales were to NIKE, Inc. As a result of the loss of this account, part of Delta Apparel's strategy is not to become dependent on any particular customer. Many customers place multi-month orders, but request shipment at their discretion. Third party carriers are used to ship products to Delta Apparel's customers.

     Business  Strategy
     ------------------

     Delta Apparel's strategy is to provide the best value to its customers with respect to the products it manufactures. This strategy includes the following components:

     -    Consistently produce high quality products.

     - Provide excellent customer service with respect to rapid and accurate delivery, a close tie in to the customers' inventory needs and order monitoring.

     - Take advantage of being a totally vertical producer to reduce costs, implement exacting controls and provide consistent products.

     - Use its Honduran facility to manufacture most of its product, taking advantage of the favorable wage differential offered by that country.

     - Use its Georgia plant to produce goods needed on a quick turnaround basis.

     -    Increase the focus on a relatively small range of core basic products.

     -    Improve its management of inventory.

     Delta Apparel's management believes that this strategy will take advantage of the following market trends:

     - Name brands have less of a competitive advantage than they used to in the market for commodity apparel items, such as Delta Apparel's products.

     -    Increasing   coordination,   including  electronic  data  interchange,
          between producers and retailers.

     - Compression of the supply chain, with retailers monitoring sales on a weekly or daily basis, carrying less inventory, demanding quicker response times from producers and requiring producers to keep the retailers' inventories stocked for quick delivery.

     - Because of the retailers' focus on cost reduction and enhancing narrow margins, virtually all productive capacity has gone off shore.

     -    Continued trend in the market toward more casual clothes.

     Competition
     -----------

     The cyclical nature of the apparel industry, characterized by rapid shifts in fashion, consumer demand and competitive pressures, results in both price and demand volatility. The demand for any particular product varies from time to time based largely upon changes in consumer preferences and general economic conditions affecting the apparel industry, such as consumer expenditures for non-durable goods. The apparel industry is also cyclical because the supply of particular products changes as competitors enter or leave the market.

     Delta Apparel competes with a number of United States and Canadian branded and private label manufacturers of knit apparel. Many of these companies are larger in size and have greater financial resources than Delta Apparel.

     Some of Delta Apparel's competitors have begun to offer consignment and open-ended payments terms to customers in some market segments. Delta Apparel's current strategy does not include offering similar terms to its customers. Delta Apparel believes that the long-term benefits of its approach will outweigh any short-term loss of business that it may suffer as result of this practice by some of its competitors.

     Approximately three-quarters of the United States market sales of knit apparel are made by three major knit apparel manufacturers that are Delta Apparel's primary competitors. Based on mill dozens sold in 1998, Delta Apparel has an approximate 5% share of the market for decorated tee shirt for wholesalers and screen printers, which is up from 4% in 1996 and makes it a second tier supplier to the market.

     The principal competitive factors are price, service, delivery time, quality and flexibility, with the relative importance of each factor depending upon the needs of particular customers and the specific product offering. Delta Apparel's products face considerable price pressure. Delta Apparel's strategy is to provide the best value to its customers. Favorable competitive aspects of Delta Apparel's business are the relatively high quality of its products, its state of the art information systems, its relatively low distribution and selling and general administrative costs and the business' flexibility and process control, which leads to product consistency. These advantages derive from Delta Apparel being a totally vertical producer, its focus on service and quick order turn around times and its relatively low distribution costs. Delta Apparel's primary relative competitive disadvantage is that its Delta Apparel brand name is not as well known as the brand names of its largest competitors, such as Fruit-of-the-loom, Hanes and Russell.

     Employees
     ---------

     At November 4, 1999, Delta Apparel had approximately 1,950 employees. Delta Apparel's employees are not represented by unions. Delta Apparel believes that its relations with its employees are good.

     Environmental  and  Regulatory  Matters
     ---------------------------------------

     Delta Apparel is subject to various federal, state, and local environmental laws and regulations concerning, among other things, wastewater discharges, storm water flows, air emissions, ozone depletion, and solid waste disposal. Delta Apparel's plants generate very small quantities of hazardous waste, which are either recycled or disposed of off site. Most of its plants are required to possess one or more discharge permits.

     Delta Apparel believes that it is in compliance in all material respects with federal, state, and local environmental statutes and requirements.

     Delta Apparel incurs capital and other expenditures in each year that are aimed at achieving compliance with current and future environmental standards. Generally, the environmental rules applicable to Delta Apparel are becoming increasingly stringent. For instance, Delta Apparel anticipates that its Maiden, North Carolina plant will need to incur capital expenditures in the future to comply with wastewater discharge rules.

     Delta Apparel does not expect that the amount of these expenditures in the future will have a material adverse effect on its operations or financial condition. There can be no assurance, however, that future changes in federal, state, or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Delta Apparel's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

     Legal  Proceedings
     ------------------

     In April 1994, a products liability and wrongful death suit, captioned Scelza, et al. v. Caldor, Inc., et al, was filed in the Supreme Court of the State of New York in New York County, New York, against Duck Head Apparel Company, Inc. (which conducts the Delta Apparel Company division's business and the Duck Head Apparel Company division's business) and other parties. The suit seeks $95 million, plus punitive damages and attorneys' fees, for the death in January 1993 of Mrs. Scelza allegedly caused by her bodysuit and Duck Head sweatshirt catching fire while she used a gas range. The suit has been stayed as a result of the bankruptcy of Caldor, Inc. The case is still in the preliminary stages and very little discovery has been completed. Because the allegedly defective sweatshirt was manufactured by the Delta Apparel Company division, Delta Apparel has agreed to indemnify Delta Woodside and Duck Head with respect to this suit. Delta Apparel believes that any reasonably likely recovery in the suit would be covered by insurance and, therefore, does not believe that the suit will have a material adverse effect on Delta Apparel.

     From time to time Delta Apparel and its subsidiaries are defendants in other legal actions involving claims arising in the normal course of its business, including product liability claims. Delta Apparel believes that, as a result of its legal defenses, insurance arrangements and indemnification provisions with financially capable parties, none of its other actions is reasonably likely to have a material adverse effect on its results of operations or financial condition taken as a whole.

PROPERTIES

    The following table provides a description of Delta Apparel's principal production and warehouse facilities.

                                                       Approximate
                                                         Square
          Location                      Utilization      Footage  Owned/Leased
----------------------------------  -------------------  -------  -------------
Duluth, GA                          admin. offices        40,244  Leased(1)
Rainsford Plant, Edgefield, SC      spin                 296,000  Owned(2)
Maiden Plant, Maiden, NC            knit/dye/finish/cut  305,000  Owned
Washington Plant, Washington, GA    sew                  129,800  Owned
Distribution Center, Knoxville, TN  distribution         550,000  Owned
Honduras Plant, San Pedro Sula,
  Honduras                          sew                   70,000  Leased(3)

____________________________________
(1)  The  lease  of  the  Duluth,  Georgia  offices  expires  in August 2000.

(2) In connection with the Delta Apparel distribution, Delta Mills will transfer title in the Rainsford plant to Delta Apparel. See "Relationships Among Delta Apparel, Delta Woodside and Duck Head - Other Relationships".

(3)  The Honduras plant has a lease that expires in November 2000.

     In addition, sales offices are leased in New York City on a month-to-month basis.

     All of Delta Apparel's owned facilities will be subject to mortgages and security interests to be granted in favor of the credit agreement lender. Delta Apparel's accounts receivable and inventory, and certain other intangible property, currently secure Delta Woodside's credit facility. In connection with the Delta Apparel distribution, these liens on the assets of Delta Apparel will be released and new liens on all of Delta Apparel's assets will be granted to the credit agreement lender.

     Various factors affect the relative use by Delta Apparel of its own facilities and outside contractors in the various apparel production phases. Delta Apparel is currently using the majority of its internal production capacity.

     Delta Apparel believes that its equipment and facilities are generally adequate to allow it to remain competitive with its principal competitors.

                           MANAGEMENT OF DELTA APPAREL


DIRECTORS

     The following eight persons are the members of Delta Apparel's board of directors. Their term runs until the next annual meeting of stockholders of Delta Apparel or until their successors are duly elected and qualified. Each director is a citizen of the United States. There are no family relationships among the directors and the executive officers of Delta Apparel.


NAME AND AGE                                           PRINCIPAL OCCUPATION           DIRECTOR SINCE
William F. Garrett (59)                        President of Delta Mills Marketing             1998(1)
                                               Company, a division of a subsidiary of
                                               Delta Woodside (2)

C. C. Guy (67)                                 Retired Businessman                            1984(1)
                                               Shelby, North Carolina (3) (10) (11)

Robert W. Humphreys (42)                       President and Chief Executive Officer            1999
                                               of Delta Apparel (4)

Dr. James F. Kane (68)                         Dean Emeritus of the College of                1986(1)
                                               Business Administration of the
                                               University of South Carolina
                                               Columbia, South Carolina (5) (10) (11)(12)

Dr. Max Lennon (59)                            President of Mars Hill College                 1986(1)
                                               Mars Hill, North Carolina (6) (10) (11)(12)

E. Erwin Maddrey, II (58)                      President and Chief Executive                  1984(1)
                                               Officer of Delta Woodside;
                                               Chairman of the Board of Delta
                                               Apparel (7)

Buck A. Mickel (44)                            President and Chief Executive Officer          1984(1)
                                               of RSI Holdings, Inc.
                                               Greenville, South Carolina (8) (11)

Bettis C. Rainsford (48)                       President of The Rainsford                     1984(1)
                                               Development Corporation
                                               Edgefield, South Carolina (9)

     (1)  Includes  service  as  a  director  of  Delta  Woodside and Delta Woodside's predecessor by merger,  Delta  Woodside  Industries, Inc., a Delaware corporation (which this documents refers to as
"Old  Delta  Woodside"),  or  any  predecessor  company  to  Old  Delta  Woodside.

     (2)  William  F.  Garrett served as a divisional Vice President of J. P. Stevens & Company, Inc.
from  1982  to  1984,  and as a divisional President of J. P. Stevens & Company, Inc. from 1984 until
1986,  at  which time the Delta Mills Marketing Company division was acquired by a predecessor of Old
Delta  Woodside.  From 1986 until the present he has served as the President of Delta Mills Marketing
Company,  a  division  of  a  subsidiary  of  Delta Woodside.  Upon consummation of the Delta Apparel distribution,  Mr.  Garrett will become President and Chief Executive Officer of Delta Woodside.  Mr.
Garrett  serves  as  a  director  of  Delta  Woodside  and  Duck  Head.


                                       60

     (3)  C.  C.  Guy  served as Chairman of the Board of Old Delta Woodside or its predecessors from the  founding  of  Old  Delta  Woodside's predecessors in 1984 until November 1989.  Since before the
November  15,  1989  merger (which this document refers to as the "RSI Merger") of Old Delta Woodside into  RSI  Corporation,  a  South  Carolina  corporation  which  changed  its  name to Delta Woodside
Industries,  Inc.  and  is now Delta Woodside, he has been a director of RSI Holdings, Inc., and from before  the  RSI  Merger  until  January  1995 he also served as President of RSI Holdings, Inc.  RSI
Holdings,  Inc. until 1992 was engaged in the sale of outdoor power equipment, until 1994 was engaged in  the  sale of turf care products and currently is engaged in the consumer finance business.  Prior to  November  15,  1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation.  Mr. Guy served from
October 1979 until November 1989 as President, Treasurer and a director of RSI Corporation.  Prior to the  RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares of common stock of
Old  Delta  Woodside  and, among other matters, was engaged in the office supply business, as well as the  businesses  of  selling  outdoor  power  equipment  and turf care products.  Mr. Guy serves as a director  of  Delta  Woodside  and  Duck  Head.

     (4)     Robert  W.  Humphreys was elected President and Chief Executive Officer of Delta Apparel
in December 1999.  He was elected President of  the Delta Apparel Company division of a subsidiary of
Delta  Woodside  in April 1999.  He served as Vice President-Finance and Assistant Secretary of Delta
Woodside  from May 1998 to November 1999.  From January 1987 to May 1998, Mr. Humphreys was President
of  Stevcoknit  Fabrics  Company,  the  knit  fabrics  division  of  a  subsidiary of Delta Woodside.

     (5)  Dr.  James  F.  Kane  is  Dean  Emeritus  of  the College of Business Administration of the
University  of  South Carolina, having retired in 1993 as Dean, in which capacity he had served since
1967.  He  also  serves  as  a  director  of  Delta  Woodside,  Duck  Head  and  Glassmaster Company.

     (6)  Dr.  Max  Lennon was President of Clemson University from March 1986 until August 1994.  He was  President  and Chief Executive Officer of Eastern Foods, Inc., which was engaged in the business of  manufacturing  and  distributing  food products, from August 1994 until March 1996.  He commenced service  in  March  1996  as  President  of Mars Hill College.  He also serves as a director of Delta
Woodside,  Duck  Head  and  Duke  Power  Company.

     (7)  E. Erwin Maddrey, II was President and Chief Executive Officer of Old Delta Woodside or its
predecessors  from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and he  has served in these positions with Delta Woodside since the RSI Merger.  Upon consummation of the
Delta  Apparel  distribution, Mr. Maddrey will retire from his officer positions with Delta Woodside.
He  also  serves  as  a  director  of  Delta  Woodside,  Duck  Head  and  Kemet  Corporation.

     (8)  Buck  A.  Mickel  was  a  Vice President of Old Delta Woodside or its predecessors from the founding  of  Old  Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from  November  1986  to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to
November  1988.  He served as Vice President and a director of RSI Holdings, Inc. from before the RSI
Merger  until January 1995 and as Vice President of RSI Holdings, Inc. from September 1996 until July
1998  and has served as President,  Chief Executive Officer and a director of RSI Holdings, Inc. from
July  1998  to  the  present.  He served as Vice President of RSI Corporation from October 1983 until
November  1989.  Mr.  Mickel  serves  as  a  director  of  Delta  Woodside  and  Duck  Head.


                                       61

     (9)  Bettis  C.  Rainsford was Executive Vice President and Chief Financial Officer of Old Delta
Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the
RSI  Merger  and  served  in these positions with Delta Woodside from the RSI Merger until October 1,
1999.  Mr.  Rainsford served as Treasurer of Old Delta Woodside or its predecessors or Delta Woodside from  1984  to 1986, from August 1988 to November 1988 and from November 1990 to October 1, 1999.  He is  President  of  The  Rainsford  Development  Corporation  which  is  engaged  in  general business development  activities  in  Edgefield,  South Carolina.  Mr. Rainsford serves as a director of Delta
Woodside, Duck Head and Martin Color-Fi, Inc. and is a member of the managing entity of Mount Vintage
Plantation  Golf  Club,  LLC.

     (10)  Member  of  Audit  Committee.

     (11)  Member  of  Compensation  Committee.

     (12)  Member  of  Compensation  Grants  Committee.


EXECUTIVE  OFFICERS

     The following provides information regarding the executive officers of Delta Apparel.

Name  and  Age                    Position
--------------                    --------

Robert W. Humphreys (42)          President and Chief Executive Officer (1)

Herbert  M.  Mueller  (42)        Vice President, Chief Financial Officer
                                  and  Treasurer  (2)

Marjorie  F.  Rupp  (48)          Vice  President  and  Secretary  (3)

______________________

     (1)  See  information  under  the  subheading  "Directors".

     (2) Herbert M. Mueller was elected to serve as Vice President, Chief Financial Officer and Treasurer of Delta Apparel in December 1999. He was elected to serve as Vice President of the Delta Apparel division in April 1998. Prior to joining the Delta Apparel division, Mr. Mueller served as Corporate Controller (from June 1991 to June 1997 and from October 1997 to April 1998) and Senior Director of Business Planning (from July 1997 to October 1997) of Swift Denim, a manufacturer of denim fabric.

     (3) Marjorie F. Rupp was elected Vice President and Secretary of Delta Apparel in December 1999. She was elected to serve as Vice President of Human Resources of the Delta Apparel division in July 1998. She served as Director of Human Resources for the Delta Apparel division from May 1992 until July 1998.

     Delta Apparel's executive officers are appointed by Delta Apparel's board of directors and serve at the pleasure of the Board.

MANAGEMENT  COMPENSATION

     Summary  Compensation  Table
     ----------------------------

     The following table sets forth information for the fiscal year ended July 3, 1999 respecting the compensation earned by Delta Apparel's current Chief Executive Officer and by the other current executive officer of Delta Apparel who earned salary and bonus in fiscal 1999 from Delta Woodside or any of its subsidiaries in excess of $100,000 (whom this document refers to collectively as the "Named Executives").

                                     SUMMARY COMPENSATION TABLE

                                                                        Long-Term
                                                                        ----------
                                                 Annual  Compensation  Compensation
                                           ----------------------------  --------
                                                                          Awards
                                                                Other    --------    All
                                                                Annual   Securities Other
                                                                Compen-  Underlying Compen-
                                 Name and   Salary     Bonus    sation   Options    sation
Principal Position                 Year     ($)(a)   ($)(a)(b)  ($)(c)    (#)(d)     ($)
-------------------------------  --------  --------  ---------  -------  --------  --------

Robert W. Humphreys,               1999    223,077    94,286    14,715      0      543,449
(f)(e)
  President, Delta
  Apparel division

Herbert M. Mueller                 1999    140,000    23,080     3,880      0       1,400
(g)(e)
  Vice President
  Delta Apparel
  division
_______________________________


     (a)  The  amounts  shown  in  the  column  include sums the receipt of which has been deferred pursuant  to  the  Delta  Woodside  401(k)  Plan  or the Delta Woodside deferred compensation plan.

     (b)  Amounts  in  this  column  are  cash  bonuses  paid  to  reward  performance.

     (c)  The  amounts in this column were paid by Delta Woodside in connection with the vesting of awards  under  the  Delta  Woodside  Incentive Stock Award Plan and were in each case approximately sufficient,  after the payment of all applicable income taxes, to pay the participant's federal and state  income  taxes  attributable  to  the  vesting  of  the  award.

     (d)  For  purposes  of  this table, awards under the Delta Woodside Incentive Stock Award Plan are  treated  as  options.

     (e)  The  Delta Woodside 401(k) Plan allocation shown for the fiscal year was allocated to the participant's account during that fiscal year, although all or part of the allocation may have been determined  in  whole  or  in  part on the basis of the participant's compensation during the prior fiscal  year.

     (f)  The  fiscal  1999  amount  represents  $666  Delta Woodside contribution allocated to Mr.
Humphrey's  account  in the Delta Woodside 401(k) Plan, $375 contributed by Delta Woodside to Delta
Woodside's  deferred compensation plan as payment for the amount of Delta Woodside contributions to the Delta Woodside 401(k) Plan for fiscal year 1998 that were not made for Mr. Humphreys because of


                                       63

Internal  Revenue  Code contribution limitations, $2,729 contributed by Delta Woodside to the Delta
Woodside  401(k)  Plan  for Mr. Humphreys with respect to his compensation deferred under the Delta
Woodside 401(k) Plan, $137,241 received as a bonus relating to the period while he was President of
Stevcoknit  Fabrics  Company  (a  division of a subsidiary of Delta Woodside), $2,438 earned on Mr.
Humphreys'  deferred  compensation  at  a  rate  in excess of 120% of the Federal mid-term rate and
$400,000  paid  in  connection  with  his undertaking the position of President and chief executive officer  of  the  Delta  Apparel  division.

     (g) Represents the Delta Woodside contribution allocated to Mr. Mueller's account in the Delta
Woodside  401(k)  Plan.

     The amounts shown in the table above do not include reimbursement by Delta Woodside or its subsidiaries for certain commuting expenses and other items. The non- business personal benefit to any Named Executive of these amounts does not exceed 10% of the Named Executive's total salary and bonus.

     Aggregated  Option Exercises in Last Fiscal Year and Fiscal Year-End Option
     ---------------------------------------------------------------------------
Values
------

     The following table provides information respecting the exercise by any Named Executive during fiscal 1999 of awards granted under Delta Woodside's Incentive Stock Award Plan and options granted under Delta Woodside's Stock Option Plan, and the fiscal year end value of any unexercised outstanding awards and options. For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.

                                 AGGREGATED OPTION EXERCISES IN LAST
                                 FISCAL YEAR AND FY-END OPTION VALUES


                         Shares                    Number of Securities
                        Acquired                  Underlying Unexercised    Value of Unexercised In-the-
                           on          Value            Options at                Money Options
                        Exercise     Realized             FY-End                    at FY-End
    Name                  (#)           ($)                (#)                       ($)(a)
   -----                  ---           ---                ---                        ------

                                                 Exercisable  Unexercisable  Exercisable  Unexercisable
                                                 -----------  -------------  -----------  -------------
Robert W.               3,000        17,784           22,875          5,625       78,807         14,414
Humphreys

Herbert M.                800         8,622            1,500          4,500        8,906         26,719
Mueller
___________________
(a)  Based on the closing  sales price of $5.9375  per Delta  Woodside  share on
     July 2, 1999.

     Director  Compensation
     ----------------------

     Delta Apparel will pay each current director who is not an officer of Delta Apparel a fee of $6,667 per year, plus will provide each of these directors approximately $3,333 annually with which shares of Delta Apparel's common stock will be purchased. These Delta Apparel shares may be newly issued or acquired in the open market for this purpose. Each non-officer director will also be paid $500 ($750 for the committee chair) for each committee meeting attended and $250 for each telephonic committee meeting in which the director participates. Each director will also be reimbursed for reasonable travel expenses in attending each meeting.

     Delta Apparel anticipates that any non-officer director subsequently added to the Delta Apparel Board will be paid a fee of $13,334 per year, plus be provided approximately $6,666 per year with which shares of Delta Apparel's common stock will be purchased. Each of these additional directors will be paid the same meeting fees as payable to Delta Apparel's current directors. Delta Apparel anticipates that the fees payable to Delta Apparel's existing directors will increase over a five year period to be the same as the fees payable to any additional directors.

     Robert  W.  Humphreys  Employment  Contract
     -------------------------------------------

     During fiscal 1999, Delta Woodside's board of directors began to consider strategic alternatives to enhance stockholder value, some of which might have led to a change in control of all or a significant part of Delta Woodside. In order to provide an incentive for certain of Delta Woodside's key executives to remain in Delta Woodside's employ while these alternatives were examined, Delta Woodside entered into severance agreements in December 1998 with, among others, Robert W. Humphreys (President and Chief Executive Officer of Delta Apparel). Pursuant to each of these agreements, Delta Woodside agreed that, if the applicable officer's position were eliminated because of downsizing, restructuring or a change of control between the date of the letter and the end of December 2000, the officer would be paid a severance equal to two years' salary at the time of termination, in addition to the officer's regular severance.

     In addition to his positions with Delta Apparel, Robert W. Humphreys served until November 4, 1999 as Vice President-Finance and Assistant Secretary of Delta Woodside. In April 1999, Mr. Humphreys was appointed to the additional position of President and chief executive officer of the Delta Apparel Company division of a subsidiary of Delta Woodside. In connection with this new position, Delta Woodside agreed in an April 1999 letter that (a) Mr. Humphreys' salary is $300,000 effective with the pay period beginning April 26, 1999, (b) he is guaranteed a bonus of $300,000 for the 2000 fiscal year if he remains in his new position during that year, (c) for fiscal 1999 he would be on the corporate bonus plan for the first ten months, then at the guaranteed annual $300,000 rate for the eleventh and twelfth months of fiscal 1999, (d) Delta
Woodside will pay his travel and lodging expenses for commuting to the division's headquarters in Duluth, Georgia, (e) if he remains as President and Chief Executive Officer of the Delta Apparel business as a spun-out separate public company (if that spin-off were to occur), he will participate in a Delta Apparel bonus plan commencing with the 2001 fiscal year and he will be granted options under a Delta Apparel performance based stock option plan for shares equal to approximately five percent of the post-spin-off outstanding shares of Delta Apparel, (f) the December 1998 severance agreement was modified to provide that the two years' severance amount, based on a $200,000 salary rate, was earned in fiscal 1999 and he would no longer be entitled to Delta Woodside's regular severance and (g) if the restructuring/spin-offs under consideration of the Delta Apparel business and the Duck Head Apparel business do not occur, he will be elected as a member of Delta Woodside's board of directors. Delta Apparel has assumed Delta Woodside's obligations under the April 1999 letter in connection with the Delta Apparel distribution.

     Delta  Apparel  Stock  Option  Plan
     -----------------------------------

     Under the Delta Apparel stock option plan, the compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Delta Apparel board of directors will have the discretion to grant options for up to an aggregate maximum of 500,000 Delta Apparel shares.

     The purpose of the Delta Apparel option plan is to promote the growth and profitability of Delta Apparel and its subsidiaries by increasing the personal participation of key and middle level executives in the performance of Delta Apparel and its subsidiaries, by enabling Delta Apparel and its subsidiaries to attract and retain key and middle level executives of outstanding competence and by providing these key and middle level executives with an equity opportunity in Delta Apparel. The compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Delta Apparel board of directors will administer the Delta Apparel option plan.

     Participation in the Delta Apparel option plan is determined by the applicable committee and is limited to those key and middle level executives, who may or may not be officers or members of the Delta Apparel board of directors, of Delta Apparel or one of its subsidiaries who have the greatest impact on Delta Apparel's long-term performance. In making any determination as to the key and middle level executives to whom options will be granted and the number of shares that will be subject to each option, the applicable committee is to take into account, in each case, the level and responsibility of the executive's position, the executive's performance, the executive's level of compensation, the assessed potential of the executive and those other factors that the applicable committee deems relevant to the accomplishment of the purposes of the plan. Directors who are not also employees of Delta Apparel are not eligible to participate in the Delta Apparel option plan. The Delta Apparel option plan provides that no more than 125,000 Delta Apparel shares may be covered by grants made under the plan in any fiscal year to any particular employee.

     In the discretion of the applicable committee, options granted under the Delta Apparel option plan may be "incentive stock options" for federal income tax purposes. Delta Apparel is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an "incentive stock option." The difference between the exercise price of and incentive stock option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. Among other requirements, the stock acquired by the participant must be held for at least two years after the option is granted and for at least one year after the option is exercised for the option to qualify as an incentive stock option. If the participant satisfies these holding period requirements, the participant will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock and the exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the decedent, none of the holding period requirements apply.

     If the participant fails to satisfy the holding period requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any the option, however, the participant recognizes ordinary income equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Subject to Section 162(m) of the Internal Revenue Code (relating to limitations on corporate income tax deduction of certain executive compensation in excess of $1 million), generally Delta Apparel receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value of the stock at the date of exercise. If the participant fails to satisfy the holding period requirements with respect to an option that would otherwise qualify as an incentive stock option, (i) ordinary income to the participant and, subject to Section 162(m) of the Internal Revenue Code, the deduction for Delta Apparel will arise at the time of the early disposition of the stock and will equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or the fair market value of the shares at the time of disposition over (b) the exercise price, and (ii) if the fair market value of the stock at the time of the early disposition exceeds the exercise price, the participant will also recognize capital gain income equal to the difference between the fair market value at the time of exercise and the fair market value at the time of disposition.

     Delta Apparel will attempt, to the maximum extent possible, to structure grants under the Delta Apparel option plan to the Named Executives in a manner that satisfies the deductibility requirements of Section 162(m) of the Internal Revenue Code.

     The term of each option will be established by the applicable committee, but will not exceed ten years (or five years in the case of an incentive stock option recipient who owns stock having more than ten percent of the total combined voting power of all classes of stock of Delta Apparel), and the option will be exercisable according to the schedule that the applicable committee may determine. The recipient of an option will not pay Delta Apparel any amount at the time the option is granted. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares subject to the option will again be available for the purposes of the Delta Apparel option plan.

     Under the Delta Apparel option plan, the applicable committee determines the period of time (up to three months), if any, during which an option may be exercised after the participant's termination of employment with Delta Apparel. However, if a participant dies while in the employ of Delta Apparel or (if so determined by the applicable committee at the date of grant) within three-months after termination of employment or if a participant's employment is terminated by reason of having become permanently and totally disabled, the option may be exercised during the one-year period after the participant's death or termination of employment due to disability. In no event, however, may an option be exercised after the expiration of its fixed term.

     The price per share at which each option granted under the Delta Apparel option plan may be exercised will be the price set by the applicable committee at the time of grant based on the criteria adopted by the applicable committee in good faith; provided, however, in the case of an option intended to qualify as an incentive stock option, the price per share will not be less than the fair market value of the stock at the time the option is granted (or 110% of fair market value if the recipient of the incentive stock option owns stock having more than ten percent of the total combined voting power of all classes of stock of Delta Apparel). The Delta Apparel option plan provides that in no event will the exercise price per share of an option be less than 50% of the fair market value per share of Delta Apparel's common stock on the date of the option grant.

     Options may be exercised by the participant tendering to Delta Apparel payment in cash in full of the exercise price for the shares as to which the option is exercised. The applicable committee may determine at the time of grant that the recipient will be permitted to pay the exercise price in Delta Apparel shares rather than in cash.

     The Delta Apparel option plan may be terminated or amended by the board of directors (or committee of the Board), except that stockholder approval would be required in the event an amendment were to increase the number of Delta Apparel shares issuable under the plan (other than an increase pursuant to the antidilution provisions of the plan).

     The Delta Apparel option plan provides that it will terminate on the close of business on January __, 2010, and no options will be granted under the plan thereafter, but termination will not affect any option granted under the plan before the termination date.

     As described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards", the compensation grants committee or the compensation committee of the Delta Apparel board of directors currently expects to grant, within the first six months after the Delta Apparel distribution, stock options under the Delta Apparel option plan to the executive officers of Delta Apparel.

     Delta  Apparel  Incentive  Stock  Award  Plan
     ---------------------------------------------

     Under the Delta Apparel incentive stock award plan, the compensation committee (or, in the case of the Named Executives, the compensation grants committee) of the Delta Apparel board of directors has the discretion to grant awards for up to an aggregate maximum of 200,000 Delta Apparel shares.

     The purposes of the Delta Apparel incentive stock award plan are to establish or increase the equitable ownership in Delta Apparel by key and middle level management employees of Delta Apparel and its subsidiaries and to provide incentives to key and middle level management employees of the Delta Apparel and its subsidiaries through the prospect of stock ownership.

     The Delta Apparel incentive stock award plan authorizes the applicable committee to grant to officers or other key management employees or middle level management employees of Delta Apparel or any of its subsidiaries rights to acquire Delta Apparel shares at a cash purchase price of $.01 per share. Awards may be made to reward past performance or to induce exceptional future performance. The applicable committee will administer the Delta Apparel incentive stock award plan and determine the officers or key or middle level management employees to whom awards will be granted and the number of shares to be covered by any award. Directors who are not also employees are not eligible to participate in the plan. The Delta Apparel incentive stock award plan provides that no more than 20,000 Duck Head shares may be covered by awards granted under the plan in any fiscal year to any particular employee.

     A participant may receive an incentive stock award only upon execution of an incentive stock award agreement with Delta Apparel. The incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) is forfeited. These circumstances may include (i) the termination of employment of the participant with Delta Apparel or any of its subsidiaries, for any reason other than death, retirement or permanent total disability, prior to the vesting date for the award (or portion of the award), and (ii) those additional circumstances (which could include the failure by Delta Apparel to meet specified performance criteria) that may be deemed appropriate by the applicable committee. The forfeiture circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) is forfeited pursuant to the terms of the applicable incentive stock award agreement, the participant will immediately have no further rights under the award (or portion of the award) or in the shares covered thereby, and the shares will again become available for purposes of the Delta Apparel incentive stock award plan.

     Each incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) will vest. These circumstances may include (i) the participant being an employee with Delta Apparel or any subsidiary on the date set forth in the incentive stock award agreement and (ii) those additional circumstances (which could include Delta Apparel having met specified performance criteria) that may be deemed appropriate by the applicable committee. The vesting circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) vests pursuant to the terms of the applicable incentive stock award agreement, Delta Apparel will issue and deliver, or cause to be issued and delivered, to the participant or his or her legal representative, certificate(s) for the number of shares covered by the vested portion of the award, subject to receipt by Delta Apparel of the $.01 per share cash purchase price.

     The recipient of an award will not pay Delta Apparel any amount at the time of the receipt of the award. Ordinarily, the holder of an award will realize taxable income, for federal income tax purposes, when the award (or portion of the award) vests in an amount equal to the excess of the fair market value of the covered shares on the date the award (or portion of the award) vests over the $.01 per share cash purchase price. At the same time, subject to Section 162(m) of the Internal Revenue Code, Delta Apparel should generally be allowed a tax deduction equivalent to the holder's taxable income arising from that vesting. The Delta Apparel incentive stock award plan provides that, at or about the time the award (or portion of the award) vests, Delta Apparel will pay the participant cash sufficient to pay the participant's income tax liability associated with the vesting and receipt of that cash. This cash payment would be taxable as income to the participant and, subject to Section 162(m), generally deductible by Delta Apparel.

     The portion of any Delta Apparel incentive stock award that vests based on a participant being an employee at specified dates will not satisfy the requirements of Section 162(m) of the Internal Revenue Code. Delta Apparel will attempt, however, to the maximum extent possible, to structure the portion of incentive stock awards made to the Named Executives that vests in accordance with performance criteria in a manner that satisfies the deductibility requirements of Section 162(m). Delta Apparel anticipates that all compensation payable pursuant to the plan will be deductible by Delta Apparel because no Named Executive is expected to receive in any fiscal year aggregate compensation that counts against the Section 162(m) cap in excess of $1 million.

     Until the issuance and delivery to the participant of certificate(s)for shares pursuant to the vesting of an award, the participant has none of the rights of a stockholder with respect to those shares.

     The Delta Apparel incentive stock award plan provides that the board of directors (or committee of the Board) may terminate or amend the plan, except that stockholder approval is required in the event any amendment would increase the total number of Delta Apparel shares covered by the plan (except in connection with the antidilution provisions of the plan).

     As described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards", the compensation grants committee or the compensation committee of the Delta Apparel board of directors currently expects to grant, within the first six months after the Delta Apparel distribution, incentive stock awards to the executive officers of Delta Apparel.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     The following directors will serve on the Compensation Committee of Delta Apparel's board of directors: C.C. Guy, Dr. James F. Kane, Dr. Max Lennon and Buck A. Mickel.

     The following directors will serve on the Compensation Grants Committee of Delta Apparel's board of directors: Dr. James F. Kane and Dr. Max Lennon.

     C.C. Guy served as Chairman of the Board of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors in 1984 until November 1989. Buck A. Mickel was a Vice President of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors until November 1989, Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from November 1986 to March 1987, and Assistant Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from March 1987 to November 1988.

               SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS
                                 AND MANAGEMENT


     If the Delta Apparel distribution had occurred immediately prior to the Delta Apparel record date and the Delta Apparel record date had been December 7, 1999, the following table sets forth what the beneficial ownership of Delta Apparel's common stock would have been as of the Delta Apparel record date by
(i) any person that would have beneficially owned more than five percent of the outstanding common stock of Delta Apparel, (ii) the directors of Delta Apparel,
(iii) the Named Executives of Delta Apparel, and (iv) all directors and executive officers of Delta Apparel as a group. Unless otherwise stated in the notes to the table, Delta Apparel believes that the persons named in the table would have had sole voting and investment power with respect to all shares of common stock of Delta Apparel shown as beneficially owned by them. On December 7, 1999, 23,863,745 Delta Woodside shares were outstanding, corresponding to 2,386,374 Delta Apparel shares. The table does not include Delta Apparel shares that would be covered by stock options that may be granted under Delta Apparel's stock option plan or incentive stock awards that may be granted under Delta Apparel's incentive stock award plan. See "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Receipt of Delta Apparel Stock Options and Delta Apparel Incentive Stock Awards".

                                               Shares
                                               ------
                                               Beneficially
                                               ------------
Beneficial Owner                               Owned    Percentage
---------------------------------------------  -------  -----------
Reich & Tang Asset Management L. P. (1)        351,590        14.7%
600 Fifth Avenue
New York, New York  10020

Franklin Resources, Inc. (2)                   226,900         9.5%
Franklin Advisory Services, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors Inc. (3)             195,972         8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

E. Erwin Maddrey, II (4)                       326,927        13.7%
233 North Main Street
Suite 200
Greenville, SC  29601

Bettis C. Rainsford (5)                        319,340        13.4%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824

Buck A. Mickel (6) (7)                         157,436         6.6%
Post Office Box 6721
Greenville, SC  29606


                                       70

Micco Corporation (7)                          124,063         5.2%
Post Office Box 795
Greenville, SC  29602

Minor H. Mickel (7) (8)                        156,523         6.6%
415 Crescent Avenue
Greenville, SC  29605

Minor M. Shaw (7) (9)                          152,008         6.4%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (7) (10)                     149,694         6.3%
Post Office Box 6721
Greenville, SC  29606

William F. Garrett (11)                         14,525         (19)

C. C. Guy (12)                                   2,501         (19)

Robert W. Humphreys (13)                         4,161         (19)

Dr. James F. Kane (14)                           1,708         (19)

Dr. Max Lennon (15)                              1,549         (19)

Herbert M. Mueller (16)                            796         (19)

Marjorie F. Rupp (17)                              711         (19)

All current directors and executive officers
as a group ( 10 Persons) (18)                  829,654        34.6%


     (1) This information is based on confirmation obtained on December 7, 1999 and on an amendment dated February 12, 1999 to Schedule 13G that was filed with the Securities and Exchange Commission by Reich & Tang Asset Management L. P. (which this document refers to as "Reich & Tang") with respect to Delta Woodside's common stock. In the amendment, Reich & Tang reported that, with respect to Delta Woodside's common stock, it had shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of Delta Woodside's common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice on a fully discretionary basis. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of Delta Woodside's common stock.

     (2) This information is based on confirmation obtained on December 7, 1999 and on an amendment dated January 16, 1998 to Schedule 13G that was filed with the Securities and Exchange Commission by Franklin Resources, Inc. (which this document refers to as "FRI") with respect to Delta Woodside's common stock. Telephone confirmation was given to Delta Woodside that the amendment was correct in all respects except that the number of Delta Woodside shares beneficially owned as of December 7, 1999 had changed to 2,269,000 (which, based on the distribution ratio for the Delta Apparel distribution, would entitle FRI to beneficial ownership of 226,900 Delta Apparel shares). In the amendment, FRI reported that, with respect to Delta Woodside's common stock, the shares shown in the table above were beneficially owned by one or more investment companies or other managed accounts that are advised by one or more direct and indirect investment advisory subsidiaries of FRI. The amendment reported that the investment advisory subsidiary(ies) have investment and/or voting power over the


                                       71

securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The amendment reported that Charles B. Johnson and Rupert H. Johnson, Jr. (which this document refers to as the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The amendment reported that one of the investment advisory subsidiaries, Franklin Advisory Services, Inc. (whose address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended.

     (3) This information is based on a confirmation obtained on December 7, 1999 and on a Schedule 13F dated September 30, 1999, that was filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (which this document refers to as "Dimensional") with respect to Delta Woodside's common stock. Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares shown. An amendment dated February 12, 1999 to Schedule 13G that was filed by Dimensional reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts, that all of the shares of Delta Woodside's common stock were owned by such investment companies or investment vehicles, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company or investment vehicle client owned more than 5% of the outstanding shares of Delta Woodside's common stock.

     (4) Mr. Maddrey is a director of Delta Apparel. He is the President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 33,493 Delta Woodside shares (3,349 Delta Apparel shares) allocated to Mr. Maddrey's account in Delta Woodside's Employee Stock Purchase Plan, 431,470 Delta Woodside shares (43,147 Delta Apparel shares) held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 1,074 Delta Woodside shares (107 Delta Apparel shares) allocated to the account of Mr. Maddrey in the Delta Woodside 401(k) Plan. Mr. Maddrey is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     (5) Mr. Rainsford is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 Delta Woodside shares (4,794 Delta Apparel shares) held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 167 Delta Woodside shares (16 Delta Apparel shares) allocated to the account of Mr. Rainsford in the Delta Woodside 401(k) Plan. Mr. Rainsford is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     On December 14, 1999, Mr. Rainsford filed an amendment to his Schedule 13D in which he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer have not yet been established by Mr. Rainsford. The amendment stated that Mr. Rainsford was considering making this offer because of his strong disagreement with the recently announced decision by the Delta Woodside board of directors to spin-off Duck Head Apparel Company and Delta Apparel Company. The amendment stated that Mr. Rainsford has significant


                                       72

concerns regarding the tax ramifications to Delta Woodside's shareholders of the recently announced spin-offs as well as significant concerns regarding the value and liquidity of the spun-off shares after the spin-off. The amendment stated that Mr. Rainsford strongly objected to the adoption on December 9, 1999 by the Delta Woodside board of directors of new Bylaws containing anti-takeover provisions and an anti-takeover Shareholder Rights Plan. The amendment stated that, in his capacity as an officer, director and significant shareholder of Delta Woodside, Mr. Rainsford has discussed and proposed a variety of alternatives as to how best to restructure Delta Woodside. The amendment stated that, if certain alternatives proposed by Mr. Rainsford were pursued and consummated, such a transaction could result in a substantial change in Delta Woodside's corporate organization and operations, including particularly the possible sale of the Duck Head and/or the Delta Apparel divisions. The amendment stated that Mr. Rainsford may modify or change his intentions based upon developments in Delta Woodside's business, discussions with Delta Woodside, actions of management or a change in market or other conditions or other factors. The amendment stated that Mr. Rainsford will continually consider modifications of his position, or may take other steps, change his intentions, or trade in Delta Woodside's securities at any time, or from time to time.

     (6) Buck A. Mickel is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Buck A. Mickel includes 330,851 Delta Woodside shares (33,085 Delta Apparel shares) directly owned by him, all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation, and 2,871 Delta Woodside shares (287 Delta Apparel shares) held by him as custodian for a minor. See Note (7).

     (7) Micco Corporation owns 1,240,634 shares of Delta Woodside's common stock (124,063 Delta Apparel shares). The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of Delta Apparel), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of Delta Woodside's common stock and Delta Apparel shares owned by Micco Corporation. Minor H. Mickel directly owns 116,854 shares of Delta Woodside's common stock (11,685 Delta Apparel shares) and as personal representative of her husband's estate owns 207,750 shares of Delta Woodside's common stock (20,775 Delta Apparel shares). Buck A. Mickel, directly or as custodian for a minor, owns 333,722 shares of Delta Woodside's common stock (33,372 Delta Apparel shares). Charles C. Mickel, directly or as custodian for his children, owns 256,210 shares of Delta Woodside's common stock (25,621 Delta Apparel shares). Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of Delta Woodside's common stock (26,497 Delta Apparel shares). Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 14,474 shares of Delta Woodside's common stock (1,447 Delta Apparel shares), as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of Delta Woodside's common stock (274 Delta Apparel shares) held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of Delta Woodside's common stock (10 Delta Apparel shares), as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,510 shares of Delta Woodside's common stock (351 Delta Apparel shares) held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 2,871 shares of Delta Woodside's common stock (287 Delta Apparel shares) held by him as custodian for a minor.

     (8) The number of shares shown as beneficially owned by Minor H. Mickel includes 116,854 Delta Woodside shares (11,685 Delta Apparel shares) directly owned by her, 207,750 Delta Woodside shares (20,775 Delta Apparel shares) owned by her as personal representative of her husband's estate and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).


                                       73

     (9) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 Delta Woodside shares (26,497 Delta Apparel shares) owned by her directly or as custodian for her children, approximately 14,474 Delta Woodside shares (1,447 Delta Apparel shares) beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).

     (10) The number of shares shown as beneficially owned by Charles C. Mickel includes 256,210 Delta Woodside shares (25,621 Delta Apparel shares) owned by him directly or as custodian for his children, 100 Delta Woodside shares (10 Delta Apparel shares) owned by his wife and all of the 1,240,634 Delta Woodside shares (124,063 Delta Apparel shares) owned by Micco Corporation. See Note (7).

     (11) William F. Garrett is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by Mr. Garrett includes approximately 598 Delta Woodside shares (59 Delta Apparel shares) that are held in two dividend reinvestment accounts, one of which has approximately 78 Delta Woodside shares (7 Delta Apparel shares) and is registered in the names of William Garrett and Ann
Garrett, though Mr. Garrett has sole voting and dispositive power of these shares. It also includes approximately 2,088 Delta Woodside shares (208 Delta Apparel shares) allocated to Mr. Garrett's account in the Delta Woodside 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. The number of shares shown in the table includes an aggregate of 95,000 unissued Delta Woodside shares (9,500 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Garrett will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Delta Apparel distribution, and there is a likelihood that such an amendment would become effective within the next 60 days. Consequently, all of Mr. Garrett's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early
Exercisability  of  Delta  Woodside  Stock  Options."

     (12) C. C. Guy is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head. The number of shares shown as beneficially owned by C. C. Guy includes 18,968 Delta Woodside shares (1,896 Delta Apparel shares) owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

     (13) Robert W. Humphreys is President and Chief Executive Officer and a director of Delta Apparel. The number of shares shown as beneficially owned by Mr. Humphreys includes approximately 1,138 Delta Woodside shares (113 Delta Apparel shares) allocated to Mr. Humphreys' account in the Delta Woodside 401(k) Plan. Mr. Humphreys is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. It also includes approximately 1,752 Delta Woodside shares (175 Delta Apparel shares) allocated to Mr. Humphreys' account in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 22,500 unissued Delta Woodside shares (2,250 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Humphreys will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Delta Apparel distribution, and there is a likelihood that this amendment would become effective within the next 60 days. Consequently, all of Mr. Humphrey's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (14) Dr. James F. Kane is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head.


                                       74

     (15) Dr. Max Lennon is a director of Delta Apparel. He is also a director of Delta Woodside and Duck Head.

     (16) Herbert M. Mueller is Vice President, Chief Financial Officer and Treasurer of Delta Apparel. The number of shares shown as beneficially owned by Mr. Mueller includes approximately 368 Delta Woodside shares (36 Delta Apparel shares) allocated to Mr. Mueller's account in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 6,000 unissued Delta Woodside shares (600 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Mueller will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Delta Apparel distribution, and there is a likelihood that this amendment would become effective within the next 60 days. Consequently, all of Mr. Mueller's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early
Exercisability  of  Delta  Woodside  Stock  Options."

     (17) Marjorie F. Rupp is Vice President and Secretary of Delta Apparel. The number of shares shown as beneficially owned by Ms. Rupp includes an aggregate of 4,000 unissued Delta Woodside shares (400 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Ms. Rupp will enter into an amendment to her options pursuant to which all of her options will become exercisable prior to the Delta Apparel distribution, and there is a likelihood that this amendment would become effective within the next 60 days. Consequently, all of Ms. Rupp's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (18) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 4,467 Delta Woodside shares (446 Delta Apparel shares) of Delta Woodside's common stock held for the executive officers on December 7, 1999 by the Delta Woodside 401(k) Plan. Each participant in the Delta Woodside 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Delta Woodside 401(k) Plan that are allocated to that participant's account. Except for shares as to which such a direction is made, the shares held by the Delta Woodside 401(k) Plan will not be voted. Also includes 2,120 Delta Woodside shares (212 Delta Apparel shares) allocated to directors' and executive officers' accounts in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 127,500 unissued Delta Woodside shares (12,750 Delta Apparel shares) subject to employee stock options under Delta Woodside's stock option plan held by directors and executive officers. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that all directors and executive officers with outstanding options will enter into an amendment to their options pursuant to which all of their options will become exercisable prior to the Delta Apparel distribution, and there is a likelihood that such amendments would become effective within the next 60 days. Consequently, all of such persons' outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Delta Apparel Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (19)  Less  than  one  percent.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                         THE DELTA APPAREL DISTRIBUTION


     One or more executive officers of Delta Apparel and one or more members of the Delta Apparel board of directors will receive economic benefits as a result of the Delta Apparel distribution and the Duck Head distribution and may have other interests in the Delta Apparel distribution and the Duck Head distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Delta Apparel immediately following the Delta Apparel distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Delta Apparel Distribution -- Background of the Delta Apparel Distribution" and "The Delta Apparel Distribution -- Reasons for the Delta Apparel Distribution."

RECEIPT  OF DELTA APPAREL STOCK OPTIONS AND DELTA APPAREL INCENTIVE STOCK AWARDS

     The compensation grants committee or compensation committee of the Delta Apparel board of directors anticipates that, during the first six months following the Delta Apparel distribution, grants under the Delta Apparel stock option plan and awards under the Delta Apparel incentive stock award plan will be made to the following executive officers of Delta Apparel:

                                                                        Shares Covered by
Name and position                         Shares Covered by Options(1)        Awards
----------------------------------------  ----------------------------  ------------------
Robert W. Humphreys                                 [to be determined]  [to be determined]
 President and Chief Executive Officer

Herbert M. Mueller                                  [to be determined]  [to be determined]
 Vice President, Chief Financial Officer
 and Treasurer

Marjorie F. Rupp                                    [to be determined]  [to be determined]
 Vice President and Secretary
 ___________________________________

(1) The compensation grants committee or the compensation committee of the Delta Apparel board of directors anticipates that the stock options will be granted at various dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant.

PAYMENTS  IN  CONNECTION  WITH  DELTA  APPAREL  DISTRIBUTION  AND  DUCK  HEAD
DISTRIBUTION

     The Delta Woodside board of directors currently anticipates that, in connection with the Delta Apparel distribution and the Duck Head distribution, special cash bonuses may be awarded by Delta Woodside to the following individuals who are members of the Delta Apparel board of directors:


               Name                             Cash bonus ($)
               ----                             --------------

               William  F.  Garrett                    306,000

               C.C.  Guy                                32,625

               Robert  W.  Humphreys                   117,000

               Dr.  James  F.  Kane                     32,625

               Dr.  Max  Lennon                         32,250

               E.  Erwin  Maddrey,  II                 500,000

               Buck  A.  Mickel                         31,625

               Bettis  C.  Rainsford                   360,000


These bonuses would be made in consideration of these individuals' efforts on behalf of Delta Woodside leading up to the Delta Apparel distribution and the Duck Head distribution.

EARLY  EXERCISABILITY  OF  DELTA  WOODSIDE  STOCK  OPTIONS

     Pursuant to the distribution agreement, Delta Woodside has provided the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options were then exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment offered to each holder provided that:

          (i) all unexercisable portions of the holder's Delta Woodside stock options became immediately exercisable in full five (5) business days prior to the Delta Apparel record date, which permitted the holder to exercise all or part of the holder's Delta Woodside stock option prior to the Delta Apparel record date (and thereby receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution); and

          (ii) any Delta Woodside stock options that remained unexercised as of the Delta Apparel record date remain exercisable for only Delta Woodside common shares, and for the same number of Delta Woodside common shares at the same exercise price, after the Delta Apparel distribution and the Duck Head distribution as before the Delta Apparel distribution and the Duck Head distribution (and not for a combination of Delta Woodside shares, Delta Apparel shares and Duck Head shares).

     All holders of outstanding options under the Delta Woodside Stock Option Plan entered into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares became exercisable earlier than they otherwise would have for the following Named Executives and members of the Delta Apparel board of directors for the following number of shares of Delta Woodside common stock:


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
Name                         Number  of Delta Woodside common shares
----                         -------------------------------------------
                             covered by portion of stock  options
                             -------------------------------------------
                             the exercisability of which was accelerated
                             -------------------------------------------

William  F.  Garrett                    37,500

Herbert  M.  Mueller                     4,500

Marjorie  F.  Rupp                       3,000

LEASE  TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (Hammond Square, Ltd.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution) and a director of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of Hammond Square, Ltd. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Delta Apparel distribution and the Duck Head distribution, Hammond Square, Ltd. and Delta Woodside have agreed that this lease will terminate on the Delta Apparel distribution date in exchange for the payment by Delta Woodside to Hammond Square, Ltd. of $135,268. Following the Delta Apparel distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside). Mr.
Rainsford  is  a  director  and executive officer and Brenda L. Jones (Assistant
Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Delta Apparel distribution and the Duck Head distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Delta Apparel distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE  OF  STORE  IN  EDGEFIELD,  SOUTH  CAROLINA

     Duck Head leases a building in Edgefield, South Carolina from Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 was paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS  OF  LIFE  INSURANCE  POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution) and a director of Delta Woodside) and Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements,


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
life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Delta Apparel distribution and the Duck Head distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of dates in January and February, 2000 (the dates through which the applicable insurance premiums have been paid), that individual's First Refusal Agreement will terminate and Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.

                   DESCRIPTION OF DELTA APPAREL CAPITAL STOCK


     Delta Apparel has authorized common stock of 7,500,000 shares, par value $.01 per share, and "blank check" preferred stock of 2,000,000 shares, par value of $.01 per share. All of the outstanding shares of Delta Apparel common stock are, and all the shares of Delta Apparel common stock to be distributed to the Delta Woodside stockholders in the Delta Apparel distribution will be, fully paid and nonassessable. The shares of Delta Apparel common stock have no preference, conversion, exchange or cumulative voting rights.

     Upon consummation of the Delta Apparel distribution, the transfer agent for Delta Apparel common stock will be First Union National Bank.

VOTING  RIGHTS

     Each share of Delta Apparel common stock is entitled to one vote. Because Delta Apparel's stockholders do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors may elect all the directors and minority representation on the board of directors may be prevented. The voting rights of shares of any class or series of Delta Apparel blank check preferred stock to be issued will be determined by the Delta Apparel board of directors in the resolutions creating that class or series and will be set forth in a certificate of designation filed with the Georgia Secretary of State.

RIGHTS  PLAN

     Common  Stock  Purchase  Right  Dividend

     Prior to the Delta Apparel distribution, the board of directors of Delta Apparel declared a dividend distribution of one Delta Apparel common stock purchase right (which this document refers to as a Right) for each then outstanding share of Delta Apparel common stock. Each Right entitles the registered holder to purchase from Delta Apparel one quarter share of its common stock, at a cash exercise price of $__ per quarter share (equivalent to $__ per whole share), subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (which this document refers to as the rights agreement) between Delta Apparel and First Union National Bank, as rights agent. The number of Rights outstanding is equal to the number of shares of the Delta Apparel common stock outstanding.

     The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. A copy of the rights agreement has been included as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. You can access the Registration Statement on the Securities and Exchange Commission's web site at www.sec.gov by searching the Edgar Archives on the SEC's web site. You can also get a copy free of charge by calling or writing to Delta Apparel at the telephone number or address stated under "Summary -- Delta Apparel."

     Certificates;  Separation  of  Rights  from  Common  Stock

     Initially, the Rights will not be exercisable, will be attached to all outstanding shares of Delta Apparel common stock, and no separate Right certificates will be distributed. The Rights will separate from the Delta Apparel common stock and a "Distribution Date" will occur upon the earliest of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (which this document refers to as an Acquiring Person) (other than an Exempt Person as defined in the rights agreement) has acquired beneficial ownership of 20% or more of the outstanding shares of Delta Apparel common stock (which date of announcement this document refers to as the Share Acquisition Date) and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of Delta Apparel common stock.


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
     Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Delta Apparel common stock certificates and will be transferred with and only with the Delta Apparel common stock certificates, (b) Delta Apparel common stock certificates will contain a notation incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Delta Apparel common stock will also constitute the transfer of the Rights associated with the Delta Apparel common stock represented by the certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February __, 2010 unless previously redeemed or exchanged for Delta Apparel common stock by Delta Apparel as described below.

     As soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of Delta Apparel common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the board of directors, only shares of Delta Apparel common stock issued prior to the Distribution Date will be issued with Rights.

     Flip-In  Rights

     In the event that (i) a person becomes an Acquiring Person, (ii) Delta Apparel is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Delta Apparel common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the rights agreement, or (iv) an event occurs that results in an Acquiring Person's ownership interest being increased by more than 1% , proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise of the Right at the then current exercise price, that number of shares of Delta Apparel common stock (or in certain circumstances, cash, property, or other securities of Delta Apparel) having a market value of two times that exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until the time the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing upon any of the events set forth above, rights that are or were beneficially owned by an Acquiring Person will become null and void.

     Flip-Over  Rights

     In the event that, at any time following the Share Acquisition Date, (i) Delta Apparel is acquired in a merger or other business combination transaction or (ii) 50% or more of Delta Apparel's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

     Exchange  of  Common  Stock  for  Rights  at  Option  of  the  Board

     At any time after any person becomes an Acquiring Person and prior to the time that person, together with its affiliates and associates, becomes the beneficial owner of 50% or more of the outstanding Delta Apparel common stock, the board of directors of Delta Apparel may exchange the Rights (other than Rights that have become void), in whole or in part, at the exchange rate of one quarter share of Delta Apparel common stock per Right, subject to adjustment as provided in the rights agreement.

     Adjustment  of  Exercise  Price  and  Underlying  Shares  in Certain Events

     The exercise price payable, and the number of shares of Delta Apparel common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Delta Apparel common stock, (ii) if all holders of the Delta Apparel common stock are granted certain rights or warrants to subscribe for Delta Apparel common stock or securities convertible into Delta Apparel common stock at less than the current market price of the Delta Apparel common stock, or (iii) upon the distribution to all holders of the Delta Apparel common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Delta Apparel common stock will be issued upon exercise of a Right and, in lieu of a fractional share, a payment, in cash will be made based on the fair market value of the Delta Apparel common stock on the last trading date prior to the date of exercise.

     Redemption  of  Rights

     The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Delta Apparel common stock or other consideration deemed appropriate by the board of directors) by the board of directors at any time prior to the earlier of the close of business on the tenth day after the Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the rights agreement) in office and the redemption is approved by a majority of the Disinterested Directors. After the redemption period has expired, Delta Apparel's right of redemption may be reinstated upon the approval of the board of directors if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Delta Apparel common stock in a transaction or series of transactions not involving Delta Apparel and there are no other Acquiring Persons. Immediately upon the action of the board of directors ordering redemption of the Rights and without any notice, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     No  Rights  of  Stockholder  Until  Exercise

     Until a Right is exercised, the holder will have no rights as a stockholder of Delta Apparel (beyond those as an existing stockholder), including the right to vote or to receive dividends.

     Material  Federal  Income  Tax  Consequences  of  Rights  Plan

     Although the distribution of the Rights will not be taxable to stockholders or to Delta Apparel, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Delta Apparel common stock (or other consideration) of Delta Apparel or for common stock of an acquiring company as described above.

     Amendment  of  Rights  Agreement

     Any of the provisions of the rights agreement may be amended by the board of directors of Delta Apparel prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement, other than those relating to the principal economic terms of the Rights, may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited.

OTHER  PROVISIONS  RESPECTING  STOCKHOLDER RIGHTS AND EXTRAORDINARY TRANSACTIONS

     Set forth below is a brief summary of some of the provisions of Delta Apparel's articles of incorporation and bylaws respecting stockholder rights and extraordinary transactions that will govern your rights as a holder of Delta Apparel common stock after the distribution. Some of these provisions may deter takeovers of Delta Apparel that you may consider to be in your best interests. Those takeovers could include offers for Delta Apparel common stock for a premium over the market price of the stock. If the information in this summary differs from the information in Delta Apparel's articles of incorporation or bylaws, you should rely on the information in the articles of incorporation and the bylaws.


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
     General

     Delta Apparel is a Georgia corporation that is subject to the provisions of the Official Code of Georgia. The rights of Delta Apparel's stockholders are governed by its articles of incorporation and bylaws, in addition to Georgia law.

     Authorized  Capital

     Delta Apparel's authorized capital stock consists of 7,500,000 common shares and 2,000,000 shares of "blank check" preferred stock.

      Under Delta Apparel's articles of incorporation, its board of directors could issue additional authorized but unissued common stock or could designate and issue one or more classes or series of preferred stock. One of the effects of authorized but unissued and unreserved shares of common stock and blank check preferred stock may be to render more difficult or to discourage an attempt by a potential acquiror to obtain control of Delta Apparel by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Delta Apparel's management and board of directors. The issuance of those shares of common stock and/or preferred stock may have the effect of delaying, deferring or preventing a change in control of Delta Apparel without any further action by its stockholders. Delta Apparel's articles of incorporation authorize its board of directors to determine the preferences, limitations and relative rights granted to and imposed upon each class and series of Delta Apparel's preferred stock.

     Amendment  of  the  Articles  of  Incorporation

     Except for certain primarily ministerial amendments that may be authorized by the Delta Apparel board of directors alone to amend Delta Apparel's articles of incorporation, the following is required to amend Delta Apparel's articles of incorporation: (1) an authorization by the Delta Apparel board of directors; followed by (2) a vote of the majority of all outstanding voting stock.

     Amendments  of  the  Bylaws

     Delta  Apparel's  bylaws  may  be  amended,  adopted  or  repealed  by:

     -     approval of  holders of two-thirds of each class entitled to vote; or

     -     approval  by  two-thirds  of  the  directors  then  in  office.

     Number  of  Directors

     The number of directors must be no less than 2 and no more than 15, with the actual number to be determined by Delta Apparel's board of directors from time to time. This provision gives Delta Apparel's board of directors the power to increase the size of the board of directors within this range. In the event of an increase or decrease in the size of the board of directors, each director then serving nevertheless continues as a director until the expiration of his current term or his prior death, retirement, resignation or until a successor is appointed.

     Vacancies  on  Delta  Apparel's  Board  of  Directors

     Any vacancy that occurs during the year or that occurs as a result of death, resignation, removal, an increase in the size of Delta Apparel's board of directors or otherwise, may be filled by a vote of majority of the directors remaining in office or by the sole remaining director.


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
     Nominations  of  Directors

     Any nomination for a director that is made by a stockholder must be made in writing by personal delivery or by United States mail, postage pre-paid, to Delta Apparel's corporate secretary within the following deadlines:

     - in the case of annual meetings of stockholders, at least 120 days before the anniversary date of the immediately preceding annual stockholder meeting; and

     - in the case of special meetings, the close of business on the seventh day following the date that notice of the meeting was first given to stockholders.

     A  stockholder's  nomination  for  director  must  include:

     - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder as of any record date for the meeting and as of the date of the notice of the meeting and the name in which those shares are registered;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

     - a description of all arrangements and understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made;

     -    other information that must be disclosed in proxy solicitations;

     - the written consent of each nominee to serve as a director of Delta Apparel if so elected; and

     -    any other information that Delta Apparel may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from making nominations for directors at a meeting of stockholders.

     Limitation  on  Liability  of  Directors

     Under the Official Code of Georgia, a corporation may adopt provisions to its articles of incorporation limiting the personal liability of its directors to the corporation or any of its stockholders for monetary damage as a result of breaches of duty of care or other duty as a director, provided that the provision may not eliminate or limit the liability of a director: (i) for any appropriation in violation of the director's duties to Delta Apparel or its stockholders, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for any willful or negligent payment of an unlawful dividend, or (iv) for any transaction from which the director derived an improper personal benefit. Delta Apparel's articles of incorporation contains a provision that limits the personal liability of directors "to the fullest extent permitted" by the Official Code of Georgia.

     This exculpation provision may have the effect of reducing the likelihood of derivative litigation against Delta Apparel's directors and may discourage or deter stockholders or Delta Apparel from bringing a lawsuit against its directors for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies like an injunction or rescission.

     The foregoing liability and the indemnification provisions described below may be materially more liberal with respect to directors than available under the corporate laws of many other states.

     Indemnification  of  Directors

     Delta Apparel's bylaws provide that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was an Delta Apparel director or officer or is or was serving at Delta Apparel's request as a director or officer of another entity, shall be indemnified and held harmless by Delta Apparel to the fullest extent permitted by Georgia law. This right to indemnification also includes the right to be paid by Delta Apparel the expenses incurred in connection with that proceeding in advance of its final disposition to the fullest extent authorized by Georgia law.

     Delta Apparel intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at Delta Apparel's request as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Delta Apparel would have the power or the obligation to indemnify him or her against that liability under the provisions of Delta Apparel's bylaws.

     The indemnification provisions of the Official Code of Georgia and the provisions of the Official Code of Georgia permitting liability insurance are set forth in Delta Apparel's bylaws as a contractual right of Delta Apparel's directors, officers and agents.

     Annual  Meeting  of  Stockholders

     The annual meeting of stockholders must be held on a date and at a place fixed by Delta Apparel's board of directors.

     Special  Meetings  of  Stockholders

     Special meetings  may  be  called  at  any  time  and  for  any purpose by:

     -    the  chairman  of  Delta  Apparel's  board  of  directors;

     -    Delta  Apparel's  president;  or

     - a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority provided in a resolution of the board of directors or in the bylaws include the power to call those meetings.

     Under Delta Apparel's bylaws, stockholders may not call a special meeting and no action may be taken by stockholders of Delta Apparel except at an annual or special meeting of stockholders. The fact that holders of Delta Apparel voting stock are unable to call a special meeting or to take action without a meeting may make it more difficult for stockholders to take action opposed by Delta Apparel's board of directors.

     Stockholder  Proposals

     A stockholder wishing to bring business before an annual meeting of stockholders must provide written notice of the business by personal delivery or by United States mail, postage pre-paid, to Delta Apparel's corporate secretary at its principal executive offices. The notice must be received by the earlier of the following dates:

     - at least 120 days prior to the anniversary date of the immediately preceding annual meeting; or

     - at least 10 days after notice or public disclosure of the date of the annual meeting was made or given to the stockholders.

     The  notice  must  include:

     - a description of the item of business and the reasons for conducting it at the meeting and, if the item of business includes a proposal to amend the articles of incorporation or bylaws, the text of the proposed amendment;

     - the name and address of the stockholder, the class and number of shares beneficially owned and represented by proxy by the stockholder as of any record date for the meeting, and as of the date of the notice of the meeting;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the item of business; and

     -    any material interest of the stockholder in the item of business.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from bringing matters before an annual meeting.

     Preemptive  Rights

     In general, preemptive rights allow stockholders whose dividend rights or voting rights would be adversely affected by issuing new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those stockholders. As permitted by Georgia law, Delta Apparel's articles of incorporation do not grant its stockholders preemptive rights.

     Stockholder  Action  Without  Meeting

     Delta Apparel's articles of incorporation provide that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting unless the action is taken by the unanimous written consent of all of the stockholders in lieu of a meeting. This restriction on stockholders' ability to act by written consent may make it more difficult for stockholders to take action opposed by Delta Apparel's board of directors.

     Dividends,  Distributions  and  Liquidations

     Subject  to  the provisions of any outstanding blank check preferred stock, the holders of Delta Apparel common stock are entitled to receive whatever dividends, if any, may be declared from time to time by the Delta Apparel board of directors in its discretion from funds legally available for that purpose. Under Georgia law, a corporation generally may pay dividends or make distributions on its common stock; provided, however, that no distribution may be made if, after giving it effect, either (i) the corporation would be unable to pay its debts when due in the ordinary course of business or (ii) the corporation's total liabilities would exceed the sum of its total assets, plus the total dissolution preferences of any senior classes of stock. For a description of some of the restrictions placed on Delta Apparel's ability to pay dividends or make distributions, see the portion of this document found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases of its Own Shares by Delta Apparel". The holders of Delta Apparel common stock are entitled to share on a pro rata basis in any distribution to stockholders upon liquidation, dissolution or winding up of Delta Apparel, subject to the provisions of any outstanding blank check preferred stock.

     Approval of and Special Rights with Respect to Mergers or Consolidations and Other Transactions

     Under Georgia law, although articles of incorporation may require a higher stockholder vote, the holders of a majority of the outstanding voting common shares must approve a plan adopted by the board of directors in order to authorize mergers, consolidations, share exchanges or the transfer of all or substantially all of the corporation's assets. Delta Apparel's articles of incorporation do not require a higher vote to approve any of those transactions.

     Georgia  Business  Combinations  Statute

     Delta Apparel is also subject to Section 14-2-1131 et seq. of the Official Code of Georgia. In general, this section prohibits a publicly held Georgia corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the stockholder becomes an "interested stockholder", unless:

          - before that date the board of directors of that corporation approves either the "business combination" or the transaction that resulted in the stockholder becoming an "interested stockholder";

          - in the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder"owned at least 90% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by any of the following persons (which this document refers to as the persons excluded from the voting calculation):

                    - persons who are directors or officers, their affiliates and associates;

                    -    subsidiaries of the corporation, and

                    - employee stock plans that do not provide employees with the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer; or

          -    after becoming an "interested stockholder", the stockholder:

                    - acquired additional shares resulting in the "interested stockholder" being the beneficial owner of at least 90% of the voting stock of the corporation, excluding, for purposes of determining the number of shares outstanding, shares owned by the persons excluded from the voting calculation; and

                    - the business combination was approved at an annual or special meeting of stockholders by the holders of a majority of the voting stock entitled to vote, excluding the voting stock beneficially owned by the "interested stockholder" and the persons excluded from the voting calculation.

     A "business combination" includes a merger, consolidation, asset sale, lease, liquidation, reclassification or securities, share exchange, issuance in one transaction or a series of transactions of equity securities of the corporation that have an aggregate market value of 5% or more of the aggregate market value of the outstanding common and preferred stock of the corporation (except pursuant to the exercise of rights granted proportionately to other stockholders and for convertible or exercisable rights outstanding prior to the time that the person became an interested stockholder) or other transaction resulting in a financial benefit to the "interested stockholder".

     Under this statute, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within two years did own, 10% or more of the corporation's voting stock.

     The  restrictions  imposed  by this section will not apply to a corporation
unless  its bylaws specifically provide for coverage under the statute.   In its
bylaws Delta Apparel has opted into the statute. Accordingly, the restrictions outlined above will apply to Delta Apparel.

     "Relevant  Factors"  Provision

     The articles of incorporation expressly requires the Delta Apparel board of directors, when evaluating any proposed tender offer, exchange offer or plan of merger, consolidation, sale of assets or stock exchange, to consider not only the consideration being offered in relation to the then current market price for Delta Apparel's outstanding shares of capital stock, but also in relation to the then current value of Delta Apparel in a freely negotiated transaction and in relation to the Delta Apparel board of directors' estimate of the future value of Delta Apparel (including the unrealized value of its properties and assets) as an independent going concern, as well as any other factors that the Delta Apparel board of directors deems relevant.

     Effect  of  Provisions  on  Extraordinary  Transactions

     The provisions respecting tender offers and similar transactions may tend to discourage attempts by third parties to acquire Delta Apparel in a hostile takeover effort, and may adversely affect the price that a potential purchaser would be willing to pay for the stock of Delta Apparel. The provisions may also make the removal of incumbent management more difficult. The Delta Apparel board of directors believes that these provisions are in the long-term interests of Delta Apparel and its stockholders because they may encourage persons seeking to acquire control of Delta Apparel to consult first with Delta Apparel's board of directors and permit the board to consider factors other than the relationship of the price offered to recent market prices. Delta Apparel believes that any takeover attempt or business combination in which Delta Apparel is involved should be thoroughly studied by Delta Apparel's board of directors and that the Delta Apparel stockholders should have the benefit of the Delta Apparel board's recommendation. Nonetheless, Delta Apparel's stockholders should be aware that these provisions could reduce the market value of Delta Apparel common stock.

RECENT  SALES  OF  UNREGISTERED  SECURITIES

     Following Delta Apparel's incorporation on December 10, 1999, Delta Apparel issued 100 shares of its common stock for aggregate consideration of $100 to its parent corporation, Duck Head Apparel Company, Inc., a Tennessee corporation which is an indirect wholly-owned subsidiary of Delta Woodside, in a transaction that was not registered under the Securities Act of 1933 because of the exemption from registration provided by Section 4(2) of that Act. Prior to the Delta Apparel distribution, Delta Apparel's parent corporation will merge into its immediate parent corporation, which in turn will merge into Delta Woodside, and Delta Apparel will issue as a stock dividend to Delta Woodside, in a transaction that does not constitute a sale under the Securities Act of 1933, the number of additional Delta Apparel shares needed so that the Delta Apparel distribution can be effected. The Rights described above will be attached to the shares of common stock.


                2000 ANNUAL MEETING OF DELTA APPAREL STOCKHOLDERS


     Delta Apparel plans to hold an annual meeting of its stockholders in the fall of 2000.

     Any stockholder of Delta Apparel who desires to present a proposal at the 2000 annual meeting of stockholders of Delta Apparel for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to Delta Apparel at its principal executive offices on or before June 5, 2000. If a stockholder of Delta Apparel desires to present a proposal at the 2000 annual meeting of stockholders of Delta Apparel that will not be included in Delta Apparel's proxy statement and form of proxy relating to that meeting, the proposal must be submitted to Delta Apparel at its principal executive offices no later than August 21, 2000 for the proposal to be considered timely.


                 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE


     This document, particularly the material under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Delta Apparel", contains "forward-looking statements". All statements, other than statements of historical fact, that address activities, events or developments that Delta Apparel expects or anticipates will or may occur in the future are forward-looking statements. Examples are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties and other similar information. The words "estimate", "project", "forecast", "anticipate", "expect", "intend", "believe" and similar expressions, and discussions of strategy or intentions, are intended to identify forward-looking statements.

     The forward-looking statements in this document are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that Delta Apparel believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Many of these risks and uncertainties are described under the heading "Risk Factors" and are beyond Delta Apparel's control. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

     Delta Apparel does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

                              INDEPENDENT AUDITORS


     Delta Apparel's board of directors has appointed KPMG LLP as its independent auditors to audit its financial statements for fiscal year 2000.

                             ADDITIONAL INFORMATION


     Delta Apparel has filed a Registration Statement on Form 10 with the SEC under the Securities Exchange Act of 1934 with respect to the Delta Apparel common stock.

     This document does not contain all of the information set forth in the Registration Statement and the related exhibits to which this document refers. Statements in this document as to the contents of any agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, Delta Apparel refers you to the applicable exhibit to the Registration Statement.

     You may inspect and copy the Registration Statement and the related exhibits filed by Delta Apparel with the SEC at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. You can obtain copies of that information by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may also access that material electronically through the SEC's home page on the Internet at http://www.sec.gov.

                              DELTA APPAREL COMPANY
                     INDEX TO  COMBINED FINANCIAL STATEMENTS

Financial  Statements:

Report  of  Independent  Public  Accountants                                 F-1

Combined  Balance  Sheets  as  of  July  3,  1999
and  June  27,  1998                                                         F-2

Combined  Statements  of  Operations  and  Accumulated
Divisional  Deficit  for  the  Years  ended  July  3,  1999,
June  27,  1998  and  June  28,  1997                                        F-3

Combined  Statements  of  Cash  Flows  for  the  Years
ended  July  3,  1999,  June  27,  1998  and  June  28,  1997                F-4

Notes  to  Combined  Financial  Statements                                   F-5

Condensed  Combined  Balance  Sheet  as  of
October  2,  1999  (unaudited)                                              F-17

Condensed  Combined  Statements  of  Operations  and
Accumulated  Divisional  Deficit  for  the  Three  Months
Ended  October  2,  1999  and  September  26,  1998  (unaudited)            F-18

Condensed  Combined  Statements  of  Cash  Flows  for  the
Three  Months  ended  October  2,  1999  and
September  26,  1998  (unaudited)                                           F-19

Notes  to  Unaudited  Condensed  Combined  Financial
Statements  (unaudited)                                                     F-20

                          INDEPENDENT AUDITORS' REPORT


Delta  Apparel  Company:

We have audited the accompanying combined balance sheets of Delta Apparel Company (the "Company"), as described in note 1, as of July 3, 1999 and June 27, 1998, and the related combined statements of operations and accumulated divisional deficit and cash flows for each of the years in the three-year period ended July 3, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Delta Apparel Company as of July 3, 1999 and June 27, 1998, and the results of its operations and cash flows for each of the years in the three-year period ended July 3, 1999, in conformity with generally accepted accounting principles.



Atlanta,  Georgia
August  6,  1999

                                   DELTA APPAREL COMPANY
                                  (as described in Note 1)

                                  Combined Balance Sheets
                                   (Amounts in thousands)

                                                                      JULY 3,      JUNE 27,
                      ASSETS                                           1999          1998
                                                                  --------------  ----------
Current assets:
     Cash                                                         $         402         101
     Accounts receivable, less allowances
     of $5,054 in 1999 and   $1,329 in 1998                              24,049      25,072
     Other receivables                                                      241         869
     Parent and affiliate receivables (note 8)                                9         539
     Inventories (notes 3 and 8)                                         27,034      32,289
     Prepaid expenses and other current assets                              883         327
     Income taxes receivable                                                 90           -
                                                                  --------------  ----------
       Total current assets                                              52,708      59,197

Property, plant and equipment, net (note 4)                              31,441      40,507
Other assets                                                                219         257
                                                                  --------------  ----------
                                                                  $      84,368      99,961
                                                                  ==============  ==========
       Liabilities and Divisional Deficit

Current liabilities:
     Accounts payable                                             $       5,270      11,484
     Accrued expenses (note 5)                                            5,359       4,276
     Current portion of long-term debt (note 6)                             239         239
     Due to related parties (note 8)                                    103,319      94,108
     Deferred tax liabilities (note 7)                                       58       1,853
     Income taxes payable                                                     -         108
                                                                  --------------  ----------
      Total current liabilities                                         114,245     112,068

Long-term debt (note 6)                                                     100         339
Due to related parties (note 8)                                          30,417      30,417
Deferred tax liabilities (note 7)                                         1,261         173
Other liabilities                                                           482         618
                                                                  --------------  ----------
       Total liabilities                                                146,505     143,615

Divisional deficit                                                      (62,137)    (43,654)

Commitments and contingencies (notes 9, 10 and 12)
                                                                  --------------  ----------
                                                                  $      84,368      99,961
                                                                  ==============  ==========

See accompanying notes to combined financial statements.

                                DELTA APPAREL COMPANY
                              (as described in Note 1)

       Combined Statements of Operations and Accumulated Divisional Deficit

                               (Amounts in thousands)

                                                              YEAR ENDED
                                                    -------------------------------
                                                     JULY 3,   JUNE 27,   JUNE 28,
                                                      1999       1998       1997
                                                    ---------  ---------  ---------
Net sales                                           $106,779    107,967    112,593
Cost of goods sold                                   101,125    103,867    109,334
                                                    ---------  ---------  ---------

 Gross profit                                          5,654      4,100      3,259

Selling, general and administrative expenses          10,940     12,223      8,351
Intercompany management fees (note 8)                  1,135      1,048      1,138
Provision for bad debts                                1,645        685         41
Impairment charges (note 2)                            1,415      7,459          -
Other expenses                                           221        505        132
                                                    ---------  ---------  ---------

 Operating loss                                       (9,702)   (17,820)    (6,403)
                                                    ---------  ---------  ---------

Interest (income) expense:
 Interest expense (income), net                          121       (162)      (262)
 Intercompany interest expense (note 8)                9,457      6,541      6,128
                                                    ---------  ---------  ---------
                                                       9,578      6,379      5,866
                                                    ---------  ---------  ---------
 Loss before income taxes                            (19,280)   (24,199)   (12,269)

Income tax benefit (note 7)                             (797)    (3,208)      (535)
                                                    ---------  ---------  ---------

 Net loss                                            (18,483)   (20,991)   (11,734)

Accumulated divisional deficit, beginning of year    (43,654)   (22,663)   (10,929)
                                                    ---------  ---------  ---------

Accumulated divisional deficit, end of year         $(62,137)   (43,654)   (22,663)
                                                    =========  =========  =========

See accompanying notes to combined financial statements.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                            Combined Statements of Cash Flows

                                (Amounts in thousands)

                                                                   YEAR ENDED
                                                          -------------------------------
                                                           JULY 3,   JUNE 27,   JUNE 28,
                                                            1999       1998       1997
                                                          ---------  ---------  ---------
Operating activities:
 Net loss                                                 $(18,483)   (20,991)   (11,734)
 Adjustments to reconcile net loss to net cash
      used in operating activities:
   Depreciation                                              9,208      4,312      3,672
   Amortization                                                  6        155        250
   Deferred taxes                                             (707)    (3,316)      (992)
   Impairment charges                                        1,415      7,459          -
   Provision for losses on accounts receivable               2,045        745     (1,487)
   Loss (gain) on sale of property and equipment               347         29        (22)
   Changes in operating assets and liabilities:
     Accounts receivable                                    (1,022)    (7,661)     5,874
     Inventories                                             5,255      8,409     (9,859)
     Prepaid expenses and other current assets                  72        310       (382)
     Other noncurrent assets                                    38       (253)      (304)
     Accounts payable                                       (6,214)     3,302     (3,243)
     Accrued expenses                                        1,083      1,100        (55)
     Income taxes payable                                     (198)    (1,730)     3,500
     Due to/from affiliates                                    530     (4,513)       276
     Other liabilities                                        (136)        61        100
                                                          ---------  ---------  ---------

       Net cash used in operating activities                (6,761)   (12,582)   (14,406)
                                                          ---------  ---------  ---------
Investing activities:
 Purchases of property, plant, and equipment                (3,593)    (3,658)    (2,340)
 Proceeds from sale of property, plant, and
 equipment                                                   1,683        302         47
                                                          ---------  ---------  ---------

       Net cash used in investing activities                (1,910)    (3,356)    (2,293)
                                                          ---------  ---------  ---------
Financing activities:
 Principal payments on long-term debt                         (239)      (239)      (240)
 Change in due to affiliates, net                            9,211     16,274     16,885
                                                          ---------  ---------  ---------

       Net cash provided by financing
          activities                                         8,972     16,035     16,645
                                                          ---------  ---------  ---------
       Increase (decrease) in cash                             301         97        (54)

Cash at beginning of year                                      101          4         58
                                                          ---------  ---------  ---------

Cash at end of year                                       $    402        101          4
                                                          =========  =========  =========
Supplemental cash flow information:
 Cash paid during the year for interest                   $     33         53         69
                                                          =========  =========  =========
 Noncash investing activity - transfer of plant and
     equipment from Parent Company                        $      -     18,758          -
                                                          =========  =========  =========

See accompanying notes to combined financial statements.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(1)   BASIS  OF  PRESENTATION

     The accompanying combined financial statements for the three years ended July 3, 1999 include the operations and accounts of Delta Apparel Company. Delta Apparel Company is one of two apparel divisions which operate in Duck Head Apparel Company, Inc., a Tennessee corporation. This corporation is owned by Alchem Capital Corporation ("Alchem"), a wholly owned subsidiary of Delta Woodside Industries, Inc. ("DWI" or the "Parent").

     In April 1998, Delta Mills, Inc., a wholly owned subsidiary of DWI and owner of the Rainsford Yarn Mill ("Rainsford"), transferred management and operational control of Rainsford to Delta Apparel. The accompanying combined financial statements include the operations and accounts of Rainsford from April 1998. Delta Apparel, Rainsford and the Delta Apparel division of Delta Consolidated Corporation, a wholly owned subsidiary of Alchem, which constitutes the marketing and sales operations of Delta Apparel are combined and referred to herein as the "Company". The accompanying combined financial statements have been prepared for purposes of depicting the financial position and results of operations of the Company on a historical cost basis.

     All balances and transactions among the combining entities have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.


(2)     SIGNIFICANT  ACCOUNTING  POLICIES

     (A)     DESCRIPTION  OF  BUSINESS

     The Company manufactures and sells T-shirts, fleece goods, and sportswear to distributors, screen printers, and private label accounts. The Company operates manufacturing and distribution facilities in the Southeastern United States as well as manufacturing facilities in Central America. The majority of the Company's raw materials are readily available, and thus it is not dependent on a single supplier.

     (B)     FISCAL  YEAR

     The Company's operations are based upon a fifty-two- or fifty-three-week fiscal year ending on the Saturday closest to June 30. Fiscal year 1999 consists of 53 weeks and fiscal years 1998 and 1997 each consist of 52 weeks.

     (C)     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 94% and 93% of the inventories at July 3, 1999 and June 27, 1998, respectively. The first-in, first-out method is principally used for the remainder.

     (D)     PROPERTY,  PLANT,  AND  EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation and amortization is provided for using the straight-line method over estimated useful lives of 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

     (E)     IMPAIRMENT  OF  LONG-LIVED  ASSETS

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

     During fiscal year 1999, the Company continued to operate at a loss, continued to downsize its operations and was not using certain plant assets at their full capacity. As a result of applying the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company determined that the carrying value of certain long-lived assets were impaired based upon the estimated cash flows generated by the assets and based on the Company's business plan for fiscal 2000. The Company used an estimate of market value as the basis for measurement of the asset impairment charge. Accordingly, the Company recorded an impairment charge of $1,415 for a write-down of fixed assets.

     (F)     GOODWILL

     Goodwill, which represents the excess purchase price over net assets acquired, was amortized on a straight-line basis over 40 years. Each year the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through its undiscounted estimated future operating cash flows. During fiscal year 1998, based on management's assessment of expected future cash flows and economic conditions, the Company recognized the impairment of the excess cost over assigned value of net assets acquired by charging pretax income $7,240.

     (G)     REVENUE  RECOGNITION

     Sales  are  recorded  upon  shipment.

     (H)     INCOME  TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company's operations are included in the consolidated Federal tax return of DWI. Under the consolidated tax sharing arrangement, the Company's tax receivable or payable is calculated as if the Company separately filed a Federal tax return. Any tax settlement due to or from the parent is settled when the parent receives or pays taxes to the government.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

     (I)     COTTON  PROCUREMENTS

     The Company contracts to buy cotton with future delivery dates at fixed prices in order to reduce the effects of fluctuations in the prices of cotton used in the manufacture of its products. These contracts permit settlement by delivery and are not used for trading purposes. The Company commits to fixed prices on a percentage of its cotton requirements up to eighteen months in the future. If market prices for cotton fall below the Companys committed fixed costs and it is estimated that the costs of cotton are not recoverable in future sales of finished goods, the differential is charged to income at that time.

     (J)     USE  OF  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (K)     RECENT  ACCOUNTING  PRONOUNCEMENTS

     In June 1997, SFAS 130, Reporting Comprehensive Income, was issued and was adopted by the Company as of July 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from nonowner sources. Comprehensive income approximates the net loss for all periods presented.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise with Related Information. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 31, 1997. The Company does not believe it has any reportable segments.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which was subsequently deferred by SFAS No.
137. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000. The Company will determine the applicability of SFAS No. 133 and apply it if necessary.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(3)     INVENTORIES

Inventories consist of the following:

                                 JULY 3,   JUNE 27,
                                   1999      1998
                                 --------  --------

 Raw materials                   $  2,731     4,588
 Work in process                    7,768     9,073
 Finished goods                    16,535    18,628
                                 --------  --------

                                 $ 27,034    32,289
                                 ========  ========


(4)     PROPERTY,  PLANT  AND  EQUIPMENT

     Property,  plant  and  equipment  consist  of  the  following:

                                             ESTIMATED     JULY 3,   JUNE 27,
                                            USEFUL LIFE     1999       1998
                                            -----------  ---------  ---------
 Land and land improvements                         N/A  $  1,778      1,946
 Buildings                                     20 years    12,043     14,202
 Machinery and equipment                    10-15 years    57,825     62,871
 Computers and software                         3 years     2,310      3,502
 Furniture and fixtures                         7 years       432      1,614
 Leasehold improvements                      3-10 years       733        750
 Automobiles                                    5 years        50        202
 Construction in progress                           N/A        63      2,844
                                                         ---------  ---------
                                                           75,234     87,931

 Less accumulated depreciation                            (43,793)   (47,424)
    and amortization                                     ---------  ---------

                                                         $ 31,441     40,507
                                                         =========  =========

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(5)    ACCRUED  EXPENSES

       Accrued expenses consist of the following:

                                                 JULY 3,   JUNE 27,
                                                   1999      1998
                                                 --------  --------
Accrued employee compensation and benefits       $  2,619     2,091
Taxes accrued and withheld                            699       604
Accrued insurance                                   1,016       984
Accrued advertising                                   333        45
Other                                                 692       552
                                                 --------  --------

                                                 $  5,359     4,276
                                                 ========  ========

(6)     LONG-TERM  DEBT

        Long-term  debt  consists  of  the  following:

                                                                JULY 3,   JUNE 27,
                                                                  1999      1998
                                                                --------  --------
Promissory note secured by property and a lien upon certain
real property of the Company, interest at 86.67% of the prime rate (6.93% at July 3, 1999) and 72% of the prime rate (7.4%
at June 27, 1998) payable   monthly, principal payable in
monthly installments of  $20 with final payment due December
1, 2000                                                         $    339       578

Less current installments                                            239       239
                                                                --------  --------

Long-term debt, excluding current installments                  $    100       339
                                                                ========  ========


     The  aggregate  maturities  of  long-term  debt  are  as  follows:

          FISCAL  YEAR
          ------------

          2000                  $     239
          2001                        100
                                ---------

                                $     339
                                =========

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(7)     INCOME  TAXES

     The Company's operations are included in the consolidated Federal tax return of DWI. The Federal income tax obligation or refund under the corporate tax sharing arrangement that is allocated to the Company is substantially determined as if the Company was filing a separate Federal income tax return. The Company's Federal tax liability or receivable is paid to or is received from DWI.

Federal  and  state  income  tax expense (benefit) was as follows:

                                    YEAR  ENDED
                          -------------------------------
                           JULY 3,   JUNE 27,   JUNE 28,
                            1999       1998       1997
                          ---------  ---------  ---------
  Current:
    Federal               $     --         --         --
    State                      (90)       108        457
                          ---------  ---------  ---------
      Total current            (90)       108        457

  Deferred:
    Federal                   (465)    (3,659)      (922)
    State                     (242)       343        (70)
                          ---------  ---------  ---------
      Total deferred          (707)    (3,316)      (992)
                          ---------  ---------  ---------

      Income tax benefit  $   (797)    (3,208)      (535)
                          =========  =========  =========


     A reconciliation between actual income tax benefit and the income tax benefit computed using the Federal statutory income tax rate of 35% is as follows:

                                                      YEAR  ENDED
                                            -------------------------------
                                             JULY 3,   JUNE 27,   JUNE 28,
                                              1999       1998       1997
                                            ---------  ---------  ---------
 Income tax benefit at the statutory rate   $ (6,748)    (8,470)    (4,294)
 State income tax expense (benefit) net of
     Federal income taxes                       (216)       293        105
 Valuation allowance adjustments               6,606      2,518      3,719
 Nondeductible amortization and
   other permanent differences                   (87)     2,538         --
 Other                                          (352)       (87)       (65)
                                            ---------  ---------  ---------

     Income tax benefit                     $   (797)    (3,208)      (535)
                                            =========  =========  =========

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

Significant components of the Company's deferred tax assets and liabilities computed under the corporate tax sharing arrangement are as follows:

                                       JULY 3,   JUNE 27,
                                        1999       1998
                                      ---------  ---------
  Deferred tax assets:
    Net operating loss carryforward   $ 15,619     13,924
    Investment tax credit                  617        617
    Currently nondeductible accruals     1,754        965
    Other                                  203         --
                                      ---------  ---------
      Gross deferred tax assets         18,193     15,506

  Less valuation allowance             (15,711)    (9,105)
                                      ---------  ---------
      Net deferred tax assets            2,482      6,401
                                      ---------  ---------

  Deferred tax liabilities:
    Depreciation                         3,801      6,224
    Inventories                             --      1,497
    Other                                   --        706
                                      ---------  ---------
      Deferred tax liabilities           3,801      8,427
                                      ---------  ---------

      Net deferred tax liability      $ (1,319)    (2,026)
                                      =========  =========

     The valuation allowance for deferred tax assets as of July 3, 1999 and June 27, 1998 was $15,711 and $9,105, respectively. The net change in the total valuation allowance for the years ended July 3, 1999 and June 27, 1998 was an increase of $6,606 and $2,518, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets would be realized if the Company were filing a separate Federal income tax return. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at July 3, 1999. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     As of July 3, 1999, the Company had regular tax loss carryforwards of approximately $32 million and $7.9 million in loss carryforwards subject to limitations, for Federal purposes as calculated under the corporate tax sharing arrangement. The Company also has state net operating loss carryforwards of approximately $28 million calculated under the corporate tax sharing arrangement. These carryforwards expire at various intervals through 2013. If the Company leaves its current consolidated group, these carryovers may not be available for future use.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(8)     AFFILIATED  PARTY  TRANSACTIONS

        Due  to  (from)  related  parties  consists  of  the  following:

                                                               JULY 3,   JUNE 27,
                                                                1999       1998
                                                              ---------  ---------
Delta Woodside Industries, Inc., including Delta Mills, Inc.  $133,789    124,104
Stevcoknit Fabrics, a division of Delta Mills, Inc.                 --        (83)
Duck Head Apparel Company                                          (85)       (35)
Delta Mills Marketing, a division of Delta Mills, Inc.              23         --
                                                              ---------  ---------

                                                              $133,727    123,986
                                                              =========  =========

     The Company purchased yarn from Rainsford totaling $3,087 and $2,489 in fiscal 1998 and 1997, respectively. In addition, the Company had sales to Duck Head Apparel Company of $465, $156, and $403 in fiscal 1999, 1998, and 1997, respectively.

     The Company participates in a cash management system maintained by DWI. Under this system, excess cash is forwarded to DWI each day, reducing the due to parent. Likewise, cash requirements are funded daily by DWI, increasing the due to parent. Interest is charged on loan payable to DWI balances based on the weighted-average cost of DWI's borrowings. In addition, the Company incurs management fees from DWI for various corporate services including management, treasury, computer, benefits, payroll, auditing, accounting and tax services. For these services, DWI charges actual cost based on relative usage and other factors which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     For fiscal 1998, the balance with DWI is primarily due to a $60 million note due DWI plus accrued interest of $7.2 million.

     In May 1998, DWI obtained a $30 million revolving credit facility (subject to borrowing base limitations) which is due in December 1999. This credit facility is backed by certain accounts receivable and inventory, as defined in the credit agreement, of the Company and another division of DWI.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

(9)     LEASES

     The Company has several noncancelable operating leases relating to buildings, office equipment, machinery and equipment, and computer systems.

     Future minimum lease payments under noncancelable operating leases as of July 3, 1999 were as follows:

        FISCAL  YEAR
        ------------

        2000                    $  1,102
        2001                         286
        2002                          22
        2003                          10
        2004                           6
                                --------
                                $  1,426
                                ========

     Rent expense for all operating leases was approximately $1,410, $1,806, and $904 for fiscal years 1999, 1998, and 1997, respectively.

(10)     EMPLOYEE  BENEFIT  PLANS

     The Company participates in the Delta Woodside Industries, Inc. Retirement and 401(k) Plans. On September 27, 1997, the Delta Woodside Industries Employee Retirement Plan ("Retirement Plan") merged into the Delta Woodside Employee Savings and Investment Plan ("401(k) Plan"). In the 401(k) Plan, employees may elect to convert DWI stock to other funds, but may not increase the amount of DWI stock in their account. Each participant has the right to direct the trustee as to the manner in which DWI shares held are to be voted. The Retirement Plan qualified as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. The Company contributed approximately $132, $71, and $85 to the 401(k) Plan during fiscal 1999, 1998, and 1997, respectively. The Company contributed approximately $90, $155, and $155 to the Retirement Plan and /or 401(k) Plan during fiscal 1999, 1998, and 1997, respectively.

     The Company also participates in a 501(c)(9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Company and makes disbursements for health claims and other qualified benefits.

                                 DELTA APPAREL COMPANY
                               (as described in Note 1)

                             Three Years ended July 3, 1999

                                 (Amounts in thousands)

The Company participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributed after retirement, disability or employment termination. As of July 3, 1999 and June 27, 1998, the Company's liability was approximately $481 and $465, respectively. The Company contributed approximately $6, $10, and $8 to the Deferred Compensation Plan during fiscal 1999, 1998, and 1997, respectively.

     The Company also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Under both Plans, the Company recognized expense of approximately $521, $166, and $164 for fiscal years 1999, 1998, and 1997, respectively.

(11)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The Company uses financial instruments in the normal course of its business. The carrying values approximate fair values for financial instruments that are short-term in nature, such as cash, accounts receivable, accounts payable and accrued expenses. The Company estimates that the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities.


(12)     COMMITMENTS  AND  CONTINGENCIES

     (A)     LITIGATION

     The Company is a defendant in a legal action involving a product liability claim. The Company believes that, as a result of legal defenses, insurance arrangements, and indemnification provisions with parties believed to be financially capable, this action should not have a material effect on its operations or financial condition.

     (B)     POSTRETIREMENT  BENEFITS

     The Company provides postretirement life insurance benefits for certain retired employees. The Plan is noncontributory and is unfunded. Expenses are paid from the general assets of the Company. All the employees in the Plan are fully vested.

     The Company has applied the transition provisions of SFAS 106 Employers Accounting for Postretirement Benefits Other Than Pensions and accordingly is recognizing the transition obligation on a straight-line basis over the average remaining life expectancy of the Plan participants, which is 12 years.

     The postretirement liability recognized on the balance sheet was $1,200 and $446 for fiscal years 1999 and 1998, respectively. This was determined based on the total liability due the participants of approximately $2,200 less claims paid to date using a discount rate of 6.8%. In 1999, based upon an actuarial determination, the present value of the remaining obligation was determined to be $1,200 therefore the Company chose to accelerate the recognition of the liability. The remaining liability will be recognized through fiscal 2003.

                              DELTA APPAREL COMPANY
                            (as described in Note 1)

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (C)     COTTON  PROCUREMENTS

     The Company has entered into agreements, and has fixed prices, to purchase cotton for use in its manufacturing operations. At July 3, 1999, minimum payments under these contracts with non-cancelable contract terms were $14,800.

(13)     QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)

     Presented below is a summary of the unaudited combined quarterly financial information for the years ended July 3, 1999 and June 27, 1998:

                                    1999  QUARTER  ENDED
                        -------------------------------------------------
                         SEPTEMBER 28   DECEMBER 28   MARCH 29   JUNE 28
                        --------------  ------------  ---------  --------
Net sales               $      25,131        17,950     20,598    43,100
Gross profit                    4,076         1,180       (695)    1,093
Operating loss                    667        (1,290)    (3,362)   (5,717)
Net loss                         (734)       (2,130)    (3,582)  (12,037)


                                     1998 QUARTER ENDED
                        --------------------------------------------------
                         SEPTEMBER 27  DECEMBER 27     MARCH 28    JUNE 27
                        -------------  ------------   ----------  --------
Net sales               $      26,550        21,939     25,524    33,954
Gross profit                     (647)         (316)     2,624     2,439
Operating loss                 (3,770)       (3,631)    (8,322)   (2,097)
Net loss                       (3,458)       (2,871)    (6,512)   (8,150)

During the fourth quarter of fiscal year 1999, the Company recognized an impairment loss of $1,415 on certain property and equipment that was written down to estimated net realizable value.

     During the third quarter of fiscal year 1998, the Company recognized impairment of the excess cost over assigned value of net assets acquired by charging pretax income for $7,459.

                      DELTA  APPAREL  COMPANY

               Condensed  Combined  Balance  Sheet
                     (Amounts  in  thousands)
                           (unaudited)


                                               OCTOBER 2, 1999
                                              -----------------
ASSETS
Current Assets:
 Cash                                         $            102
   Accounts and other receivables, net                  16,268
   Inventories                                          25,716
   Prepaid expenses and other current assets               959
 Income taxes receivable                                   208
                                              -----------------
     Total current assets                               43,253

Property, plant and equipment, net                      29,880
Other assets                                               197
                                              -----------------
                                              $         73,330
                                              =================

LIABILITIES AND DIVISIONAL DEFICIT
Current Liabilities:
 Current installments on long-term debt       $            239
 Accounts payable and accrued liabilities               13,214
 Due to affiliates                                      89,890
 Deferred tax liabilities                                  516
                                              -----------------
     Total current liabilities                         103,589

Long-term debt                                          30,457
Deferred tax liabilities                                 1,112
Other long-term liabilities                                498
                                              -----------------
     Total liabilities                                 135,926

Divisional deficit                                     (62,596)
                                              -----------------
                                              $         73,330
                                              =================

See  accompanying  notes  to  condensed  combined  financial  statements.

                         DELTA  APPAREL  COMPANY

Condensed  Combined  Statements of Operations and Accumulated Divisional Deficit
                         (Amounts  in  thousands)
                                (unudited)

                                                     FOR THE THREE MONTHS ENDED
                                                      OCTOBER 2, SEPTEMBER 26,
                                                        1999         1998
                                                      ---------  -------------
Net sales                                             $ 28,659         25,131
Cost of goods sold                                      24,966         21,028
                                                      ---------  -------------
   Gross profit                                          3,693          4,103

Selling, general and administrative expenses             1,905          3,334
Other expenses                                              11             86
                                                      ---------  -------------
   Operating income                                      1,777            683
                                                      ---------  -------------

Interest expense, net                                    2,213          2,194
                                                      ---------  -------------

   Loss before taxes                                      (436)        (1,511)

Income tax expense (benefit)                                23            (63)
                                                      ---------  -------------

   Net loss                                               (459)        (1,448)

Accumulated divisional deficit, beginning of period    (62,137)       (43,654)
                                                      ---------  -------------

Accumulated divisional deficit, end of period         $(62,596)       (45,102)
                                                      =========  =============

     See  accompanying  notes  to  condensed  combined  financial  statements.

                                         DELTA  APPAREL  COMPANY

                           Condensed  Combined  Statements  of  Cash  Flows
                                         (Amounts  in  thousands)
                                                (unaudited)

                                                                                     FOR THE THREE MONTHS ENDED
                                                                                      ------------------------
                                                                                     OCTOBER 2,  SEPTEMBER 26,
                                                                                        1999         1998
                                                                                      ---------  -------------
Operating activities:
 Net loss                                                                             $   (459)        (1,448)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation                                                                          1,639          1,659
   Deferred taxes                                                                          189             --
   Loss (gain) on sale of property and equipment                                            (1)         1,022
   Changes in operating assets and liabilities
     Accounts receivable                                                                 8,031          5,080
     Inventories                                                                         1,318         (3,306)
     Prepaid expenses and other current assets                                             (76)        (1,047)
     Other noncurrent assets                                                                22            (51)
     Accounts payable and accrued expenses                                               2,587         (4,105)
 Income taxes payable                                                                       --           (110)
                                                                                      ---------  -------------
       Net cash provided by (used in) operating activities                              13,250         (2,306)
                                                                                      ---------  -------------

Investing activities:
 Purchases of property, plant and equipment                                               (127)        (1,446)
 Assets held for sale                                                                       48            ---
 Proceeds from sale of property, plant and equipment                                         2            ---
                                                                                      ---------  -------------
   Net cash used in investing activities                                                   (77)        (1,446)
                                                                                      ---------  -------------

Financing activities:
 Principal payment on long-term debt                                                       (60)           (60)
 Other long-term liabilities                                                                16          2,388
 Change in due to related parties, net                                                 (13,429)         1,399
                                                                                      ---------  -------------
   Net cash provided by (used in) financing activities                                 (13,473)         3,727
                                                                                      ---------  -------------

 Decrease in cash                                                                         (300)           (25)

 Cash at beginning of period                                                               402            101
                                                                                      ---------  -------------

 Cash at end of period                                                                $    102             76
                                                                                      =========  =============

Supplemental cash flow information:
 Cash paid during the period for interest                                             $      6             11
                                                                                      =========  =============

See accompanying notes to condensed combined financial statements.

                              DELTA APPAREL COMPANY
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Amounts in thousands)

NOTE  1  -  BASIS  OF  PRESENTATION

The accompanying unaudited condensed combined financial statements for the three months ended October 2, 1999 and September 26, 1998, respectively, include the operations and accounts of Delta Apparel Company, a division of Duck Head Apparel Company, Inc., a Tennessee Corporation and Rainsford Yarn Mill, a division of Delta Mills, Inc. Duck Head Apparel, Inc. and Delta Mills, Inc. are wholly owned subsidiaries of DWI. These condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim condensed combined financial statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position of the Company at October 2, 1999, and the results of its operations and its cash flows for the three months ended October 2, 1999 and September 26, 1998, respectively. The results for the three months ended October 2, 1999 are not necessarily indicative of the expected results for the full year or any future period. The unaudited condensed combined financial statements included herein should be read in conjunction with the combined financial statements and notes thereto included in this filing.

NOTE  2  -  INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 92% of the inventories at October 2, 1999.

Inventories  consist  of  the  following:

                              OCTOBER 2,
                                 1999
                                ------
Raw  materials                   2,247
Work  in  process                9,358
Finished  goods                 14,111
                                ------
                                25,716
                                ======

NOTE  3-  COTTON  PROCUREMENTS

Delta Apparel has entered into agreements, and has fixed prices, to purchase cotton for use in its manufacturing operations. At October 2, 1999 minimum payments under these contracts with non-cancelable contract terms were $12.4 million.